As filed with the Securities and Exchange Commission on December 10, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Franklin Financial Corporation

(Exact name of registrant as specified in its charter)

Virginia	6035	27-4132729
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4501 Cox Road

Glen Allen, Virginia 23060

(804) 967-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard T. Wheeler, Jr.

Chairman, President and Chief Executive Officer

Franklin Financial Corporation

4501 Cox Road

Glen Allen, Virginia 23060

(804) 967-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul M. Aguggia, Esq. Christina M. Gattuso, Esq.	Richard Schaberg, Esq.
Kilpatrick Stockton LLP	Hogan Lovells LLP
607 14th Street, NW, Suite 900	555 13th Street, NW
Washington, DC 20005	Washington, DC 20004
(202) 508-5800	(202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum Aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value	14,302,838 shares(1)	$10.00	$143,028,380	$10,198.00

(1)	Includes shares of common stock to be issued to The Franklin Federal Foundation, a private foundation.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Regulation 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBSCRIPTION AND COMMUNITY OFFERING

PROSPECTUS

[LOGO]

Franklin Financial Corporation

(Proposed Holding Company for Franklin Federal Savings Bank)

Up to 12,075,000 Shares of Common Stock

Franklin Financial Corporation is offering shares of its common stock for sale in connection with the conversion of Franklin Financial Corporation MHC from the mutual to the stock form of ownership. After the offering, Franklin Financial Corporation will be the holding company for Franklin Federal Savings Bank through its ownership of 100% of Franklin Federal’s outstanding common stock. We have received conditional approval to list our common stock on the Nasdaq Global Market under the symbol “FRNK.”

If you are or were a depositor or borrower of Franklin Federal:

•	You may have priority rights to purchase shares of common stock.

If you are not or were not a depositor or borrower of Franklin Federal, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 12,075,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 8,925,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines that our pro forma market value has increased, we may sell up to 13,886,250 shares without giving you further notice or the opportunity to change or cancel your order. If our pro forma market value at the end of the stock offering period is either below $91.9 million or above $143.0 million, then, after consulting with the Office of Thrift Supervision, we may: (i) terminate the stock offering and promptly return all funds, with interest; (ii) set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their stock purchase orders; or (iii) take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

The subscription and community offering is expected to close at     :     p.m., Eastern time, on [DATE 1]. We may extend this closing date without notice to you until [DATE 2], unless the Office of Thrift Supervision approves a later date, which will not be beyond [DATE 3]. We also may offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated offering through a syndicate of selected dealers. Sandler O’Neill + Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale.

All shares offered for sale are offered at a price of $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [DATE 2]. If the offering is extended beyond [DATE 2], subscribers will have the right to modify or rescind their purchase orders. Funds received before the completion of the offering will be maintained in a segregated account at Franklin Federal. All subscriptions received will bear interest at Franklin Federal’s minimum money market passbook savings rate, which is currently     % per annum. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, or if we extend the offering beyond [DATE 2], we will notify you and will promptly return your funds with interest if you do not respond to the notice.

We expect our directors and executive officers, together with their associates, to subscribe for 418,000 shares, which equals 4.7% of the shares offered for sale at the minimum of the offering range. We also intend to contribute an amount equal to 4% of the gross offering proceeds, 75% of which will be funded with Franklin Financial Corporation common stock and 25% of which will be funded with cash, to The Franklin Federal Foundation, a charitable foundation that was formed by Franklin Federal in 2000.

The Office of Thrift Supervision conditionally approved our plan of conversion on                     , 2011. However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page     .

OFFERING SUMMARY Price Per Share: $10.00
	Minimum	Maximum	Maximum, as Adjusted
Number of shares	8,925,000	12,075,000	13,886,250
Gross offering proceeds	$89,250,000	$120,750,000	$138,862,500
Estimated offering expenses, excluding selling agent fees and expenses	$1,480,000	$1,480,000	$1,480,000
Estimated selling agent fees and expenses(1)	$583,656	$800,439	$925,089
Estimated net proceeds	$87,186,344	$118,469,561	$136,457,411
Estimated net proceeds per share	$9.77	$9.81	$9.83

(1)	Excludes fees payable if a syndicated offering is held. For a discussion of the compensation of Sandler O’Neill + Partners, L.P., see “The Conversion and Stock Offering— Marketing Arrangements.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the stock information center at (            )             -            .

SANDLER O’NEILL + PARTNERS, L.P.

The date of this prospectus is                     , 2011

[Map of Virginia showing office locations of Franklin Federal]

i

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully.

The Companies

Franklin Financial Corporation

Franklin Federal Savings Bank

4501 Cox Road

Glen Allen, Virginia 23060

(804) 967-7000

Franklin Financial Corporation. This offering is made by Franklin Financial Corporation, a Virginia corporation incorporated in December 2010 by Franklin Federal to be its holding company upon completion of the conversion. Currently, Franklin Financial Corporation has no assets. Following the conversion, Franklin Financial Corporation will own all of Franklin Federal’s capital stock and will direct, plan and coordinate Franklin Federal’s business activities. In addition, Franklin Financial Corporation will manage the $22.8 million investment securities portfolio and other assets, including $5.3 million in bank-owned life insurance, received from Franklin Financial Corporation MHC and the proceeds retained by it in connection with the conversion. In the future, Franklin Financial Corporation might also acquire other financial institutions or financial services companies or organize other operating subsidiaries, although it currently has no specific plans or agreements to do so.

Franklin Federal Savings Bank. Franklin Federal Savings Bank operates as a community-oriented financial institution, with eight branches in its primary market area, which encompasses the City of Richmond and Henrico, Hanover and Chesterfield Counties in Virginia and the surrounding areas. Franklin Federal is a wholly-owned subsidiary of FFC, Inc., a mid-tier stock holding company that is wholly-owned by Franklin Financial Corporation MHC, a mutual holding company. Franklin Federal offers deposit products and provides one-to four- family residential loans, nonresidential real estate loans, multi-family loans, construction loans and land and land development loans. Since 2004, we have emphasized nonresidential real estate, multi-family real estate, construction and land and land development loans and have grown these portfolios to $362.4 million, or 73.4% of total loans at September 30, 2010. At September 30, 2010, Franklin Financial Corporation MHC had total assets of $971.1 million, total deposits of $647.1 million and total net worth of $126.8 million on a consolidated basis.

Our Organizational Structure

In 2001, Franklin Federal’s mutual predecessor reorganized into the mutual holding company form of organization by forming Franklin Financial Corporation MHC, a mutual holding company that has no stockholders and is controlled by its members. Franklin Financial Corporation MHC owns 100% of the outstanding shares of common stock of FFC, Inc., a federal corporation that was formed in December 2010 to facilitate the conversion. FFC, Inc. owns 100% of the outstanding shares of common stock of Franklin Federal.

Pursuant to the terms of Franklin Financial Corporation MHC’s plan of conversion and reorganization, Franklin Financial Corporation MHC will convert from the mutual holding company form of organization to the stock holding company form of organization. Upon the completion of the conversion, Franklin Financial Corporation MHC and FFC, Inc. will cease to exist, and Franklin Federal will become a wholly-owned subsidiary of Franklin Financial Corporation.

Our Operating Strategy (page         )

Our mission is to operate and grow a profitable community-oriented financial institution. The following are the key elements of our business strategy:

•	Growth and diversification, preferably through acquisitions;

•	Improvement of our asset quality;

•	Continued focus on our commercial real estate lending activities;

•	Continued origination of owner-occupied, one- to four-family residential real estate loans primarily for sale in the secondary market; and

•	Expansion of our deposit and loan product offerings.

The Conversion

Description of the Conversion

Currently, we are in the mutual holding company form of organization with no public stockholders. Our depositors and eligible borrowers are members of Franklin Financial Corporation MHC and, as such, currently have the right to vote on certain matters such as the election of directors and this conversion. In the current structure, Franklin Financial Corporation MHC is our federally chartered mutual holding company parent, which owns 100% of the outstanding common stock of FFC, Inc., our mid-tier holding company.

The following diagram depicts our current corporate structure:

The conversion process that we are undertaking involves a change from our mutual holding company form of organization to the public stock holding company form of organization that will result in all of Franklin Federal’s capital stock being owned by Franklin Financial Corporation. After the conversion, Franklin Financial Corporation MHC will cease to exist and depositors and borrowers of Franklin Federal will no longer have any voting or membership rights. FFC, Inc. will also cease to exist in connection with the conversion. Voting rights in Franklin Financial Corporation will belong to its stockholders, including our employee stock ownership plan and our charitable foundation. For more information on the charitable foundation and the employee stock ownership plan, see “Summary—We Will Contribute Shares to The Franklin Federal Foundation” and “Summary—Benefits of the Offering to Management—Employee Stock Ownership Plan.” We are conducting the conversion under the terms of our plan of conversion and the rules and regulations of the Office of Thrift Supervision. The Office of Thrift Supervision has conditionally approved the plan of conversion, and the rules and regulations of the OTS including a condition that it be approved by our members. We have called a special meeting of members for                     , 2011 to vote on the plan of conversion.

The following diagram depicts our corporate structure after the conversion and offering, including the percentage of shares of common stock that will be owned by public stockholders upon completion of the conversion and the offering:

The Offering

Purchase Price

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

We are offering for sale between 8,925,000 and 12,075,000 shares of Franklin Financial Corporation common stock in this offering. With regulatory approval, we may increase the number of shares to be sold to 13,886,250 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range (page         )

We decided to offer between 8,925,000 and 12,075,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial estimates that as of November 26, 2010, our pro forma market value was between $91.9 million and $124.4 million, with a midpoint of $108.2 million, inclusive of shares to be issued to the charitable foundation.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our consolidated financial statements. RP Financial also considered the following factors, among others:

•	our historical and projected operating results and financial condition and the economic and demographic characteristics of our primary market area;

•	a comparative evaluation of the operating and financial statistics of Franklin Financial Corporation MHC with those of other similarly situated, publicly traded companies;

•	the effect of the capital raised in this offering on our stockholders’ equity and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•

our intention to contribute to The Franklin Federal Foundation an amount equal to 4% of the gross offering proceeds, 75% of which will be funded with shares of Franklin Financial Corporation’s common stock and 25% of which will be funded with cash.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price per share to the issuer’s earnings per share for the past 12 months. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and for us utilized by RP Financial in its appraisal. These ratios are based on book value and tangible book value as of September 30, 2010 and the latest date for which complete financial data is publicly available for the peer group.

	Price to Earnings Multiple		Price to Book Value	Price to Tangible Book Value
Franklin Financial Corporation (pro forma):
Minimum	N/M		45.2%	45.2%
Midpoint	N/M		49.8	49.8
Maximum	N/M		53.9	53.9
Maximum, as adjusted	N/M		58.0	58.0

Peer group companies as of November 26, 2010:
Average	20.2	x	63.3%	69.8
Median	18.6	x	63.4%	71.6

N/M—Not meaningful.

We reported negative earnings for the most recent twelve month period ended September 30, 2010. Thus, comparisons to peer group ratios related to earnings are not meaningful. Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a discount of 15.0% to the peer group on a price-to-book basis and a discount of 22.8% on a price-to-tangible book basis. This means that, at the maximum of the offering rate, a share of our common stock would be less expensive than the peer group on a book value and tangible book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Possible Change in Offering Range (page         )

RP Financial will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 13,886,250 shares without further notice to you. If our pro forma market value at the end of the stock offering period is either below $89.3 million or above $138.9 million, then, after consulting with the Office of Thrift Supervision, we may: (i) terminate the stock offering and promptly return all funds, with interest; (ii) set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Franklin Financial Corporation’s common stock; or (iii) take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

We must sell a minimum of 8,925,000 shares to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds, with interest at our current minimum money market passbook savings rate, which is ___% per annum.

After-Market Performance of Mutual-to-Stock Conversions

The appraisal prepared by RP Financial includes examples of after-market stock price performance for standard mutual-to-stock conversion offerings (i.e., excluding “second step” conversions by publicly traded mutual holding companies) completed during the three-month period ended November 26, 2010. The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2010 and November 26, 2010. These companies did not constitute the group of ten comparable public companies utilized in RP Financial’s valuation analysis.

			Percentage Change From Initial Offering Price
Issuer (Symbol/Market)	Date of IPO	Offering Size	After 1 Day	After 1 Week	After 1 Month	Through November 26, 2010
		($ in Millions)%		%	%	%
SP Bancorp, Inc. (SPBC) (NASDAQ)		17.3	(6.0)	(6.6)	NA	(9.5)
Standard Financial Corp. (STND) (NASDAQ)		33.6	19.0	18.9	29.5	35.6
Madison Bancorp, Inc. (MDSN) (OTC)		6.1	25.0	25.0	25.0	5.0
Century Next Financial Corp. (CTUY) (OTC)		10.6	25.0	15.0	10.0	11.5
Peoples Federal Bancshares, Inc. (PEOP) (NASDAQ)		66.1	4.0	6.9	4.2	19.4
Fairmount Bancorp, Inc. (FMTB) (OTC)		4.4	10.0	20.0	10.0	25.0
Harvard Illinois Bancorp, Inc. (HARI) (OTC)		7.9	0.0	0.0	(1.0)	(40.6)
OAB Financial Services, Inc. (OBAF) (NASDAQ)		46.3	3.9	1.1	3.0	24.5
OmniAmerican Bancorp, Inc. (OABC) (NASDAQ)		119.0	18.5	13.2	9.9	24.1
Verssailles Financial Corp. (VERF) (OTC)		4.3	0.0	0.0	0.0	0.0
Athens Bancshares, Inc. (AFCB) (NASDAQ)		26.8	16.0	13.9	10.6	12.5
All Transactions:
Average		31.1	10.5	9.8	10.1	9.8
Median		17.3	10.0	13.2	10.0	12.5

This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance with respect to a limited number of companies that have only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price appreciation or depreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering and its ability to successfully deploy those proceeds through originating loans and making other investments; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s primary market area. The companies listed in the table above may not be similar to Franklin Financial Corporation, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Franklin Financial Corporation’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. We cannot assure you that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual to stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors.”

Conditions to Completing the Conversion and Offering

We are conducting the conversion and offering under the terms of our plan of conversion. We cannot complete the conversion and offering unless:

•	we sell at least the minimum number of shares offered;

•	we receive the final approval of the Office of Thrift Supervision to complete the offering; and

•	our members approve the plan of conversion.

Reasons for the Conversion and Offering (page         )

Our primary reasons for the conversion and offering are to:

•

Increase our capital to support future lending and operational growth, including growth through acquisitions. While Franklin Federal currently exceeds all regulatory capital requirements, the proceeds from the sale of common stock will increase our capital, which will support growth and diversification organically and through the acquisition of other financial institutions or financial services companies. Our board of directors considered current market conditions and the amount of capital needed for such growth and diversification in deciding to conduct the conversion and offering at this time.

•

Create a form of organization which allows us to raise additional capital in the future, as needed, and to participate in the expected consolidation of the commercial banking industry through acquisitions. The stock holding company structure will give us greater flexibility to access the capital markets through possible future equity and debt offerings and to conduct acquisition transactions. Our current mutual holding company structure limits our ability to raise capital or issue stock in an acquisition transaction. Currently, however, we have no specific plans, agreements or understandings regarding any additional securities offerings or acquisitions.

•

Reduce our regulatory risk and uncertainty. As a mutual holding company, we are currently regulated by the Office of Thrift Supervision. Recently enacted financial regulatory reforms will result in changes to our primary bank regulator and holding company regulator and are expected to result in changes in regulations applicable to us, including, but not limited to, capital requirements and conversion to stock form. Such legislation will also likely increase the pace of consolidation in the financial services industry. While it is impossible to predict at this time how some of these changes will affect us, our board of directors believes that the reorganization will eliminate some of the uncertainties associated with the recently enacted legislation and better position us to meet all future regulatory requirements that may be imposed as a result of the legislation.

We Will Issue Shares to The Franklin Federal Foundation (page         )

To continue our long-standing commitment to our local communities, we intend to make a contribution to our existing charitable foundation, The Franklin Federal Foundation, as part of the conversion. Subject to separate approval by at least a majority of votes eligible to be cast by members of Franklin Financial Corporation MHC, the charitable foundation will be funded with a contribution in an amount equal to 4% of the gross offering proceeds, 75% of which will be funded with newly issued shares of Franklin Financial Corporation common stock and 25% of which will be funded with cash. At the maximum of the offering range, this contribution to the charitable foundation would reduce net earnings by approximately $3.0 million, after tax, in the year in which the contribution is made to the charitable foundation, which is expected to be fiscal 2011. The charitable foundation will make grants and donations to non-profit and community groups and projects located within our market areas. The amount of common stock that we are offering for sale would be greater if the conversion were to be completed without the contribution to the charitable foundation. For a further discussion of the financial impact of the contribution to the charitable foundation, see Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Offering to Management (page         )

Employee Stock Ownership Plan. We have adopted an employee stock ownership plan that will purchase 8% of the sum of the shares sold in the offering and contributed to the charitable foundation. The employee stock ownership plan’s purchase will be funded by a 20-year loan from Franklin Financial Corporation. As the loan is repaid and shares are released from collateral, the plan will allocate shares to the accounts of participating employees. Participants will receive allocations based on their individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. The purchase of common stock by the employee stock ownership plan in the offering will comply with all applicable Office of Thrift Supervision regulations. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

Future Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after completion of the conversion. If we implement the plan within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast by our stockholders. If we implement the plan more than one year after the conversion, it must be approved by a majority of the total votes cast. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. We will award shares of restricted stock at no cost to the recipient. We will grant stock options at an exercise price at least equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. Under this plan, we may grant stock options in an amount up to 10% of the sum of the shares sold in the offering and contributed to the charitable foundation, and we may grant awards of restricted stock in an amount up to 4% of the sum of the shares sold in the offering and contributed to the charitable foundation. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations.

The following table represents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. The value of the grants will depend on the actual trading price of our common stock at the time of grant.

	Value of
Share Price	367,710 Shares Awarded at Minimum of Range	432,600 Shares Awarded at Midpoint of Range	497,490 Shares Awarded at Maximum of Range	572,114 Shares Awarded at 15% Above Maximum of Range
	(In thousands, except per share amounts)
$8.00	$2,942	$3,461	$3,980	$4,577
10.00	3,677	4,326	4,975	5,721
12.00	4,413	5,191	5,970	6,865
14.00	5,148	6,056	6,965	8,010

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Financial gains can be realized on a stock option only if the market price of the common stock increases above the exercise price at which the option is granted.

		Value of
Exercise Price	Option Value	919,275 Options Granted at Minimum of Range	1,081,500 Options Granted at Midpoint of Range	1,243,725 Options at Maximum of Range	1,430,284 Options Granted at 15% Above Maximum of Range
		(In thousands, except per share amounts)
$8.00	$2.62	$2,412	$2,838	$3,264	$3,753
10.00	3.28	3,015	3,547	4,079	4,691
12.00	3.94	3,618	4,257	4,895	5,630
14.00	4.59	4,221	4,966	5,711	6,568

The following table summarizes at the maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan. At the maximum of the offering range and upon completion of the offering, we would sell 12,075,000 shares and have 12,437,250 shares outstanding after accounting for the 362,250 shares of common stock to be contributed to the charitable foundation. The number of shares reflected for the benefit plans in the table below assumes that Franklin Federal’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased
	At Maximum of Offering Range	As a % of Common Stock Sold at Maximum of Offering Range	As a % of Common Stock Outstanding	Total Estimated Value
Employee stock ownership plan (1)	994,980	8.2%	8.0%	$9,949,800
Restricted stock awards (1)	497,490	4.1	4.0	4,974,900
Stock options (2)	1,243,725	10.3	10.0	4,079,418

Total	2,736,195	22.7	22.0	19,004,118

(1)	Assumes the value of Franklin Financial Corporation common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $3.28, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Employment Agreements. Franklin Financial Corporation and Franklin Federal intend to enter into three-year employment agreements with Richard T. Wheeler, Jr., our Chairman, President and Chief Executive Officer; Donald F. Marker, Treasurer and Corporate Secretary of Franklin Financial Corporation and Executive Vice President, Chief Financial Officer and Secretary/Treasurer of Franklin Federal; Steven R. Lohr, Vice President of Franklin Financial Corporation and Executive Vice President of Franklin Federal; and Barry R. Shenton, Vice President of Franklin Financial Corporation and Executive Vice President of Franklin Federal. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Franklin Financial Corporation occurred and we terminated all of the officers with employment agreements, the total payments due under the employment agreements would be approximately $2.2 million.

The Offering Will Not Be Taxable to Persons Receiving or Exercising Subscription Rights (page _____)

As a general matter, the offering will not be a taxable transaction for purposes of federal income taxes to persons who receive or exercise subscription rights. We have received an opinion from our special counsel, Kilpatrick Stockton LLP, that, for federal income tax purposes:

•	it is more likely than not that the members of Franklin Financial Corporation MHC will not realize any income upon the issuance or exercise of the subscription rights;

•

it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

•	the holding period for shares of common stock purchased in the community offering or syndicated offering will begin on the day after the date of completion of the offering.

Persons Who Can Order Stock in the Offering (page         )

Note: Subscription rights are not transferable and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

We have granted rights to subscribe for shares of Franklin Financial Corporation common stock in a subscription offering to the following persons in the following order of priority:

1	Persons with $50 or more on deposit at Franklin Federal as of the close of business on September 30, 2009.

2.	Our employee stock ownership plan, which will provide retirement benefits to our employees.

3.	Persons (other than our directors and officers) with $50 or more on deposit at Franklin Federal as of the close of business on December 31, 2010.

4.	Franklin Federal’s depositors as of the close of business on [VOTING RECORD DATE] who were not able to subscribe for shares under categories 1 or 3 and borrowers of Franklin Federal as of October 15, 1997 whose loans continue to be outstanding at [VOTING RECORD DATE].

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. If we increase the number of shares to be sold above 12,075,000, the employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We intend to offer shares not sold in the subscription offering to the general public in a community offering. People and trusts for the benefit of people who are residents of Chesterfield, Hanover and Henrico Counties and the City of Richmond in Virginia will be given a preference to purchase shares in the community offering. We may, in our sole discretion, reject orders received in the community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order. The community offering will commence concurrently with the subscription offering and may terminate at any time without notice until [DATE 2], unless the Office of Thrift Supervision approves a later date, which will not be beyond [DATE 3].

Shares not sold in the subscription offering or the community offering may be offered for sale in a syndicated offering, which would be an offering to the general public on a best efforts basis managed by Sandler O’Neill + Partners, L.P. Any syndicated offering may terminate at any time without notice but not later than

[DATE 2], unless the Office of Thrift Supervision approves a later date, which will not be beyond [DATE 3]. As in the case of the community offering, we may, in our sole discretion, reject orders received in the syndicated offering either in whole or in part.

Deadline for Ordering Stock (page         )

The subscription offering will end at     :     p.m., Eastern time, on [DATE 1]. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if the Office of Thrift Supervision approves a later date. No single extension may be for more than 90 days. If we extend the offering beyond [DATE 2], or if we intend to sell fewer than 8,925,000 shares or more than 13,886,250 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to such a notice, we will return your funds promptly with interest at our maximum money market passbook rate and without deduction.

Purchase Limitations (page         )

Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•	No individual (or individuals on a single deposit account) may purchase more than $800,000 of common stock (which equals 80,000 shares) in the subscription offering.

•	No individual may purchase more than $800,000 of common stock (which equals 80,000 shares) in the community offering.

•

No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $1,200,000 of common stock (which equals 120,000 shares) in all offering categories.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time.

How to Purchase Common Stock (page         )

If you want to place an order for shares in the offering, you must complete an original stock order and certification form and send it to us together with full payment, or deliver it in person to the stock information center located at                                         . You must sign the certification that is on the reverse side of the stock order and certification form. We must receive your stock order and certification form before the end of the subscription offering or the end of the community offering, as appropriate, regardless of the postmark date. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the applicable eligibility date on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name(s) of person(s) listed on your deposit account at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

•	By check or money order made payable to Franklin Financial Corporation; or

•	By authorizing withdrawal from an account at Franklin Federal.

Depositors interested in using funds in an individual retirement account to purchase common stock in the offering should contact the conversion center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. To use funds in an individual retirement account at Franklin Federal, you must transfer your account to an unaffiliated institution or broker and open a self-directed individual retirement account. Individual retirement accounts at Franklin Federal are not self-directed and common stock may only be purchased using a self-directed individual retirement account. Please contact your broker or financial institution as quickly as possible to determine if you may transfer your individual retirement account from Franklin Federal because the transfer may take several days.

You may use funds currently in an independent, self-directed individual retirement account to purchase stock by having your trustee complete and return the subscription form together with a check payable to Franklin Financial Corporation before the expiration of the subscription offering.

We will pay interest on your subscription funds at the rate we pay on our minimum money market passbook savings accounts, which is currently     % per annum, from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our minimum money market passbook savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit held at Franklin Federal Savings Bank and used to pay for stock.

How We Will Use the Proceeds of this Offering (page         )

The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	Minimum 8,925,000 Shares at $10.00 Per Share	Maximum 12,075,000 Shares at $10.00 Per Share
Offering proceeds	$89,250	$120,750
Less estimated offering expenses	(2,064)	(2,280)

Net offering proceeds	87,186	118,470
Less:
Proceeds contributed to Franklin Federal	(43,593)	(59,235)
Proceeds used for loan to employee stock ownership plan	(7,354)	(9,950)
Proceeds contributed to charitable foundation	(893)	(1,208)

Proceeds remaining for Franklin Financial Corporation	$35,346	$48,077

Franklin Financial Corporation may use the portion of the proceeds that it retains to, among other things, pay cash dividends, repurchase shares of common stock, subject to regulatory restrictions, and invest in short-term liquid investments and securities. Franklin Financial Corporation intends to use $10.0 million in offering proceeds to repay an inter-company loan made from Franklin Federal to Franklin Financial Corporation MHC. Franklin Federal may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities, introduce new deposit products and technologies, and expand its other business activities. Franklin Financial Corporation and Franklin Federal may also use the proceeds of the offering to diversify their businesses and acquire other companies and we intend to actively consider such diversification and acquisitions, although we have no specific plans to do so at this time. Except as described above, neither Franklin Financial Corporation nor Franklin Federal has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use.

Purchases by Directors and Executive Officers (page         )

We expect that our directors and executive officers, together with their associates, will subscribe for 418,000 shares, which equals 4.7% and 3.5% of the shares that would be sold at the minimum and maximum of the offering range, respectively. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, if there is an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion, unless waived by the Office of Thrift Supervision. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for Franklin Financial Corporation Common Stock (page         )

We have received conditional approval to list the common stock of Franklin Financial Corporation for trading on the Nasdaq Global Market under the symbol “FRNK.” Sandler O’Neill + Partners, L.P. currently intends to become a market maker in the common stock, but it is under no obligation to do so. In addition, if needed, Sandler O’Neill + Partners, L.P. may assist us in obtaining additional market makers. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Franklin Financial Corporation Dividend Policy (page         )

During the first year following the offering, we intend to pay a quarterly cash dividend of $.075 to $.10 per share. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.

Subscription Rights

You are not allowed to transfer your subscription rights, and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at     :     p.m., Eastern time, on [DATE 1] whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page         )

Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided by them on the order form as soon as practicable following completion of the offering. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced.

Stock Information Center

If you have any questions regarding the offering, please call the stock information center at (            )             -             to speak to a registered representative of Sandler O’Neill + Partners, L.P. The stock information center is open Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time, except for bank holidays.

Risk Factors

You should consider carefully the following risk factors before purchasing Franklin Financial Corporation common stock.

Risks Related to Our Business

A continuation or worsening of economic conditions could result in increases in our level of nonperforming loans and/or reduced demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Our business activities and earnings are affected by general business conditions in the United States and in our local market area. These conditions include the level of short-term and long-term interest rates, inflation, deflation, unemployment levels, real estate values, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets, and the strength of the economy in the United States generally and in our market area in particular. The national economy has recently experienced a recession, with rising unemployment levels, declines in real estate values and an erosion in consumer confidence. Dramatic declines in the U.S. housing market over the past few years, with decreasing home prices and increasing foreclosures, have negatively affected the credit performance of mortgage loans and other loans tied to the residential housing market and have resulted in significant write-downs of asset values by many financial institutions. Our local economy has mirrored the overall economy. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of our borrowers to repay their loans in accordance with their terms. Nearly all of our loans are secured by real estate and a majority of our loans are made to individuals and businesses in the localities in which we have offices. As a result of this concentration, a prolonged or more severe downturn in the local economy could result in significant increases in nonperforming loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would hurt our earnings. The economic downturn could also result in reduced demand for credit, which would hurt our revenues.

Our provision for loan losses increased substantially during the past fiscal year and we may be required to make further increases in our provision for loan losses and to charge-off additional loans in the future, especially due to our level of nonperforming assets. Further, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

For fiscal 2010, we recorded a provision for loan losses of $9.3 million. We also recorded net loan charge-offs of $4.4 million. Our nonperforming assets increased significantly in fiscal 2010 from $23.0 million, or 2.3% of total assets and 24.2% of Tier 1 capital at September 30, 2009, to $41.4 million, or 4.3% of total assets and 39.8% of Tier 1 capital, at September 30, 2010. The increase in nonperforming assets was primarily due to the weakened economy and the softening real estate market and the impact of such on our borrowers and the properties securing our loans. If the economy and/or the real estate market remains unchanged or further weakens, we may be required to add further provisions to our allowance for loan losses as non-performing assets could continue to increase or the value of the collateral securing loans may be insufficient to cover any remaining net loan balance, which could have a negative effect on our results of operations.

Like all financial institutions, we maintain an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. We believe that our allowance for loan losses is maintained at a level adequate to absorb probable losses inherent in our loan portfolio as of the corresponding balance sheet date. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results. In evaluating the adequacy of our allowance for loan losses, we consider such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, personal guarantees, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, amount and timing of expected future cash flows on affected loans, value of collateral, personal guarantees, estimated losses on specific loans, as well as consideration of general loss experience. All of these estimates may be susceptible to significant change. While management uses the best information available at the time to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Our estimates of the risk of loss and the amount of loss on any loan are complicated by the significant uncertainties surrounding our borrowers’ abilities to successfully execute their business models through changing economic environments, the competitive challenges they face, and the effect of current and future economic conditions on collateral values and other factors. Because of the degree of uncertainty and susceptibility of these factors to change, our actual losses may vary materially from our current estimates.

Federal regulators, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs. Any such additional provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on our financial condition and results of operations.

Our construction and land and land development loan portfolios may expose us to increased credit risk.

In the past 10 years, construction loans, including speculative construction loans, have been a material part of our loan portfolio. Speculative construction loans are loans made to builders who have not identified a buyer for the completed property at the time of loan origination. At September 30, 2010, $40.3 million, or 8.2% of our loan portfolio, consisted of construction loans, of which $10.1 million consisted of speculative construction loans. Recently the demand for construction loans has decreased significantly due to the decline in the housing market and new home construction, and, in response to these market conditions, we reduced our origination of such loans in 2009 and 2010. At September 30, 2010, $70.5 million, or 14.3% of our loan portfolio, consisted of land and land development loans. Land and land development loans have substantially similar risks as speculative construction loans. See “Our Business—Loan Underwriting Risks—Construction and Land and Land Development Loans.”

Subject to market conditions, we will continue to de-emphasize the origination of construction and land and land development loans. These loan types generally expose a lender to greater risk of non-payment and loss than owner-occupied residential mortgage loans because the repayment of such loans depends on the successful construction or development and ultimate sale of the property and, possibly, unrelated cash needs of the borrowers. Also, such loans typically involve larger balances to a single borrower or groups of related borrowers. In addition, many borrowers of these types of loans have more than one loan outstanding with us, so an adverse development with respect to one loan or credit relationship can expose us to significantly greater risk of non-payment and loss.

Nonresidential and multi-family real estate lending may expose us to increased lending risks.

At September 30, 2010, $251.6 million, or 50.9%, of our loan portfolio consisted of nonresidential and multi-family real estate loans. These types of loans generally expose a lender to greater risk of non-payment and loss than owner-occupied, one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to owner-occupied one- to four-family residential mortgage loans. Also, many of our nonresidential real estate borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to an owner-occupied, one- to four-family residential mortgage loan.

The unseasoned nature of our commercial real estate loan portfolio may result in changes in collectibility estimates, which may lead to additional provisions or charge-offs, which could hurt our profits.

Our commercial real estate loan portfolio has increased $142.9 million, or 131.4%, from $108.7 million, or 28.9% of total loans at September 30, 2006, to $251.6 million, or 50.9% of total loans at September 30, 2010. A large portion of our commercial real estate loan portfolio is unseasoned and does not provide us with a significant payment history pattern from which to judge future collectibility, especially in this period of unfavorable economic conditions. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance. Further, these types of loans generally have larger balances and involve a greater risk of loss than owner-occupied, one- to four-family residential mortgage loans. Accordingly, if we make any errors in judgment in our assessment of the collectibility of our commercial real estate loans, any resulting provisions or charge-offs may be larger on a relative basis than those incurred historically with our owner-occupied, one- to four-family residential mortgage loan portfolio.

Regulatory limits on commercial real estate loans could affect our ability to execute our operating strategy.

Continued focus on our commercial real estate lending activities is a key component of our operating strategy. Interagency guidance issued by the banking regulators in 2006 encourages enhanced risk management practices and capital levels for banks with a significant concentration of commercial real estate loans. For purposes of this regulatory guidance, commercial real estate loans include nonresidential real estate, multi-family, construction, and land and land development loans. While federal regulators have not set specific limits on the volume of commercial real estate loans banks may hold in portfolio, federal regulators may instruct individual banks to reduce a concentration when they believe it is warranted.

We have had losses in recent years, primarily due to declines in the value of certain investment securities held by Franklin Federal and Franklin Financial Corporation MHC. Further declines in the value of these securities could require further write-downs, which would reduce earnings.

We had net losses for each of the last three fiscal years. A significant reason for the loss in 2010 and the primary reason for the losses in 2009 and 2008 was the recognition of other-than-temporary impairment charges in our investment securities portfolio. At September 30, 2010, $22.8 million, or 8.2% of our available for sale investment securities portfolio was comprised of corporate equity securities held by Franklin Financial Corporation MHC. Corporate equity securities are generally considered riskier investments than asset-backed or government guaranteed securities, and therefore, may expose us to a greater degree of loss. In 2010, 2009 and 2008, we recognized other-than-temporary impairment charges of $7.6 million, $20.0 million and $16.5 million, respectively, related to our investment portfolio. In 2008, we also recognized a $12.4 million loss related to non-agency collateralized mortgage obligations (“CMOs”) we received in a redemption-in-kind of our investments in certain mutual funds. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Years Ended September 30, 2010, 2009 and 2008—Gains, Losses and Impairment Charges on Securities.”

During an economic downturn, our investment portfolio could be subject to higher risk. The value of our investment portfolio is subject to the risk that certain investments may default or become impaired due to a deterioration in the financial condition of one or more issuers of the securities held in our portfolio, or due to a deterioration in the financial condition of a guarantor of an issuer’s payments of such investments. Such defaults and impairments could reduce our net investment income and result in realized investment losses.

Our investment portfolio is also subject to increased risk as the valuation of investments is more subjective when markets are illiquid, thereby increasing the risk that the estimated fair value (i.e. the carrying amount) of the portion of the investment portfolio that is carried at fair value as reflected in our financial statements is not reflective of prices at which actual transactions would occur.

Because of the risks set forth above, the value of our investment portfolio could decrease, we could experience reduced net investment income, and we could incur realized investment losses, which could materially and adversely affect our results of operations, financial position and liquidity.

We review our securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current amortized cost. When the fair value of any of our investment securities has declined below its amortized cost, we are required to assess whether the decline is other-than-temporary. We are required to write-down the value of a security through a charge to earnings if we conclude that a decline is other-than-temporary. In the case of debt securities, we are required to charge to earnings any decreases in value that are credit-related. As of September 30, 2010, the amortized cost and the fair value of our securities portfolio totaled $305.5 million and $310.1 million, respectively. Changes in the expected cash flows of these securities and/or prolonged price declines in future periods may result in a charge to earnings to write down these securities. Any charges for other-than-temporary impairment would not impact cash flow or liquidity. Further losses in value in our investment securities portfolio could result in further impairment write-downs, which would, in turn, reduce our earnings.

A significant percentage of our assets are invested in cash, cash equivalents and investment securities, which typically have a lower yield than our loan portfolio.

Our results of operations are substantially dependent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. At September 30, 2010, 42.2% of our assets were invested in cash and cash equivalents and investment securities. These investments generally yield substantially less than the loans we hold in our portfolio. While we intend to invest a greater proportion of our assets in loans with the goal of increasing our net interest income, there can be no assurance that we will be able to successfully implement this strategy.

Fluctuations in interest rates could reduce our profitability and affect the value of our assets.

Like other financial institutions, we are subject to interest rate risk. Our primary source of income is net interest income. Changes in the general level of interest rates can affect our net interest income by affecting the difference between the weighted-average yield earned on our interest-earning assets and the weighted-average rate paid on our interest-bearing liabilities, as well as the average life of our interest-earning assets and interest-bearing liabilities. Changes in interest rates also can affect: (1) the ability to originate loans; (2) the value of our interest-earning assets and our ability to realize gains from the sale of such assets; (3) the ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay adjustable or variable rate loans. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control.

Turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Beginning in 2008, United States and global financial markets experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a negative impact on the industry. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have implemented programs intended to improve general economic conditions. The U.S. Department of the Treasury created the Capital Purchase Program under the Troubled Asset Relief Program (“TARP”), pursuant to which the Treasury Department provided additional capital to participating financial institutions through the purchase of preferred stock or other securities. We did not participate in the TARP Capital Purchase Program. Other measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; regulatory action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. Notwithstanding the actions of the United States and other governments, there can be no assurances that these efforts will be successful in restoring industry, economic or market conditions to their previous levels and that they will not result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including Franklin Financial Corporation, are numerous and include (1) worsening credit quality, leading among other things to increases in loan losses, (2) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (3) capital and liquidity concerns regarding financial institutions generally, (4) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (5) weakened economic conditions that are deeper or last longer than currently anticipated.

Our business strategy includes moderate growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

Over the long term, we expect to experience growth in our assets, our deposits and the scale of our operations, whether through organic growth or acquisitions. However, achieving our growth targets requires us to successfully execute our business strategies. Our business strategies include continuing to diversify our loan portfolio with more commercial lending and introducing new and competitive deposit products such as checking accounts to become a full-service community banking institution. Our ability to successfully grow will also depend on the continued availability of loan opportunities that meet our more stringent underwriting standards. While we believe we have the resources and internal systems in place to successfully achieve and manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth. If we do not manage our growth effectively, we may not be able to achieve our business plan, and our business and prospects could be harmed.

We own stock in the Federal Home Loan Bank of Atlanta, which, as a result of its financial difficulties, has substantially reduced its dividend and will negatively affect our net interest income.

As a member bank, Franklin Federal is required to purchase capital stock in the Federal Home Loan Bank in an amount commensurate with the amount of Franklin Federal’s advances in addition to a minimum level for membership. This stock is carried at cost and totaled $12.5 million at September 30, 2010. In response to unprecedented market conditions and potential future losses, the Federal Home Loan Bank of Atlanta has implemented an initiative to preserve capital by significantly reducing the amount of cash dividend payments, which has adversely affected our income. If the Federal Home Loan Bank of Atlanta is unable to meet minimum regulatory capital requirements or is required to aid the remaining Federal Home Loan Banks, our holding of Federal Home Loan Bank of Atlanta stock may be determined to be other-than-temporarily impaired and may require a charge to earnings. The continuation of no or reduced dividend income from the Federal Home Loan Bank of Atlanta will negatively impact our net interest income.

Recently enacted regulatory reform may have a material impact on our operations.

On July 21, 2010, the President signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act restructures the regulation of depository institutions. Under the Dodd-Frank Act, the Office of Thrift Supervision, which currently regulates Franklin Federal, will be merged into the Office of the Comptroller of the Currency, which regulates national banks. Savings and loan holding companies, including Franklin Financial Corporation, will be regulated by the Board of Governors of the Federal Reserve System. Also included is the creation of a new federal agency to administer consumer protection and fair lending laws, a function that is now performed by the depository institution regulators. The federal preemption of state laws currently accorded federally chartered depository institutions will be reduced as well and State Attorneys General will have greater authority to bring a suit against a federally chartered institution, such as Franklin Federal, for violations of certain state and federal consumer protection laws. The Dodd-Frank Act also will impose consolidated capital requirements on savings and loan holding companies effective in five years, which will limit our ability to borrow at the holding company and invest the proceeds from such borrowings as capital in Franklin Federal that could be leveraged to support additional growth. The Dodd-Frank Act contains various other provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs.

In addition to the enactment of the Dodd-Frank Act, the federal bank regulatory agencies recently have begun to take stronger supervisory actions against financial institutions that have experienced increased loan losses and other weaknesses as a result of the current economic climate. These actions include entering into written agreements and cease and desist orders that place certain limitations on their operations. Federal bank regulators recently have also been using with more frequency their ability to impose individual minimum capital requirements on banks, which requirements may be higher than those imposed under the Dodd-Frank Act or which would otherwise qualify the bank as being “well capitalized” under the Federal Deposit Insurance Corporation’s prompt corrective action regulations. If Franklin Financial Corporation or Franklin Federal were to become subject to a supervisory agreement or higher capital requirements, such action may have a negative impact on our ability to execute our business plans, as well as our ability to grow, pay dividends or engage in mergers and acquisitions and may result in restrictions in our operations. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements” for a discussion of regulatory capital requirements.

Increased and/or special Federal Deposit Insurance Corporation assessments will hurt our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased Federal Deposit Insurance Corporation resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the Federal Deposit Insurance Corporation has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the Federal Deposit Insurance Corporation imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was $463,000. In lieu of imposing an additional special assessment, the Federal Deposit Insurance Corporation required all institutions to prepay their assessments for all of calendar years 2010, 2011 and 2012, which for us totaled $4.1 million. Additional increases in the assessment base, base assessment rate or additional special assessments would negatively impact our earnings.

We are dependent upon the services of our management team.

We rely heavily on our Chairman, President and Chief Executive Officer, Richard T. Wheeler, Jr., and our executive officers, Donald F. Marker, Steven R. Lohr and Barry R. Shenton. The loss of our chief executive officer or other executive officers could have a material adverse effect on our operations because, as a community bank, we have fewer management-level personnel that have the experience and expertise to readily replace these individuals. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations. We intend to enter into employment agreements with Messrs. Wheeler, Marker, Lohr and Shenton upon completion of the offering.

The average age of our depositor base may make our strategy to expand our deposit product offerings more difficult to achieve.

We have recently embarked on a strategy to broaden our deposit products and services, including the introduction of a money market checking account. Until recently, our only core deposit offering was a traditional passbook savings or money market account. Because approximately two-thirds of our depositor base is comprised of persons 65 years of age and older, the strategy to expand our deposit product offerings may be more difficult to achieve as our existing depositor base may not utilize our new product offerings and we may need to attract new depositors and customers to grow our business.

Strong competition within our market area could reduce our profits and slow growth.

As the economy recovers, we will face more intense competition both in making loans and attracting deposits. This competition may make it more difficult for us to make new loans and may force us to offer lower loan rates and higher deposit rates. Pricing competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2010, which is the most recent date for which information is available, we held 2.23% of the FDIC-insured deposits in the Richmond, Virginia MSA. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area.

We operate in a highly regulated environment, and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as our insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Franklin Federal rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and the determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Our low return on equity may negatively impact the value of our common stock.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. Our return on average equity for the year ended September 30, 2010 was (0.85)%. Our pro forma return on equity for the same period is (0.84)% and our pro forma stockholders’ equity to assets ratio at September 30, 2010 is 21.5%, assuming the sale of shares at the maximum of the offering range. Our publicly traded thrift peers used in the independent appraisal as of November 26, 2010 had an average return on equity of 4.02% for the twelve months ended September 30, 2010. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and it may not be attained, and the expected increase in our non-interest expenses following the offering due to operating as a public company and from new equity benefit plans will likely further deter our ability to achieve a competitive return on equity. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to Franklin Federal. Franklin Financial Corporation may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends and repurchase shares of common stock, subject to regulatory restrictions. Additionally, Franklin Financial Corporation intends to use $10.0 million in offering proceeds to repay an inter-company loan made from Franklin Federal to Franklin Financial Corporation MHC. Following the conversion, Franklin Financial Corporation will own the current investment portfolio of Franklin Financial MHC, which had a fair value of $22.8 million as of September 30, 2010 and which was invested in equity securities, primarily the common stocks of other financial institutions. Franklin Financial Corporation intends to continue to invest in the securities of financial services companies and other companies following completion of the conversion. Franklin Federal may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities, introduce new deposit products and technologies and expand its other business activities. Franklin Financial Corporation and Franklin Federal may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. Except as discussed above, we have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Our stock price may decline when trading commences.

If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded. Additionally, the stock prices of many recently converted thrift institutions have declined below, and remain below, their initial offering prices.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although we have received conditional approval to list our shares of common stock for trading on the Nasdaq Global Market, our shares of common stock may not be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Additional expenses following the offering from operating as a public company will adversely affect our profitability.

Following the offering, our non-interest expenses will increase as a result of the additional financial accounting, legal and various other additional expenses usually associated with operating as a public company and complying with public company disclosure obligations, particularly those obligations imposed by the Sarbanes-Oxley Act of 2002. Compliance with the Sarbanes-Oxley Act of 2002 will require us to expand our accounting staff and upgrade our internal audit and risk management functions, which will increase our operating expenses and adversely affect our profitability.

Additional expenses following the offering from the implementation of new equity benefit plans will adversely affect our profitability.

We will recognize additional annual employee compensation and benefit expenses stemming from options and shares of common stock granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $1.7 million after taxes at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see “Our Management—Benefit Plans.”

A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 418,000 shares in the offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8.0% of the sum of the shares sold in the offering and contributed to The Franklin Federal Foundation. As a result, upon consummation of the offering and the issuance of shares to the charitable foundation, a total of up to 1,153,420 or 12.5%, and 1,412,980 or 11.4%, of our outstanding shares will be held by our directors and executive officers and our employee stock ownership plan at the minimum and maximum of the offering range, respectively. Additional shares will be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the offering. The articles of incorporation and bylaws of Franklin Financial Corporation contain supermajority voting provisions that require that the holders of at least 80% of Franklin Financial Corporation’s outstanding shares of voting stock approve certain actions including, but not limited to, the consummation of a business combination with an interested stockholder and the amendment of certain provisions of Franklin Financial Corporation’s articles of incorporation and bylaws. If our directors and executive officers and benefit plans hold more than 20% of our outstanding common stock following the completion of the offering, the shares held by these individuals and benefit plans could be voted in a manner that would ensure that the 80% supermajority needed to approve such actions could not be attained. For more information on the restrictions included in the articles of incorporation and bylaws of Franklin Financial Corporation, see “Restrictions on the Acquisition of Franklin Financial Corporation and Franklin Federal Savings Bank.”

Issuance of shares for benefit programs will dilute your ownership interest.

We intend to adopt an equity incentive plan following the offering. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares will be diluted by up to approximately 3.8%, assuming awards of common stock equal to 4% of the sum of the shares sold in the offering and contributed to The Franklin Federal Foundation are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares will be diluted by up to approximately 9.1%, assuming stock option grants equal to 10% of the sum of the shares sold in the offering and contributed to The Franklin Federal Foundation are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

The articles of incorporation and bylaws of Franklin Financial Corporation and certain regulations may prevent or make more difficult certain transactions, including a sale or merger of Franklin Financial Corporation.

Provisions of the articles of incorporation and bylaws of Franklin Financial Corporation and federal banking regulations may make it more difficult for companies or persons to acquire control of Franklin Financial Corporation. Consequently, our stockholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of Franklin Financial Corporation may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the articles of incorporation and bylaws;

•	a limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	the removal of directors only for cause;

•	the absence of cumulative voting by stockholders in the election of directors;

•	provisions restricting the calling of special meetings of stockholders; and

•	provisions regarding the timing and content of stockholder proposals and nominations.

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision.

For further information, see “Restrictions on Acquisition of Franklin Financial Corporation and Franklin Federal Savings Bank.”

Risks Related to the Contribution to the Charitable Foundation

The contribution to The Franklin Federal Foundation will decrease the ownership interest and voting interest in the shares sold to the public by 2.9% after the contribution.

Purchasers of shares will have their ownership and voting interests diluted at the close of the conversion when Franklin Financial Corporation issues and contributes shares to The Franklin Federal Foundation. Franklin Financial Corporation intends to contribute an amount equal to 4% of the gross offering proceeds, 75% of which will be funded with shares of Franklin Financial Corporation common stock and 25% of which will be funded with cash, to The Franklin Federal Foundation. This dilution will be 2.9% throughout the valuation range. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to The Franklin Federal Foundation may not be tax deductible, which could decrease our profits.

We believe that our contribution to The Franklin Federal Foundation, valued at $4.8 million at the maximum of the offering range, pre-tax, will be deductible for federal income tax purposes. However, we may not have sufficient profits to be able to use the deduction fully. If it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

The contribution to The Franklin Federal Foundation will decrease our profits for fiscal year 2011.

Franklin Financial Corporation intends to contribute an amount equal to 4% of the gross offering proceeds, 75% of which will be funded with shares of Franklin Financial Corporation common stock and 25% of which will be funded with cash, to The Franklin Federal Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is funded, which is expected to be the fiscal year ending September 30, 2011. Assuming 12,075,000 shares are issued at the maximum of the offering range, the contribution to The Franklin Federal Foundation would reduce net earnings by approximately $3.0 million, after tax, in fiscal year 2011. See “Pro Forma Data.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our primary market area, that are worse than expected;

•	a continued decline in real estate values;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative, regulatory or supervisory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

Selected Consolidated Financial and Other Data

The summary consolidated financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at September 30, 2010 and 2009 and for the years ended September 30, 2010, 2009 and 2008 is derived in part from the audited consolidated financial statements of Franklin Financial Corporation MHC that appear elsewhere in this prospectus. The information at and for the years ended September 30, 2007 and 2006 is derived in part from audited financial statements of Franklin Financial Corporation MHC that do not appear in this prospectus.

	At September 30,
(In thousands)	2010	2009	2008	2007	2006

Financial Condition Data:
Total assets	$971,055	$1,009,596	$996,879	$998,257	$984,018
Cash and cash equivalents	97,909	62,783	34,829	54,045	24,331
Securities available for sale	276,643	315,835	332,987	451,071	515,325
Securities held to maturity	35,518	48,633	68,091	337	445
Loans, net	477,035	507,012	470,016	416,315	370,165
Loans held for sale	2,781	140	320	14,186	11,702
Bank-owned life insurance	30,430	29,507	29,369	28,000	27,235
Deposits	647,127	647,362	635,603	625,059	589,697
Federal Home Loan Bank advances	190,000	230,000	230,000	210,000	240,000
Total net worth	126,769	123,638	122,213	147,282	140,049

	For the Year Ended September 30,
(In thousands)	2010	2009	2008	2007	2006

Operating Data:
Interest and dividend income	$48,617	$53,117	$56,620	$57,156	$49,527
Interest expense	24,335	33,478	38,363	40,493	33,213

Net interest income	24,282	19,639	18,257	16,663	16,314
Provision for loan losses	9,256	3,843	1,154	300	500

Net interest income after provision for loan losses	15,026	15,796	17,103	16,363	15,814

Noninterest income (expense):
Impairment of securities reflected in earnings	(7,629)	(19,997)	(16,491)	–	–
Gains (losses) on sales of securities, net	2,045	6,303	(24,105)	3,304	2,335
Net increase (decrease) in value of call options	49	(50)	2,238	306	–
Other noninterest income	3,100	3,936	2,484	3,031	2,518

	(2,435)	(9,808)	(35,874)	6,641	4,853

Other noninterest expenses	13,642	13,729	11,867	10,554	9,902

Income (loss) before provision for income taxes	(1,051)	(7,741)	(30,638)	12,450	10,765
Income tax expense (benefit)	30	(426)	(8,903)	2,982	1,938

Net income (loss)	$(1,081)	$(7,315)	$(21,735)	$9,468	$8,827

	For the Year Ended September 30,
	2010	2009	2008	2007	2006

Performance Ratios:
Return on average assets	(0.11)%	(0.71)%	(2.13)%	0.94%	0.95%
Return on average equity	(0.85)	(6.27)	(15.04)	6.62	6.67
Interest rate spread (1)	2.32	1.77	1.46	1.22	1.42
Net interest margin (2)	2.58	2.06	1.98	1.81	1.92
Efficiency ratio (3)	48.56	57.18	49.40%	51.09	50.76
Average interest-earning assets to average interest-bearing liabilities	109.99	108.20	113.04	113.88	113.34
Average equity to average assets	12.67	11.34	14.20	14.22	14.22

Capital Ratios (4):
Tier 1 capital to average assets	10.39%	9.23%	8.91%	9.77%	10.70%
Tier 1 capital to risk-weighted assets	14.21	11.40	14.04	17.68	17.36
Total capital to risk-weighted assets	14.68	11.35	12.97	17.06	16.43

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	2.72%	1.64%	1.11%	0.98%	1.04%
Allowance for loan losses as a percent of nonperforming loans	45.07	39.85	419.79	786.04	440.18
Net charge-offs to average outstanding loans during the period	0.86	0.13	—	0.01	—
Nonperforming loans as a percent of total loans	6.03	4.12	0.27	0.13	0.24
Nonperforming assets as a percent of total assets	3.07	2.12	0.13	0.05	0.09

Other Data:
Number of offices	8	7	7	7	7

(1)	Represents the difference between the weighted average yield on average interest-earning assets on a tax-equivalent basis and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
(3)	Represents other expense divided by the sum of net interest income on a tax-equivalent basis and other income, net of impairment charges and gains or losses on securities, fixed assets and foreclosed assets.
(4)	Ratios are for Franklin Federal.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Franklin Federal will reduce deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)	8,925,000 Shares at $10.00 Per Share	Percent of Net Proceeds	10,500,000 Shares at $10.00 Per Share	Percent of Net Proceeds	12,075,000 Shares at $10.00 Per Share	Percent of Net Proceeds	13,886,250 Shares at $10.00 Per Share	Percent of Net Proceeds
Offering proceeds	$89,250		$105,000		$120,750	%	$138,863
Less: offering expenses	(2,064)		(2,172)		(2,280)		(2,405)

Net offering proceeds	87,186	100.0%	102,828	100.0%	118,470	100.0%	136,458	100.0%

Less:
Proceeds contributed to Franklin Federal	43,593	50.0	51,414	50.0	59,235	50.0	68,229	50.0
Proceeds used for loan to employee stock ownership plan	7,354	8.4	8,652	8.4	9,950	8.4	11,442	8.4
Proceeds contributed to foundation	893	1.0	1,050	1.0	1,208	1.0	1,389	1.0

Proceeds remaining for Franklin Financial Corporation (1) (2)	$35,346	40.6%	$41,712	40.6%	$48,077	40.6%	$55,398	40.6%

(1)	Does not include $29.5 million in assets to be received from Franklin Financial Corporation MHC.
(2)	Following the completion of the stock offering and in accordance with applicable regulations, Franklin Financial Corporation may purchase shares of its common stock in the open market in order to grant awards of restricted stock under its proposed equity incentive plan. Assuming a market price of $10.00 per share at the time of purchase, the cost of acquiring the shares would be approximately $3.7 million (367,710 shares) at the minimum of the offering range, $4.3 million (432,600 shares) at the midpoint of the offering range, $5.0 million (497,490 shares) at the maximum of the offering range and $5.7 million (572,114 shares) at the maximum, as adjusted, of the offering range and assuming we grant a number of restricted stock awards equal to 4% of the sum of the shares sold in the offering and contributed to the foundation. See “Pro Forma Data” and “Our Management—Executive Compensation—Nonqualified Deferred Compensation—Future Equity Incentive Plan.”

Franklin Financial Corporation intends to use $10.0 million in offering proceeds to repay an inter-company loan made from Franklin Federal to Franklin Financial Corporation MHC. Franklin Financial Corporation also intends to invest the proceeds it retains from the offering initially in short-term, liquid investments as well as equity securities of financial institutions and other corporate issuers consistent with its investment policy. Over time, Franklin Financial Corporation may use the proceeds it retains from the offering:

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•

to finance the possible acquisition of other financial institutions or other businesses that are related to banking, although we currently have no definitive plans or commitments regarding potential acquisition opportunities; and

•	for general corporate purposes.

The specific amounts of net proceeds to be allocated in the future to each of the uses described above have not been determined, is subject to change and will depend on capital requirements, the market for investment securities, regulatory limitations, future expansion opportunities and our operating results and financial condition.

Under current Office of Thrift Supervision regulations, Franklin Financial Corporation may not repurchase shares of its common stock during the first year following the offering, except to fund stockholder-approved equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Franklin Federal may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Franklin Federal:

•	to fund new loans;

•	to invest in securities;

•	to introduce new deposit products and technologies;

•

subject to the receipt of regulatory approval, to finance the possible expansion of its business activities through the establishment of new branch offices and/or the acquisition of other financial institutions or financial services companies, although we currently have no definitive plans or commitments regarding potential expansion or acquisition opportunities; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

Except as described above, neither Franklin Financial Corporation nor Franklin Federal has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering—Reasons for the Conversion.”

Our Dividend Policy

During the first year following the offering, we intend to pay a quarterly cash dividend of between $.075 to $.10 per share. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. We will also consider the regulatory restrictions that affect the payment of dividends by Franklin Federal to us, discussed below.

Franklin Financial Corporation is subject to Virginia law, which generally prohibits Franklin Financial Corporation from paying dividends on its common stock if, after giving effect to the distribution, it would be unable to pay its debts as they become due in the usual course of business or if its total assets would be less than the sum of its liabilities and the amount that would be needed, if Franklin Financial Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. In addition, Franklin Financial Corporation may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering.

Our ability to pay dividends may depend, in part, upon dividends we receive from Franklin Federal, earnings, if any, from our investment portfolio and other assets such as bank-owned life insurance and earnings from the investment of the net proceeds from the offering that we retain. We expect that Franklin Federal will pay cash dividends to Franklin Financial Corporation and that such funds will be utilized by Franklin Financial Corporation to pay dividends, repurchase shares of its common stock and/or acquire other financial institutions or financial services companies. Office of Thrift Supervision regulations limit dividends and other distributions from Franklin Federal to us. Franklin Federal may not declare or pay a cash dividend on its capital stock if its effect would be to reduce the regulatory capital of Franklin Federal below the amount required for the liquidation account to be established as required by Franklin Federal’s plan of conversion. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions” and “The Conversion and Stock Offering—Effects of Conversion to Stock Form—Liquidation Account.”

Any payment of dividends by Franklin Federal to us that would be deemed to be drawn out of Franklin Federal’s bad debt reserves would require Franklin Federal to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation.” Franklin Financial Corporation does not contemplate any distribution by Franklin Federal that would result in this type of tax liability.

Market for the Common Stock

We have not previously issued common stock and there is currently no established market for our common stock. We have received conditional approval to list our common stock for trading on the Nasdaq Global Market under the symbol “FRNK” upon completion of the offering. In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. Sandler O’Neill + Partners, L.P. has advised us that it intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. Sandler O’Neill + Partners, L.P. also may assist us, if needed, in obtaining other market makers after the offering. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there may be a limited trading market in the common stock and, therefore, should have the financial ability to withstand a longer-term investment horizon.

Capitalization

The following table presents the historical capitalization of Franklin Financial Corporation MHC on a consolidated basis at September 30, 2010 and the capitalization of Franklin Financial Corporation reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization.

		Pro Forma Capitalization Based Upon the Sale of
(Dollars in thousands, except per share amounts)	Capitalization as of September 30, 2010	8,925,000 Shares at $10.00 Per Share	10,500,000 Shares at $10.00 Per Share	12,075,000 Shares at $10.00 Per Share	13,886,250 Shares at $10.00 Per Share
Deposits (1)	$647,127	$647,127	$647,127	$647,127	$647,127
Borrowings	190,000	190,000	190,000	190,000	190,000

Total deposits and borrowed funds	$837,127	$837,127	$837,127	$837,127	$837,127

Stockholders’ equity:
Preferred stock:
10,000,000 shares, $0.01 par value per share, authorized; none issued or outstanding
Common stock:
75,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	92	108	124	143
Additional paid-in capital	—	89,771	105,870	121,968	140,480
Retained earnings (3)	124,339	124,339	124,339	124,339	124,339
Accumulated other comprehensive income	2,430	2,430	2,430	2,430	2,430
Plus:
Tax benefit of contribution to charitable foundation (4)	—	1,357	1,596	1,835	2,111
Less :
Charitable foundation contribution expense (5)	—	(3,571)	(4,200)	(4,831)	(5,555)
Common stock acquired by employee stock ownership plan (6)	—	(7,354)	(8,652)	(9,950)	(11,442)
Common stock to be acquired by equity incentive plan (7)	—	(3,677)	(4,326)	(4,975)	(5,721)

Total stockholders’ equity	$126,769	$203,388	$217,165	$230,942	$246,785

Stockholders’ equity to assets (1)	13.1%	19.4%	20.5%	21.5%	22.6%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 9,192,750, 10,815,000, 12,437,250 and 14,302,838 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Represents the tax benefit of the contribution to The Franklin Federal Foundation based on an estimated tax rate of 38.0%. The actual rate experienced by Franklin Financial Corporation may vary. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(5)	Represents the pre-tax expense of the contribution to The Franklin Federal Foundation.

(footnotes continued on following page)

(6)	Assumes that 8% of the sum of the shares of common stock sold in the offering and contributed to the charitable foundation will be acquired by the employee stock ownership plan in the offering with funds borrowed from Franklin Financial Corporation. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital and a liability to the employee stock ownership plan. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Franklin Financial Corporation, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Franklin Financial Corporation. The loan will be repaid principally through Franklin Federal’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over the anticipated 20-year term of the loan. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(7)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4% of the sum of the shares of common stock sold in the offering and contributed to the charitable foundation. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At September 30, 2010, Franklin Federal exceeded all regulatory capital requirements. The following table presents Franklin Federal’s capital position relative to its regulatory capital requirements at September 30, 2010, on a historical and a pro forma basis. The table reflects receipt by Franklin Federal of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan is deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Franklin Federal, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			Pro Forma at September 30, 2010
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Historical at September 30, 2010		8,925,000 Shares At $10.00 Per Share		10,500,000 Shares At $10.00 Per Share		12,075,000 Shares At $10.00 Per Share		13,886,250 Shares At $10.00 Per Share
(Dollars in thousands)	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
Total capital under generally accepted accounting principles (GAAP)	$107,305	11.3%	$139,866	14.1%	$145,740	14.6%	$151,614	15.1%	$158,370	15.6%

Tangible Capital:
Capital level (2)	$103,183	10.9%	$135,744	13.8%	$141,618	14.3%	$147,492	14.8%	$154,248	15.3%
Requirement	14,204	1.5	14,803	1.5	14,910	1.5	15,018	1.5	15,142	1.5

Excess	$88,979	9.4%	$120,941	12.3%	$126,708	12.8%	$132,474	13.3%	$139,106	13.8%

Core Capital:
Capital level (2)	$103,183	10.9%	$135,744	13.8%	$141,618	14.3%	$147,492	14.8%	$154,248	15.3%
Requirement	37,877	4.0	39,474	4.0	39,761	4.0	40,048	4.0	40,377	4.0

Excess	$65,306	6.9%	$96,270	9.8%	$101,857	10.3%	$107,444	10.8%	$113,871	11.3%

Tier 1 Risk-Based Capital:
Capital level	$103,183	14.1%	$135,744	18.4%	$141,618	19.1%	$147,492	19.9%	$154,248	20.8%
Requirement	29,234	4.0	29,553	4.0	29,610	4.0	29,668	4.0	29,734	4.0

Excess	$73,949	10.1%	$106,191	14.4%	$112,008	15.1%	$117,824	15.9%	$124,514	16.8%

Total Risk-Based Capital:
Total risk-based capital (3)	$112,341	15.4%	$144,902	19.6%	$150,776	20.4%	$156,650	21.1%	$163,406	22.0%
Requirement	58,467	8.0	59,106	8.0	59,221	8.0	59,335	8.0	59,467	8.0

Excess	$53,874	7.4%	$85,796	11.6%	$91,555	12.4%	$97,315	13.1%	$103,939	14.0%

Reconciliation of capital infusion to Franklin Federal:
Net proceeds of offering			$87,186		$102,828		$118,470		$136,458
Proceeds to Franklin Federal			(43,593)		(51,414)		(59,235)		(68,229)
Less stock acquired by ESOP			(7,354)		(8,652)		(9,950)		(11,442)
Less stock acquired by equity incentive plan			(3,677)		(4,326)		(4,975)		(5,721)

Pro forma increase in GAAP and regulatory capital			$32,562		$38,436		$44,310		$51,066

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $946.9 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $730.8 million.
(2)	See Note 12 of the notes to consolidated financial statements for further information regarding our tangible capital, core capital, Tier 1 risk-based capital and total risk-based capital ratios.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity reflecting the sale of common stock in the offering. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•

Our employee stock ownership plan will purchase a number of shares equal to 8% of the sum of the shares sold in the offering and contributed to the charitable foundation with a loan from Franklin Financial Corporation that will be repaid in equal installments over 20 years;

•

Sandler O’Neill + Partners, L.P. will receive a fee equal to 0.75% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to (i) shares purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families and (ii) shares contributed to the charitable foundation; and

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill + Partners, L.P., will be approximately $1.5 million.

•	We will make a charitable contribution in an amount equal to 4% of the gross offering proceeds, 75% of which will be funded with common stock and 25% of which will be funded with cash.

Actual expenses may vary from this estimate, and the amount of fees paid to Sandler O’Neill + Partners, L.P. (and potentially other broker-dealers) will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

Pro forma net income for the year ended September 30, 2010 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 1.27% for the year ended September 30, 2010, which represents the five-year treasury rate at September 30, 2010. We believe that the five-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 0.79% is used for the year ended September 30, 2010, after giving effect to a combined federal and state income tax rate of 38% for the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion and Stock Offering—How We Determined the Offering Range and the $10.00 Per Share Purchase Price.”

•

Since funds on deposit at Franklin Federal may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table.

However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Pro forma tangible stockholders’ equity excludes intangible assets. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Franklin Federal’s special bad debt reserves for income tax purposes or give effect to the liquidation account in the event of liquidation, which would be required in the unlikely event of liquidation. See “Federal and State Taxation” and “The Conversion and Stock Offering—Effects of Conversion to Stock Form—Liquidation Account.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data relies exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we are liquidated after the offering.

	Year Ended September 30, 2010
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
(Dollars in thousands, except per share amounts)	8,925,000 Shares at $10.00 Per Share	10,500,000 Shares at $10.00 Per Share	12,075,000 Shares at $10.00 Per Share	13,886,250 Shares at $10.00 Per Share
Gross proceeds	$89,250	$105,000	$120,750	$138,863
Less: estimated offering expenses	(2,064)	(2,172)	(2,280)	(2,405)

Estimated net conversion proceeds	87,186	102,828	118,470	136,458
Less: cash contribution to charitable foundation	(893)	(1,050)	(1,208)	(1,389)
Less: common stock acquired by employee stock ownership plan (1)	(7,354)	(8,652)	(9,950)	(11,442)
Less: common stock to be acquired by equity incentive plan (2)	(3,677)	(4,326)	(4,975)	(5,721)

Net investable proceeds	$75,262	$88,800	$102,338	$117,905

Pro Forma Net Income (Loss):

Pro forma net income (loss) (3):
Historical	$(1,081)	$(1,081)	$(1,081)	$(1,081)
Pro forma income on net investable proceeds	593	699	806	928
Less: pro forma employee stock ownership plan adjustments (1)	(228)	(268)	(308)	(355)
Less: pro forma restricted stock award expense (2)	(456)	(536)	(617)	(709)
Less: pro forma stock option expense (4)	(546)	(642)	(738)	(849)

Pro forma net (loss)	$(1,718)	$(1,828)	$(1,938)	$(2,066)

Pro forma net (loss) per share (3):
Historical	$(0.13)	$(0.11)	$(0.09)	$(0.08)
Pro forma income on net investable proceeds	0.07	0.07	0.07	0.07
Less: pro forma employee stock ownership plan adjustments (1)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma restricted stock award expense (2)	(0.05)	(0.05)	(0.05)	(0.05)
Less: pro forma stock option expense (4)	(0.06)	(0.06)	(0.06)	(0.06)

Pro forma net income (loss) per share	$(0.20)	$(0.18)	$(0.16)	$(0.15)

Offering price as a multiple of pro forma net income per share	N/M	N/M	N/M	N/M
Number of shares used to calculate pro forma net income per share (5)	8,494,101	9,993,060	11,492,019	13,215,822

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value) (5):
Historical	$126,769	$126,769	$126,769	$126,769
Estimated net proceeds	87,186	102,828	118,470	136,458
Plus: common stock issued to charitable foundation	2,678	3,150	3,623	4,166
Less: expense net of tax of contribution to charitable foundation	(2,214)	(2,604)	(2,996)	(3,444)
Less: common stock acquired by employee stock ownership plan (1)	(7,354)	(8,652)	(9,950)	(11,442)
Less: common stock to be acquired by equity incentive plan (2)	(3,677)	(4,326)	(4,975)	(5,721)

Pro forma stockholders’ equity	$203,388	$217,165	$230,942	$246,785

Pro forma stockholders’ equity per share (5):
Historical	$13.79	$11.72	$10.19	$8.86
Estimated net proceeds	9.48	9.51	9.53	9.54
Plus: common stock issued to charitable foundation	0.29	0.29	0.29	0.29
Less: expense net of tax of contribution to charitable foundation	(0.24)	(0.24)	(0.24)	(0.24)
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan (2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$22.12	$20.08	$18.57	$17.25

Offering price as a percentage of pro forma stockholders’ equity per share	45.21%	49.80%	53.85%	57.97%

Number of shares used to calculate pro forma stockholders’ equity per share (5)	9,192,750	10,815,000	12,437,250	14,302,838

(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8% of the sum of the shares sold in the offering and contributed to the charitable foundation (735,420, 865,200, 994,980 and 1,144,227 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Franklin Financial Corporation. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to 5% and a term of 20 years. Franklin Federal intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Franklin Financial Corporation will earn on the loan will offset a portion of the compensation expense recorded by Franklin Federal as it contributes to the ESOP. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon the market value of shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(2)	Assumes that Franklin Financial Corporation will purchase in the open market a number of shares of stock equal to 4% of the sum of the shares sold in the offering and contributed to the charitable foundation (367,710, 432,600, 497,490 and 572,114 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Franklin Financial Corporation or with dividends paid to Franklin Financial Corporation by Franklin Federal. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.8%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Franklin Financial Corporation common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 38%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.
(3)	Does not give effect to the non-recurring expense that is expected to be recognized in fiscal 2011 as a result of the contribution of common stock to the charitable foundation.

(footnotes continued on following page)

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

(Dollars in thousands, except per share amounts)	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
Before-tax expense of contribution to foundation:
Year ended September 30, 2010	$3,571	$4,200	$4,831	$5,555

After-tax expense of contributions to foundation:
Year ended September 30, 2010	2,214	2,604	2,996	3,444

Pro forma net income (loss):
Year ended September 30, 2010	(3,932)	(4,432)	(4,934)	(5,510)

Pro forma net income (loss) per share:
Year ended September 30, 2010	(0.46)	(0.44)	(0.43)	(0.42)

Pro forma tax benefit:
Year ended September 30, 2010	1,357	1,596	1,835	2,111

The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 38% income tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(4)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan expected to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 10% of the sum of the shares sold in the offering and contributed to the charitable foundation (919,275, 1,081,500, 1,243,725 and 1,430,284 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.28 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0.00%; expected life, 10 years; expected volatility, 17.86%; and risk-free interest rate, 2.53%. Because there currently is no market for Franklin Financial Corporation common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 38%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Franklin Financial Corporation may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 9.1%.
(5)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the offering. The number of shares used to calculate pro forma stockholders’ equity per share equals the total number of shares to be outstanding upon completion of the offering.

Comparison of Independent Valuation and Pro Forma Financial Information

With and Without the Foundation

As set forth in the following table, if we do not fund The Franklin Federal Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would have increased the amount of common stock offered for sale in the offering. If the contribution to the foundation was not made, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at September 30, 2010, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range
(Dollars in thousands, except per share amount)	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation

Estimated offering amount (1)	$89,250	$93,500	$105,000	$110,000	$120,750	$126,500	$138,863	$145,475
Pro forma market capitalization	91,928	93,500	108,150	110,000	124,373	126,500	143,028	145,475
Estimated pro forma valuation	91,928	93,500	108,150	110,000	124,373	126,500	143,028	145,475
Pro forma total assets	1,047,674	1,051,240	1,061,451	1,065,647	1,075,228	1,080,053	1,091,071	1,096,620
Pro forma total liabilities	844,286	844,286	844,286	844,286	844,286	844,286	844,286	844,286
Pro forma stockholders’ equity	203,388	206,954	217,165	221,361	230,942	235,767	246,785	252,334
Pro forma net income (loss)	(1,718)	(1,701)	(1,828)	(1,808)	(1,938)	(1,915)	(2,066)	(2,039)
Pro forma stockholders’ equity per share	22.12	22.14	20.08	20.12	18.57	18.64	17.25	17.34
Pro forma net income (loss) per share	(0.20)	(0.20)	(0.18)	(0.18)	(0.16)	(0.16)	(0.15)	(0.15)

Pro Forma Pricing Ratios:
Offering prices as a percentage of pro forma stockholders’ equity	45.21%	45.17%	49.80%	49.70%	53.85%	53.65%	57.97%	57.67%
Offering price to net income	N/M	N/M	N/M	N/M	N/M	N/M	N/M	N/M
Offering price to assets

Pro Forma Financial Ratios:
Return on assets	(0.16)%	(0.16)%	(0.17)%	(0.17)%	(0.18)%	(0.18)%	(0.19)%	(0.19)%
Return on stockholders’ equity	(0.84)	(0.82)	(0.84)	(0.82)	(0.84)	(0.81)	(0.84)	(0.81)
Stockholders’ equity to total assets	19.41	19.69	20.46	20.77	21.48	21.83	22.62	23.01

(1)	Based on independent valuation prepared by RP Financial as of November 26, 2010.

Our Business

General

Franklin Financial Corporation, a Virginia corporation, was incorporated in December 2010 to become the holding company for Franklin Federal upon completion of the conversion. Before the completion of the conversion, Franklin Financial Corporation has not engaged in any significant activities other than organizational activities. Following completion of the conversion, Franklin Financial Corporation’s business activity will be the ownership of the outstanding capital stock of Franklin Federal and management of the investment of offering proceeds retained from the conversion and the investment portfolio of Franklin Financial Corporation MHC, which will be retained by Franklin Financial Corporation. Initially, Franklin Financial Corporation will not own or lease any property but instead use the premises, equipment and other property of Franklin Federal with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement that Franklin Financial Corporation and Franklin Federal will enter into upon completion of the conversion. In addition, Franklin Financial Corporation and Franklin Federal will also enter into a tax allocation agreement upon completion of the conversion as a result of their status as members of an affiliated group under the Internal Revenue Code. In the future, Franklin Financial Corporation may acquire other financial institutions or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Founded in 1933, Franklin Federal is a federally chartered savings bank headquartered in Glen Allen, Virginia. We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our primary market area. We attract deposits from the general public and use those funds to originate commercial real estate loans, including nonresidential real estate and multi-family real estate loans, and residential mortgage loans. We have in the past originated construction and land and land development loans but given local market conditions, we currently are originating such loans on a limited basis. We conduct our lending and deposit activities primarily with individuals and businesses in our primary market area.

Our website address is www.franklinfederal.com. Information on our website should not be considered a part of this prospectus.

Market Area

We operate eight full-service retail banking offices in the Greater Richmond area of Central Virginia, including one branch at our corporate headquarters in Glen Allen. We consider the City of Richmond and the Counties of Henrico, Hanover and Chesterfield, Virginia, and the surrounding areas to be our primary market area. The City of Richmond serves as capital of Virginia and the economic center of the Richmond-Petersburg metropolitan statistical area (“Richmond MSA”). The Richmond MSA is located in the central region of Virginia and had an estimated population of 1.25 million in 2010. The largest jurisdictions in the Richmond MSA as ranked by estimated 2010 population were Chesterfield County (314,259), Henrico County (300,523), Richmond (201,272), and Hanover County (101,350).

We also make commercial real estate loans in other areas of Virginia, primarily within 120 miles of Richmond, as well as a limited number of such loans in North Carolina. In Virginia, we have originated loans on properties located north to the Manassas/Woodbridge area of northern Virginia, to the east to the Norfolk/Virginia Beach area of eastern Virginia, and to the west to Harrisonburg near the intersection of Interstates 64 and 81.

While the City of Richmond experienced relatively low population growth of 1.8% in the decade from 2000 to 2010, the broader Richmond MSA experienced robust population growth of 14.3%. Chesterfield, Henrico, and Hanover counties recorded population growth rates of 20.9%, 14.6%, and 17.4%, respectively. The Richmond MSA population is projected to increase 5.4% over the next five years, continuing to exceed the state and national growth rates. The area reflects a generally high quality of life as exemplified by a relatively low cost of living, minimal traffic congestion, a physically attractive topography, and a diverse economy that experiences neither the highs nor the lows of national business cycles.

The economic diversity of the Richmond MSA helps to insulate it from hardships due to fluctuation in particular sectors of the economy. The region’s central location and Richmond’s status as the state capital also allows it to benefit from growth in other regions of Virginia and the state as a whole. The Richmond MSA provided employment for a total of approximately 597,500 workers. The major employment categories of the region are (i) government, (ii) trade, transportation, and utilities, (iii) professional and business services, and (iv) education and health services. Within the manufacturing category, the largest category of workers is in the tobacco industry. Other important manufacturing categories are chemicals, printing and publishing and paper. The area is home to ten current Fortune 1000 companies.

Five four-year institutions of higher education and three two-year institutions are located in the Richmond MSA, including Virginia Commonwealth University and the University of Richmond. Along with other private, for-profit schools, these educational institutions produce a steady stream of employees for new and expanding companies in fields including business, engineering, law, and medicine.

Compared to national and state demographic trends, the Richmond MSA reflects a slightly wealthier cross-section of residents. The median household net worth in the Richmond MSA for 2010 is estimated at $108,164, as compared to the state and national medians of $106,631 and $93,084, respectively. The median household income for 2010 was $60,899 in the Richmond MSA, above the national median of $54,442 but below the state median of $61,347. The larger suburban counties of Hanover, Chesterfield, and Henrico exhibited higher median household incomes of $76,260, $75,532, and $63,832, respectively.

The unemployment trends in Virginia and the Richmond MSA have compared favorably to the national trends. The unemployment rate in the Richmond MSA has hovered slightly above the state rate, but has measured consistently below the national rate. The Richmond MSA’s unemployment rate of 7.5% in September 2010, was below the national rate of 9.6%, but exceeded the state rate of 6.5%.

Competition

We face significant competition for deposits and loans. Our most direct competition for deposits has historically come from the financial institutions operating in our primary market area and from other financial service companies such as securities and mortgage brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government sponsored enterprises. At June 30, 2010, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 2.23% of the FDIC-insured deposits in the Richmond, Virginia MSA. Some of the banks owned by large national and regional holding companies and other community-based banks that also operate in our primary market area are larger than we are and, therefore, may have greater resources or offer a broader range of products and services.

Our competition for loans comes from financial institutions, including credit unions, in our primary market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies. In recent years, competition from various U.S. government programs and agencies and government sponsored enterprises has resulted in fewer profitable opportunities to originate one-to four-family and multi-family residential mortgage loans.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet, and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Federal law permits affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

Nonresidential Real Estate Loans. We offer fixed-rate and, to a lesser extent, adjustable-rate mortgage loans secured by commercial real estate. Our nonresidential real estate loans are generally secured by small- to moderately-sized properties located within our primary market area and the surrounding 120 mile radius, including shopping centers and other retail properties, industrial and office buildings, hotels, mini-storage facilities and parking facilities. In 2004, we began to significantly increase our origination of commercial real estate loans. Prior to that time, our lending focus was primarily on residential one- to four-family, owner-occupied mortgages and construction loans to builders. We expect to continue our emphasis on nonresidential real estate lending following the conversion.

We originate fixed-rate nonresidential real estate loans generally with contractual maturities of between 20 and 30 years. These loans are typically callable in ten years or at any time thereafter. We also offer adjustable-rate nonresidential real estate loans, generally with contractual maturities of between 20 and 30 years, that are typically callable in five years or at any time thereafter. Interest rates on adjustable rate loans are typically equal to a margin above the prime lending rate or the 30-day London Interbank Offered Rate (LIBOR). Rates are generally adjustable monthly, but they may adjust at other intervals as negotiated with the borrower at the time a loan is made. Loans are secured by first mortgages and generally are originated with a maximum loan-to-value ratio of 80%. Loans that we have originated in the past two years generally have loan-to-value ratios ranging from 50% to 70%. Rates and other terms on such loans generally depend on our assessment of credit risk after considering such factors as the borrower’s financial condition and credit history, property type, loan-to-value ratio, debt service coverage ratio, financial strength of the guarantor and other factors. We generally require a debt service ratio of 1.3x or greater depending on the characteristics of the project. We also generally require personal guarantees on nonresidential real estate loans. Our nonresidential real estate loans generally carry a prepayment penalty, the amount of which varies.

As of September 30, 2010, the average size of our 50 largest nonresidential real estate loans is $3.2 million and the largest such loan is $10.0 million. This loan, which was originated in April 2010 and is secured by a first deed of trust on a hotel in eastern Virginia, was performing in accordance with its terms at September 30, 2010.

Multi-Family Real Estate Loans. We offer multi-family real estate loans that are generally secured by properties in our primary market area and the surrounding 120 mile radius. Multi-family loans are secured by first mortgages, generally are originated with a maximum loan-to-value ratio of 80% and generally require specified debt service coverage ratios of 1.3x or greater depending on the characteristics of the project. Rates and other terms on such loans generally depend on our assessment of the credit risk after considering such factors as the borrower’s financial condition and credit history, loan-to-value ratio, debt service coverage ratio and other factors.

As of September 30, 2010, our largest multi-family real estate exposure was three loans on one property with a total outstanding balance of $11.6 million. These loans, which were originated from March 2006 to April 2008, are secured by an approximately 600 unit apartment project. These loans were rated substandard at September 30, 2010 but were performing in accordance with their terms at that date. For a further discussion of these loans, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Analysis of Nonperforming and Classified Assets.”

One-to Four-Family Residential Loans. Our origination of residential mortgage loans enables borrowers to purchase or refinance existing homes located in our primary market area. We originate one-to four-family residential mortgage loans on both owner-occupied properties and non-owner occupied properties. At September 30, 2010, $64.3 million of our one-to four-family residential loan portfolio was comprised of loans on owner-occupied properties and $64.4 million was comprised of loans on non-owner-occupied properties, which are primarily investment properties. We generally offer fixed-rate mortgage loans with terms up to 30 years on owner-occupied properties and up to 15 years on non-owner-occupied properties.

While we continue to originate one- to four-family residential mortgage loans on owner-occupied properties, the low interest rate environment and intense competition for such loans has resulted in a decrease in the number of such loans we have originated in recent years, and most of the residential loans we originate on owner-occupied properties are sold into the secondary market. We generally retain in our portfolio non-owner occupied one- to four-family residential loans that we originate.

While one-to four-family residential real estate loans are typically originated with 30-year terms, such loans tend to remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing of the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We do not make conventional, owner-occupied loans with loan-to-value ratios exceeding 95% for our portfolio. Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance. For non-owner occupied residential loans, we generally require a loan-to-value ratio of less than 65% and the borrower must meet certain reserve requirements and debt service ratios and pay a higher interest rate than available on owner-occupied loans. We generally require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We also require title insurance on all mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for all loans located in flood hazard areas.

We have not originated subprime loans (i.e., mortgage loans aimed at borrowers who do not qualify for market interest rates because of problems with their credit history). We do not offer loans with negative amortization and generally do not offer interest-only loans.

At September 30, 2010, our largest owner-occupied one-to four-family residential loan in our portfolio had an outstanding balance of $985,000. This loan, which was originated in March 2009 and is secured by a single family home, was performing in accordance with its original terms at September 30, 2010.

At September 30, 2010, the largest non-owner occupied loan in our portfolio had an outstanding balance of $7.9 million. This loan, which was originated in December 2006 and is secured by 47 one-to four-family rental property dwellings, was performing in accordance with its original terms at September 30, 2010.

Construction Loans. We originate construction loans for one-to four-family homes, multi-family properties and nonresidential commercial real estate. Our construction lending program began in fiscal 1997 with a focus on local residential builders. Our builder lines outstanding grew moderately from inception until reaching approximately $69.0 million at September 30, 2007. Given market conditions since then, we have allowed this portfolio to gradually run off through sales of the underlying houses and lots and, in the last two years, through foreclosures. Given market conditions, we are currently originating construction loans on a limited basis, primarily on one- to four-family homes and selected pre-leased nonresidential properties, and we do not anticipate that we will actively solicit loans in the next few years. As economic conditions improve, we will review the market for construction loans and determine at that time whether to increase originations of such loans.

Construction loans on one- to four-family homes are typically for a term of nine months with monthly interest only payments. Except for speculative loans, discussed below, repayment of such construction loans typically comes from the proceeds of a permanent mortgage loan for which a commitment is typically in place when the construction loan is originated. We originate these construction loans to a limited group of well-established builders in our primary market area, and we limit the number of projects with each builder. Interest rates on these loans are generally tied to the prime lending rate with a floor or minimum interest rate established at the time the loan is made. Construction loans generally will not exceed the lesser of 90% of the appraised value or 100% of the direct construction costs. We also offer construction loans for the financing of pre-sold homes, which convert into permanent loans at the end of the construction period. Such loans generally have a six-month construction period with interest only payments due monthly during the construction phase, followed by an automatic conversion to a permanent loan with a term up to 30 years with monthly payments of principal and interest. Occasionally, a construction loan to a builder of a speculative home will be converted to a permanent loan if the builder has not secured a buyer within a limited period of time after the completion of the home. We generally disburse funds on a percentage-of-completion basis following an inspection by a third party inspector and review of title.

Due to current market conditions, we are originating only a limited number of speculative construction loans to builders with a strong track record. At September 30, 2010, we had approved commitments for speculative construction loans of $10.3 million, of which $9.9 million was outstanding. Speculative construction loans generally will not exceed the lesser of 80% of the appraised value or 100% of the direct construction costs.

We also originate construction loans on nonresidential and multi-family commercial real estate projects. Such loans are primarily on properties pre-leased to anchor credit tenants. The loan-to-value ratio on such properties generally is 75% or lower, and expected debt service coverage upon stabilization is generally 1.3x or greater. These loans require payment of interest only during construction before converting to a fixed-rate amortizing loan.

At September 30, 2010, our largest one-to four-family construction loan relationship was for a builder line of credit of $12.0 million, of which $2.7 million was outstanding and on which any new extension of credit must be approved by our Loan Committee. This relationship was performing according to its original terms at September 30, 2010.

At September 30, 2010, our largest nonresidential real estate construction loan was $7.4 million on a Walgreen’s anchored shopping center in Central Virginia originated in March 2010. The property was 93% pre-leased at September 30, 2010. At September 30, 2010, approximately $3.3 million of the total loan amount had been disbursed. This loan was performing according to its original terms at September 30, 2010.

Land and Land Development Loans. We originate loans to developers for the purpose of purchasing and/or developing vacant land in our primary market area and in areas within 120 miles of our primary market area, typically for residential subdivisions. We began making land and land development loans in fiscal 2001 and reached a fiscal year end peak of such loans at September 30, 2008 at $79.2 million, as compared to $70.5 million at September 30, 2010. We have significantly curtailed our origination of land and land development loans in the past two years and do not expect to increase originations of these types of loans in the near term.

Land and land development loans are generally interest-only loans for a term not to exceed three years. For a land development loan, we generally require a maximum loan-to-value ratio of 75% of the appraised value upon completion and for a land loan, we require a maximum loan-to-value ratio of 65% of the appraised market value. Prior to 2009, we did not require any cash equity from the borrower if there was sufficient indicated equity in the collateral property. Development plats and cost verification documents are required from borrowers before we approve and close the loan. Our loan officers are required to personally visit the proposed development site and the sites of competing developments.

At September 30, 2010, our largest land and land development loan had an outstanding balance of $11.4 million. The loan was not performing in accordance with its original terms at September 30, 2010. For a further discussion of this loan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Analysis of Nonperforming and Classified Assets.”

Other Loans. We offer, on a limited basis, consumer loans and second mortgages. We do not actively market these loans and such loans represent a small portion of our loan portfolio. Key loan terms vary depending on the collateral, the borrower’s financial condition, credit history and other relevant factors, and personal guarantees may be required as part of the loan commitment, other than for second mortgages.

Loan Underwriting Risks

Nonresidential and Multi-Family Real Estate Loans. Loans secured by nonresidential and multi-family real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Payments on loans secured by income producing properties often depend on successful operation and management of the properties. Of primary concern in multi-family and nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. In reaching a decision on whether to make a nonresidential or multi-family real estate loan, we review a cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history, profitability, the value and location of the underlying property, the financial strength of the guarantors and other factors. An environmental questionnaire is obtained and a Phase 1 or 2 environmental assessment is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials. To monitor cash flows on income producing properties, we require borrowers and loan guarantors to provide annual financial statements and rent rolls on nonresidential and multi-family real estate loans in excess of $1.0 million.

Construction and Land and Land Development Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate due to changes in market conditions or other factors, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment if liquidation is required. If we are forced to foreclose on a building before or at completion due to a default, we may be unable to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land and land development loans have substantially similar risks to speculative construction loans.

Non-Owner Occupied Residential Real Estate Loans. Loans secured by investment properties represent a unique credit risk to us and, as a result, we adhere to special underwriting guidelines. Of primary concern in non-owner occupied real estate lending is the consistency of rental income of the property. Payments on loans secured by rental properties often depend on the successful operation and management of the properties and the payment of rent by tenants. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy.

Loan Originations, Sales and Purchases. Loan originations come from a number of sources. The primary sources of loan originations are real estate agents, existing customers, advertising and referrals from customers. Most of our nonresidential real estate and multi-family real estate loan originations result from existing relationships and referrals from mortgage bankers. We generally sell in the secondary market long-term fixed-rate residential owner-occupied mortgage loans that we originate. Our decision to sell loans is based on prevailing market interest rate conditions, interest rate management and liquidity needs. We occasionally purchase participation interests in commercial real estate loans to supplement our lending portfolio and sell participations in such loans that exceed our lending limits. We have not historically purchased whole loans.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors and management. Franklin Federal uses a Loan Committee for the review and approval of all loans, except saleable loans. The Loan Committee consists of four members, and the approval of at least three of the members is required for the loan to be granted. Loans up to $3.0 million may be approved by the Loan Committee and reported to the board of directors. Loans over $3.0 million, as well as loans originated on properties located outside the Commonwealth of Virginia, must be approved by the board of directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to 15% of our stated capital and reserves. At September 30, 2010, our regulatory limit on loans to one borrower was $17.2 million. At that date, our largest lending relationship was $15.2 million and the loans to this borrower were performing according to their original terms at that date. This loan relationship is secured by first deeds of trust on undeveloped and partially developed land and one-to four-family residential homes in Central Virginia. Two of the loans of $4.9 million each were rated substandard at September 30, 2010 because their interest reserve periods will end on or before March 31, 2011 and the properties do not generate cash flows to service the debt. For a further discussion of this loan relationship, see “—Risk Management—Analysis of Nonperforming and Classified Assets.”

Loan Commitments. We issue commitments for residential and commercial mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 30 to 120 days.

Investment Activities

We currently maintain investment portfolios at both Franklin Financial Corporation MHC and Franklin Federal. At September 30, 2010, our investment portfolio totaled $312.2 million, or 32.2% of total assets, on a consolidated basis. Franklin Financial Corporation MHC’s portfolio consists primarily of marketable equity securities in various financial institutions, including local community banks and larger regional and national commercial banks. Franklin Federal’s portfolio consists primarily of various types of debt securities as permitted by Office of Thrift Supervision regulations, including mortgage-backed securities, U.S. Government and federal agency securities, state and local government obligations and corporate debt obligations.

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities, corporate bonds and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate equity securities and pass-through investments in mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Atlanta stock. We also invest in bank-owned life insurance, subject to applicable regulatory limits. While we have the authority under applicable law and our investment policies to invest in derivative securities, we had a de minimis amount of such investments at September 30, 2010.

Our investment objectives are to provide and maintain liquidity, to provide collateral for pledging requirements, to assist in maintaining an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy and appointment of the Asset/Liability Management Committee (“ALCO”) and the Investment Committees. The ALCO and Investment Committee for Franklin Federal Savings Bank consist of our Chief Executive Officer, Chief Financial Officer, our two other Executive Vice Presidents and our Senior Vice President–Loan Servicing. These five officers are our policy-making executive officers. The Investment Committee, implementing the overall asset/liability management policy set by the ALCO, is responsible for implementation of the investment policy and monitoring our investment performance. Individual investment transactions are reviewed and approved by the board of directors on a monthly basis.

The objectives of Franklin Financial Corporation MHC’s Investment Policy are to provide long-term appreciation by investing primarily in the equity securities of financial institutions and financial service companies located in Virginia, subject to certain regulatory limitations, and to provide tax-advantaged dividend income. The Investment Policy sets forth various limits with respect to the investments made by Franklin Financial Corporation MHC. The Investment Committee of Franklin Financial Corporation MHC, which meets quarterly, is comprised of four members, three of whom are also members of the Investment Committee of Franklin Federal Savings Bank. Following completion of the conversion, Franklin Financial Corporation will retain the investment portfolio of Franklin Financial Corporation MHC and will adopt an investment policy and strategy similar to that implemented by Franklin Financial Corporation MHC.

The investment policy of Franklin Financial Corporation MHC sets guidelines and limits for the purchase of stocks of community banks, regional and national banking institutions and financial services companies. By September 30, 2006, Franklin Financial Corporation MHC had acquired investments in a cross section of the stocks of banking institutions, insurance companies, investment banks and community banks. Under our investment policies, the maximum permitted investment in any one regional or national banking institution or financial services company is $5.0 million, and any such company generally has to have a minimum market capitalization at the time of purchase of $1.0 billion, and the corporate debt securities of such company must generally be rated in one of the four highest categories by a nationally recognized rating service. As part of our strategy to grow through acquisitions, we may consider initial investments of up to 4.99%, subject to a maximum investment of $10.0 million, in Virginia-based community banking institutions. In making such investments, at the time of purchase the community banking institution must meet all regulatory minimum capital levels, must have been profitable from recurring operations in each of the prior three years, and must have had a minimum book value capitalization of $10.0 million.

Due to the global financial crisis and given the concentration of Franklin Financial Corporation MHC’s investment portfolio in equity securities of financial institutions, our investment portfolio has seen significant deterioration over the past three years. During fiscal year 2010, 2009 and 2008, Franklin Financial Corporation MHC recognized other-than-temporary impairment charges on its equity securities portfolio of $3.8 million, $10.7 million and $8.0 million, respectively. The net unrealized losses in our equity securities portfolio at September 30, 2010, 2009 and 2008 were $1.0 million, $1.3 million and $730,000, respectively.

Some of our debt securities have also experienced significant declines in value in connection with the global financial crisis. In 2008, Franklin Federal Savings Bank owned investments in three mutual funds, which were primarily invested in various short-term instruments including mortgage-related investments (including private-label mortgage-backed securities), U.S. government debt securities, investment-grade corporate debt, and other high quality, short-term securities. At the time Franklin Federal Savings Bank invested in these funds, some of which investments were made as early as 2001, they were highly rated and well-performing funds. In 2008, the funds experienced significant price declines due to credit deterioration and elevated liquidity premiums. The fund managers enacted a redemption-in-kind provision that restricted the ability of Franklin Federal to sell these investments. Franklin Federal elected to exercise the redemption-in-kind provision and received $97.1 million of debt securities in three separate redemptions, including $51.1 million of non-agency collateralized mortgage obligations (“CMOs”). To better understand the risk associated with the non-agency CMOs, we engaged a third-party consultant to perform a detailed analysis of all non-agency CMO securities to identify potential loss exposure. At September 30, 2010, our non-agency CMOs, which are classified as held-to-maturity securities, had an amortized cost value of $21.9 million and a fair value of $17.8 million. For the fiscal year ended September 30, 2010, 2009 and 2008, we took impairment charges totaling $4.4 million, $9.3 million and $3.2 million, respectively, on these securities, including $496,000 in the quarter ended September 30, 2010. Approximately $3.8 million of the impairment charges were recorded in earnings, with the remainder recorded in accumulated other comprehensive income. The net unrealized gains on our debt securities at September 30, 2010 were $5.6 million as compared to net unrealized losses of $13.6 million at September 30, 2008.

Management reviews the investment portfolio of each entity on a quarterly basis to determine the cause of declines in the fair value of each security. Thorough evaluations of the causes of the unrealized losses are performed to determine whether the impairment is temporary or other than temporary in nature. Considerations such as the financial condition of the issuer, our intent and ability to hold securities, recoverability of invested amount over a reasonable period of time, the length of time the security is in an unrealized loss position and receipt of amounts contractually due, for example, are applied in determining whether a security is other than temporarily impaired. Changes in the expected cash flows of the securities and/or prolonged price declines may result in our concluding in future periods that the impairment of these securities is other than temporary, which would require a charge to earnings to write down these securities to their fair value.

For a detailed discussion of the losses we have incurred on our investment portfolio during 2008 through 2010, see “Gains, Losses, and Impairment Charges on Securities” and note 3 to the consolidated financial statements.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings, investment maturities and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments and investment maturities are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Deposits are attracted from within our primary market area through the offering of a selection of deposit instruments, all of which are interest-bearing accounts, including money market checking and passbook savings accounts and certificates of deposit. Historically, we have not offered noninterest-bearing demand accounts (such as checking accounts), although we have plans to do so in the near future. At September 30, 2010, $380.4 million, or 58.8% of our total deposits, were certificates of deposit. At September 30, 2010, we did not utilize brokered deposits. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit, the type of account and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has typically been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

Borrowings. We use advances from the Federal Home Loan Bank of Atlanta to supplement our investable funds and to help manage interest rate risk. The Federal Home Loan Bank of Atlanta functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Atlanta and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. At September 30, 2010, we had unused borrowing capacity of approximately $77.8 million with the Federal Home Loan Bank of Atlanta, and $190.0 million of long-term borrowings were outstanding. Additionally, we maintain a borrowing arrangement with the Federal Reserve Bank of Richmond. No borrowings have occurred to date and any future borrowings will be secured primarily by corporate bonds.

Financial Services

We have a partnership with a third-party registered broker-dealer, PrimeVest Financial Services, Inc. (“PrimeVest”). Through PrimeVest, we offer customers a complete range of nondeposit investment products, including mutual funds, debt, equity and government securities, retirement accounts, insurance products and fixed and variable annuities. For the years ended September 30, 2010 and 2009, pursuant to our agreement with PrimeVest, we received fees of $396,000 and $418,000, respectively.

Properties

We currently conduct business from our corporate headquarters and seven additional branches. The following table sets forth the net book value of the land, building, and leasehold improvements, if applicable, and certain other information with respect to our offices at September 30, 2010.

Location	Year Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value at September 30, 2010
					(In thousands)

Main Office:
4501 Cox Road Glen Allen, Virginia 23060	1994	35,210	Owned	N/A	$2,899

Branch Offices:

5100 Nine Mile Road Richmond, Virginia 23223	1996	2,472	Owned	N/A	259

5011 Brook Road Richmond, Virginia 23227	1992	2,288	Owned	N/A	332

7013 Three Chopt Road Richmond, Virginia 23226	1954	2,229	Leased	5/31/2014	11

7336-7338 Bell Creek Road Mechanicsville, Virginia 23111	1993	3,500	Leased	6/30/2013	52

9000 West Huguenot Road Richmond, Virginia 23235	1992	3,280	Owned	N/A	503

9961 Iron Bridge Road Chesterfield, Virginia 23832	1997	7,433	Owned	N/A	532

1717 Bellevue Avenue Richmond, Virginia 23227	2010	414	Leased	5/31/2011	3

We expect that expiring leases will be renewed prior to expiration.

Personnel

As of September 30, 2010, we had 91 full-time employees and 11 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Franklin Financial Corporation MHC’s only subsidiary is FFC, Inc., the parent company of Franklin Federal, which was recently formed solely for purposes of facilitating the conversion. Franklin Federal’s active subsidiaries are Franklin Service Corporation and six limited liability companies formed to acquire and manage other real estate owned. Franklin Service Corporation acts as trustee on deeds of trust on loans made by Franklin Federal.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and the notes to consolidated financial statements that appear at the end of this prospectus.

Overview

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Other significant sources of pre-tax income are earnings from bank-owned life insurance, service charges (mostly from service charges on deposit accounts and loan servicing fees), fees from sale of mortgage loans originated for sale in the secondary market, and commissions on sales of securities and insurance products. We also recognize income from the sale of securities.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, federal deposit insurance premiums and Office of Thrift Supervision assessments, data processing expenses and other miscellaneous expenses. Following the offering, our noninterest expenses are likely to increase as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of stockholder communications and meetings and stock exchange listing fees.

Salaries and employee benefits consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, rental expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using a combination of accelerated and the straight-line methods based on the useful lives of the related assets, which range from 3 to 30 years. Data processing expenses are the fees we pay to third parties for processing customer information, deposits and loans. Federal deposit insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts and Office of Thrift Supervision assessments are fees we pay to our primary regulator.

Due to losses experienced in our securities portfolio, we have recorded significant other-than-temporary impairment charges on securities, which are reflected in noninterest income.

Our contribution to the charitable foundation will be an additional operating expense that will reduce net income during the quarter in which the contribution to the foundation is made. The contribution to the foundation will result in a $2.2 million and $3.0 million after-tax expense at the minimum and maximum of the offering range, respectively. Any loss resulting from the contribution to the foundation will not be a recurring loss. See “Pro Forma Data” for a detailed analysis of the cost of the contribution to the foundation.

Other expenses include expenses for professional services, advertising, office supplies, postage, telephone, insurance and other miscellaneous operating expenses.

Operating Strategy

Background. Throughout most of our 77-year history, we have operated as a traditional savings and loan association, attracting deposits and investing those funds primarily in residential mortgage loans and investment securities. During the past decade, recognizing our need to adapt to current and future changing market conditions, we revised our operating strategy to diversify our loan portfolio, expand our deposit product offerings and enhance our infrastructure. Certain highlights of our operations in recent years are as follows:

•

Repositioning the loan portfolio. We have gradually increased the origination of construction, land and land development, nonresidential real estate and multi-family real estate loans, and decreased reliance on originating and retaining longer-term, fixed-rate, owner-occupied residential mortgage loans. This has been done to reduce our exposure to interest rate risk, increase the yield on our loans and shorten the maturity of the loan portfolio. Given current market conditions, we are not currently emphasizing land and land development loans or construction loans.

•

Selling residential mortgage loans into the secondary market. Since 2003, we have generally sold most newly originated, conforming single-family owner-occupied mortgage loans into the secondary market on a servicing released basis. This strategy has helped to reduce exposure to interest rate risk and increase non-interest income.

•

Adding new deposit capabilities. Historically, we offered only traditional savings products with no transactional accounts. Over the past several years, we have changed our deposit platform to accommodate transactional accounts. In September 2008, we introduced a money market checking account as the first non-passbook, “checking” deposit product.

•	Enhancing our infrastructure. Over the past several years, we have focused on upgrading our infrastructure, both in terms of equipment and personnel, in order to position ourselves for growth.

Our mission is to operate and grow a profitable community-oriented financial institution. The following are the key elements of our current business strategy:

Growth and diversification, preferably through acquisitions. We intend to actively pursue expansion opportunities in areas in or adjacent to our existing market area in strategic locations that maximize growth opportunities or with companies that add complementary products to our existing business. We believe that the current economic environment will facilitate the rate of consolidation in the banking industry and continue to present acquisition opportunities. We will look to be opportunistic to expand primarily through the acquisition of community banking institutions in our market area, including through FDIC-assisted transactions, and believe additional capital will better position us to take advantage of those opportunities. While we periodically conduct informal discussions with other parties, we currently do not have any specific plans for any such acquisitions.

Improvement of asset quality. We have sought to maintain our asset quality and moderate credit risk by using conservative underwriting standards. However, our non-performing assets have increased significantly since fiscal 2008 due to weakened economic conditions that have adversely affected our borrowers and the value of the properties securing our real estate loans. At September 30, 2010, nonperforming loans amounted to $29.8 million, or 6.0% of total loans, compared to $1.3 million, or 0.3% of total loans at September 30, 2008. This has resulted in further tightening of our underwriting standards, including reducing loan-to-value ratios, and de-emphasizing certain types of lending, such as construction and land and land development loans. Further, we have strengthened our oversight of problem assets by hiring an employee responsible for credit review who reports directly to our board of directors and another employee who is charged with the oversight of our internal audit review procedures. These measures have increased the frequency with which classified and watch list credits are reviewed and have intensified our efforts to resolve problem assets.

For problem assets, we visit the collateral properties securing our loans on a frequent basis, maintain close communication with our borrowers, seek additional collateral and cross collateralization of multiple loans, revise loan terms as needed to help our borrowers through cash flow short-falls, encourage our borrowers to bring in other investors or partners, and pursue foreclosure if necessary.

Continued focus on commercial real estate lending activities. Our strategy has been, and continues to be, to increase the volume of assets invested in commercial real estate loans, which include nonresidential real estate loans and multi-family real estate loans, which tend to have higher yields than traditional single-family owner-occupied residential mortgage loans and which have shorter terms to maturity or adjustable interest rates. See “Risk Factors—Risks Related to Our Business—Commercial real estate lending may expose us to increased lending risks.”

Commercial real estate loans provide us with the opportunity to earn more income because they tend to have higher interest rates than owner-occupied residential mortgage loans. In addition, these loans are beneficial for interest rate risk management because they typically have shorter terms and prepayment penalties. There are many commercial properties located in our market area, and with the additional capital raised in the offering we intend to pursue the lending relationships associated with these opportunities. Our commercial real estate loans have increased from $108.7 million, or 28.9% of total loans, at September 30, 2006, to $251.6 million, or 50.9% of total loans, at September 30, 2010. The increase in commercial real estate lending in 2010 and 2009 resulted in part from improved opportunities due to less competition for such loans from insurance companies, conduits and other financial institutions as a result of the weakened economic environment.

Continued origination of owner-occupied, one- to four-family residential real estate loans primarily for sale in the secondary market. In recent years, we have originated one-to four-family residential mortgage loans on owner-occupied properties for sale in the secondary market. We expect to continue this practice following the conversion. If interest rates rise in the future, we may determine to expand our origination of owner-occupied one-to four-family loans for portfolio.

Expansion of our deposit product offerings. Our goal is to become a full-service community banking institution offering our customers a broad range of deposit products. On the deposit side, we have begun to broaden our deposit products and services, including the introduction in 2008 of a money market checking account. In the next year, we also plan on offering traditional checking accounts and more flexible savings account products and implementing more streamlined account opening procedures. In order to more efficiently achieve the expansion of new products and services, we plan on introducing more extensive branding and advertising to emphasize our strengths as a full-service community banking institution.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessary involves a high degree of judgment. Among the material estimates required to establish the allowance are: the loss exposure at default; the amount and timing of future cash flows on impaired loans; the value of collateral; and the determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses and may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See note 5 of the notes to consolidated financial statements included in this prospectus.

Other-Than-Temporary Impairment. Investment securities are reviewed at each quarter-end reporting period to determine whether the fair value is below the current amortized cost. When the fair value of any of our investment securities has declined below its amortized cost, management is required to assess whether the decline is other than temporary. In making this assessment, we consider such factors as the type of investment, the length of time and extent to which the fair value has been below the carrying value, the financial condition and near- term prospects of the issuer, and our intent and ability to hold the investment long enough to allow for any anticipated recovery. The decision to record a write-down, its amount and the period in which it is recorded could change if management’s assessment of the above factors were different. We do not record impairment write-downs on debt securities when impairment is due to changes in interest rates, since we have the intent and ability to realize the full value of the investments by holding them to maturity. Quoted market value is considered to be fair value for actively traded securities. For privately issued securities, and for thinly traded securities where market quotes are not available, we use estimation techniques to determine fair value. Estimation techniques used include discounted cash flows for debt securities. Additional information regarding our accounting for investment securities is included in notes 1 and 3 to the notes to consolidated financial statements.

Income Taxes. Management makes estimates and judgments to calculate certain tax liabilities and to determine the recoverability of certain deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. The Company also estimates a valuation allowance for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective.

In evaluating the recoverability of deferred tax assets, management considers all available positive and negative evidence, including past operating results, recent cumulative losses – both capital and operating – and the forecast of future taxable income – also both capital gains and operating. In determining future taxable income, management makes assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require judgments about future taxable income and are consistent with the plans and estimates to manage the Company’s business. Any reduction in estimated future taxable income may require the Company to record a valuation allowance against deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on future earnings.

Pension Plan. The Company has a noncontributory, defined benefit pension plan. This plan is accounted for under the provisions of ASC Topic 715: Compensation-Retirement Benefits, which requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The funded status of a benefit plan is measured as the difference between plan assets at fair value and the benefit obligation. For a pension plan, the benefit obligation is the projected benefit obligation. ASC Topic 715 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. Management must make certain estimates and assumptions when determining the projected benefit obligation. These estimates and assumptions include the expected return on plan assets, the rate of compensation increases over time, and the appropriate discount rate to be used in determining the present value of the obligation.

Balance Sheet Analysis

General. Total assets decreased $38.5 million, or 3.8%, to $971.1 million at September 30, 2010 from $1.0 billion at September 30, 2009. Loans, excluding loans held for sale, decreased $25.0 million, or 4.8%, during fiscal 2010, to $490.5 million. Securities decreased $52.3 million, or 14.4%, during the 2010 fiscal year due to sales, prepayments, maturities and other-than-temporary-impairment charges. The decrease in loans, excluding loans held for sale, and securities contributed to a $35.1 million increase in cash and cash equivalents for fiscal 2010, as deposits were virtually unchanged, FHLB borrowings declined $40.0 million, and net worth increased $3.1 million.

Total assets increased $12.7 million, or 1.3%, to $1.0 billion at September 30, 2009 from $996.9 million at September 30, 2008. Loans, excluding loans held for sale, increased $40.7 million, or 8.5%, during the year ended September 30, 2009, while securities decreased $36.6 million, or 9.1%. Asset growth was funded by an $11.8 million, or 1.9% increase in deposits.

Loans. Our primary lending activity is the origination of loans secured by real estate. At September 30, 2010, 2009 and 2008, total loans, excluding loans held for sale, represented 50.9%, 51.4% and 48.0% of total assets, respectively.

Total loans, excluding loans held for sale, decreased $25.0 million, or 4.8%, in 2010 to $494.1 million, from $519.0 million at September 30, 2009. One-to four-family residential loans decreased $13.8 million, or 9.7%, in 2010 and $15.3 million, or 9.7%, in 2009, as we sold nearly all loan production on owner-occupied, one-to four-family residential loans in the secondary market. Construction loans decreased $31.8 million, or 44.1%, in 2010 and $8.2 million, or 10.2%, in 2009. Land and land development loans decreased $7.9 million, or 10.1%, in 2010 and $824,000, or 1.0% in 2009. Decreases in construction and land and land development loans were due to our efforts to reduce such loans to less than 100% of the capital of Franklin Federal, as mandated by the Office of Thrift Supervision, and due to the conversion of some construction and land and land development loans to foreclosed properties as a result of the default of certain builders and developers. Nonresidential real estate and multi-family real estate loans totaled $251.6 million and represented 50.9% of total loans at September 30, 2010, compared to $220.8 million or 42.5% of total loans at September 30, 2009. Nonresidential and multi-family real estate loans increased $30.8 million, or 14.0%, in 2010 and $67.0 million, or 43.5%, in 2009 due to improved opportunities as a result of reduced competition from insurance companies, conduits and other financial institutions resulting from the distressed economic environment.

The following table sets forth the composition of our loan portfolio at the dates indicated, excluding loans held for sale.

	At September 30,
	2010		2009		2008		2007		2006
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

One- to four-family	$128,696	26.0%	$142,505	27.5%	$157,838	33.0%	$130,632	30.9%	$100,744	26.7%
Multi-family	78,183	15.8	88,406	17.0	84,308	17.6	65,171	15.4	60,049	16.0
Nonresidential	173,403	35.1	132,344	25.5	69,492	14.5	59,957	14.2	48,657	12.9
Construction (1)	40,294	8.2	72,079	13.9	80,273	16.8	87,609	20.7	83,482	22.2
Land and land development (1)	70,482	14.3	78,368	15.1	79,192	16.6	65,739	15.5	70,015	18.6
Other loans	2,977	0.6	5,337	1.0	7,252	1.5	14,021	3.3	13,472	3.6

Total loans	494,055	100.0%	519,039	100.0%	478,355	100.0%	423,129	100.0%	376,419	100.0%

Less:
Deferred loan fees	3,601		3,503		3,016		2,648		2,354
Allowance for loan losses	13,419		8,524		5,323		4,166		3,900

Loans, net	$477,035		$507,012		$470,016		$416,315		$370,165

(1)	Undisbursed amounts for construction loans are netted in the applicable construction loan balance in the table above.

Loan Maturity

The following table sets forth certain information at September 30, 2010 regarding the dollar amount of loan principal repayments becoming due during the periods indicated, excluding loans held for sale. The table reflects the call dates for loans that are callable prior to their contractual maturity, but does not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. The amounts shown exclude loans in process and unearned loan origination fees.

	At September 30, 2010
(Dollars in thousands)	One- to Four-Family	Multi- Family	Non-Residential	Construction	Land and Land Development	Other	Total Loans

Amounts due in:
One year or less	$491	$8,459	$7,502	$25,550	$59,337	$2,250	$103,589
More than one year to five years	3,178	14,455	17,322	6,864	10,326	—	52,145
More than five years to ten years	2,138	2,410	26,105	—	19	49	30,721
More than ten years	122,889	52,859	122,474	7,880	800	698	307,600

Total	$128,696	$78,183	$173,403	$40,294	$70,482	$2,997	$494,055

Fixed vs. Adjustable Rate Loans

The following table sets forth the dollar amount of all loans, excluding loans held for sale, at September 30, 2010 that are due after September 30, 2011 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown exclude applicable loans in process and unearned loan origination fees.

	Fixed Rates	Floating or Adjustable Rates	Total
One- to four-family	$128,205	$—	$128,205
Multi-family	69,724	—	69,724
Nonresidential	157,454	8,447	165,901
Construction	14,068	676	14,744
Land and land development	893	10,252	11,145
Other	747	—	747

Total loans originated	$371,091	$19,375	$390,466

Loan Activity

Loan Originations, Purchases and Sales

The following table shows loans originated, purchased and sold during the periods indicated, including loans intended for sale in the secondary market.

	Year Ended September 30,
(Dollars in thousands)	2010	2009	2008
Net loans and loans held for sale at beginning of period	$507,152	$470,336	$430,501

Loans originated:
One- to four-family	34,134	43,941	44,273
Multi-family	1,300	11,628	29,749
Nonresidential	37,182	64,577	15,870
Construction	29,039	31,651	51,679
Land and land development	2,813	3,284	58,529
Other	166	3,433	15,453

Total loans originated	104,634	158,514	215,553
Loans purchased	—	—	—

Total loans originated and purchased	104,634	158,514	215,553
Deduct:
Loan principal repayments	(91,572)	(86,053)	(154,721)
Loan sales	(19,197)	(29,162)	(19,656)
Charge-offs	(4,508)	(649)	—
Foreclosed loans transferred to REO	(11,715)	(2,183)	—
Deductions for other items (1)	(4,977)	(3,651)	(1,341)

Net loan activity	(27,335)	36,816	39,835

Net loans and loans held for sale at end of period	$479,817	$507,152	$470,336

(1)	Other items consist of deferred loan fees, the allowance for loan losses and loans in process.

Loan originations come from a number of sources. The primary sources of loan originations are real estate agents, mortgage bankers, existing customers, advertising and referrals from customers. We generally sell in the secondary market long-term, fixed-rate residential mortgage loans on owner-occupied properties that we originate. Our decision to sell loans is based on prevailing market interest rate conditions, interest rate management and liquidity needs. Occasionally, we have purchased participation interests in commercial real estate loans to supplement our loan portfolio. We underwrite participation interests using the same underwriting standards for loans that we originate for our portfolio. At September 30, 2010, our participation interests totaled $46.1 million, representing thirteen (13) loans, all of which were secured by properties within a 120-mile radius of our primary market area.

Securities. At September 30, 2010, the securities portfolio represented 32.1% of total assets, compared to 36.1% at September 30, 2009 and 40.2% at September 30, 2008. Securities decreased $52.3 million to $312.2 million at September 30, 2010 from $364.5 million at September 30, 2009. Sales, prepayments and maturities of securities exceeded purchases of new securities by $53.5 million. We also recognized other-than-temporary impairment charges on non-agency CMOs and corporate equity securities of $8.2 million. Securities decreased $36.6 million, or 9.1%, in the year ended September 30, 2009 as we funded increased loan demand with the proceeds from maturities and principal paydowns and took other-than-temporary impairment charges on impaired securities.

The following table sets forth the amortized costs and fair values of our investment securities at the dates indicated. The carrying values of securities held to maturity for financial statement purposes are different from either the amortized costs or fair values. See note 3 of the notes to the consolidated financial statements.

	At September 30,
	2010		2009		2008
	Amortized Cost (1)	Fair Value	Amortized Cost (1)	Fair Value	Amortized Cost (1)	Fair Value
	(Dollars in thousands)
Securities available for sale:
U.S. government and federal agencies	$—	$—	$—	$—	$30,015	$30,198
States and political subdivisions	20,066	20,840	26,971	26,799	58,137	58,498
Agency mortgage-backed securities	27,017	28,672	37,541	39,186	33,608	33,314
Agency collateralized mortgage obligations	83,520	85,067	83,162	86,731	94,926	94,588
Corporate equity securities	23,846	22,813	31,617	30,308	27,493	26,762
Corporate debt securities	114,585	119,251	135,663	132,811	98,977	89,627

Total securities available for sale	269,034	276,643	314,954	315,835	343,156	332,987

Securities held to maturity:
Agency mortgage-backed securities	6,343	6,493	7,413	7,523	8,539	8,486
Agency collateralized mortgage obligations	8,271	9,154	11,436	12,216	13,591	13,438
Non-agency collateralized mortgage obligations	21,892	17,850	30,516	31,218	45,961	41,999

Total securities held to maturity	36,506	33,497	49,365	50,957	68,091	63,923

Total	$305,540	$310,140	$364,319	$366,792	$411,247	$396,910

(1)	Amortized cost excludes other-than-temporary impairment charges related to factors other than credit that are included in accumulated other comprehensive income. Securities classified as held to maturity are carried at amortized cost less amounts recognized in accumulated other comprehensive income.

At September 30, 2010, we had no investments in a single company or entity (other than the U.S. Government or an agency of the U.S. Government), including both debt and equity securities, that had an aggregate book value in excess of 10% of equity.

The following table sets forth the stated maturities and weighted average yields of our investment securities at September 30, 2010. Certain securities have adjustable interest rates and reprice monthly or annually. These repricing schedules are not reflected in the table below. At September 30, 2010, the carrying value of mortgage-backed securities with adjustable rates totaled $33.2 million. Tax-exempt yields have been adjusted to a tax-equivalent basis.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
States and political subdivisions	$—	—%	$—	—%	$—	—%	$20,066	4.98%	$20,066	4.98%
Mortgage-backed securities	—	—	—	—	138	3.44	26,879	4.60	27,017	4.59
Collateralized mortgage obligations	—	—	—	—	15,587	4.43	67,933	3.36	83,520	3.56
Corporate debt securities	17,281	5.12	58,409	4.98	25,513	5.46	13,382	6.88	114,585	5.33

Total securities available for sale	17,281	5.12	58,409	4.98	41,238	5.07	128,260	4.24	245,188	4.62

Securities held to maturity:
Mortgage-backed securities	—	—	—	—	172	9.42	6,171	2.58	6,343	2.77
Collateralized mortgage obligations	—	—	—	—	—	—	30,163	4.67	30,163	4.67

Total securities held to maturity	—	—	—	—	172	9.42	36,334	4.31	36,506	4.34

Total	$17,281	5.12%	$58,409	4.98%	$41,410	5.09%	$164,594	4.26%	$281,694	4.58%

Deposits. Our primary sources of funds are retail deposit accounts held primarily by individuals and businesses within our market area. Deposits decreased $235,000, or less than 0.1%, in the year ended September 30, 2010 and increased $11.8 million, or 1.9%, in the year ended September 30, 2009. In September 2008, we introduced our first checking account product in the form of a money market checking account. Deposits in this product totaled $42.6 million, or 6.6% of total deposits, at September 30, 2010. At September 30, 2010, passbook savings accounts totaled $1.3 million, or 0.2% of total deposits; money market passbook savings accounts totaled $222.8 million, or 34.4% of total deposits; and certificates of deposit totaled $380.4 million, or 58.8% of total deposits. Our high level of both cash and cash equivalents and long-term FHLB borrowings with prohibitive prepayment penalties discouraged management from offering competitive deposit pricing during the past 12 to 18 months, resulting in flat deposit levels for 2010.

In the year ended September 30, 2010, the change in the mix of deposits consisted primarily of a decrease in certificates of deposit offset by an increase in money market savings and money market checking accounts. The decrease in certificates of deposit was a result of customers shifting deposits to more liquid savings accounts due to low rates prevailing in the market for all types of deposit accounts.

The following table sets forth the balances of our deposit accounts at the dates indicated.

	At September 30,
	2010	2009	2008
	(Dollars in thousands)

Passbook savings	$1,313	$4,426	$8,530
Money market savings	222,788	193,068	159,703
Money market checking	42,593	22,277	1,725
Certificates of deposit	380,433	427,591	465,645

Total	$647,127	$647,362	$635,603

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of September 30, 2010, none of which are brokered deposits. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Amount
(Dollars in thousands)

Three months or less	$16,453
Over three through six months	21,101
Over six through twelve months	27,613
Over twelve months	37,712

Total	$102,879

The following table sets forth time deposits classified by rates at the dates indicated.

	At September 30,
	2010	2009	2008
	(Dollars in thousands)

Less than 1.00%	$40,625	$1,531	$—
1.00 – 1.99%	188,923	116,776	—
2.00 – 2.99%	40,679	87,469	6,804
3.00 – 3.99%	27,425	90,229	166,927
4.00 – 4.99%	37,344	69,920	181,421
5.00 – 5.99%	45,437	61,666	110,493

Total	$380,433	$427,591	$465,645

The following table sets forth the amount and maturities of time deposits at September 30, 2010.

	Amount Due
	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Certificate Accounts
	(Dollars in thousands)

Less than 1.00%	$38,551	$2,074	$—	$—	$40,625	10.7%
1.00 – 1.99%	167,657	18,377	2,889	—	188,923	49.7
2.00 – 2.99%	12,671	8,559	10,400	9,049	40,679	10.7
3.00 – 3.99%	10,659	2,849	1,132	12,785	27,425	7.2
4.00 – 4.99%	11,961	1,650	9,344	14,389	37,344	9.8
5.00 – 5.99%	11,822	22,545	7,710	3,360	45,437	11.9

Total	$253,321	$56,054	$31,475	$39,583	$380,433	100.0%

Borrowings. We use borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) to supplement our supply of funds for loans and securities and to improve the interest-rate risk inherent in our long-term, fixed-rate loan portfolio.

FHLB borrowings decreased $40.0 million, or 17.4%, to $190.0 million at September 30, 2010, from $230.0 million at September 30, 2009. The decrease in FHLB borrowings was due to prepayments of $10.0 million and maturities of $30.0 million. Prepayment penalties associated with the early prepayments were $318,000 in 2010.

FHLB borrowings were unchanged from September 30, 2008 to September 30, 2009 with $40.0 million in net new borrowings offsetting $40.0 million in prepayments. Prepayment penalties associated with the early prepayments were $1.2 million in 2009.

The following table sets forth selected information regarding FHLB overnight borrowings for the periods indicated.

	Year Ended September 30,
	2010	2009	2008
	(Dollars in thousands)

Balance outstanding at end of period	$—	$—	$—
Interest rate at end of period	0.45%	0.36%	3.25%
Maximum amount outstanding at any month-end during period	$—	$27,000	$25,000
Average amount outstanding during period	$—	$2,403	$5,926
Weighted average interest rate during period	N/A	1.24%	2.66%

Long-term debt consists of borrowings from the FHLB with various interest rates and maturity dates. At September 30, 2010, all FHLB borrowings were long-term borrowings that mature in 2014 through 2026, $10.0 million of which are convertible in October 2012, at the FHLB’s option, into three-month LIBOR-based floating rate borrowings. If the FHLB converts the borrowings, we may choose to prepay all or part of the borrowings without a prepayment fee on the conversion date.

The weighted average rate of FHLB borrowings was 4.80% at September 30, 2010. The contractual maturities of FHLB borrowings, excluding call provisions, as of September 30, 2010 are as follows:

At September 30,
(Dollars in thousands)
2011	$—
2012	—
2013	—
2014	20,000
2015	25,000
Thereafter	145,000

$190,000

Results of Operations for the Years Ended September 30, 2010, 2009 and 2008

We have incurred losses in each of our last three fiscal years. These losses are primarily attributable to two factors: (i) losses incurred in the investment portfolios at Franklin Financial Corporation MHC and Franklin Federal; and (ii) an increase in the provision for loan losses. For a discussion of the impairment charges we have taken during the past three fiscal years on our securities portfolio, see “Gains, Losses, and Impairment Charges on Securities.” For a discussion of our allowance for loan losses, see “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

2010 vs. 2009. Our net loss for 2010 declined to $1.1 million from a net loss of $7.3 million in fiscal 2009. The net loss declined primarily due to a $12.4 million decrease in other-than-temporary-impairment charges and a $4.6 million increase in net interest income due to a higher net interest spread and net interest margin. These positive factors were partially offset by a $5.4 million increase in the provision for loan losses, a $4.2 million decline in the gains on the sales of securities and call options, a $1.1 million increase in personnel expense and $456,000 in higher income taxes.

2009 vs. 2008. Our net loss decreased $14.4 million to a net loss of $7.3 million in fiscal 2009 from a net loss of $21.7 million in fiscal 2008. Our lower net loss in 2009 was attributable primarily to $6.3 million of gains on the sales of securities and call options in 2009, compared to losses on such transactions of $21.9 million in 2008. Also contributing to lower net loss in 2009 was a $1.4 million increase in net interest income and a $1.6 million decrease in personnel expense. Partially offsetting these favorable factors were a $2.7 million increase in the provision for loan losses and $3.5 million higher other-than-temporary-impairment charges. Also, in 2009, we incurred $1.2 million of fees on the early retirement of FHLB borrowings and $1.1 million due to higher Federal Deposit Insurance Corporation premiums. Income taxes were $8.5 million higher in 2009 than in 2008 due to less income tax benefit on the lower pretax loss.

Net Interest Income.

2010 vs. 2009. Net interest income increased $4.6 million, or 23.6%, to $24.3 million for 2010 from $19.6 million in 2009. The increase in net interest income for 2010 was primarily attributable to a lower cost of deposits and FHLB borrowings, partially offset by lower yields on interest-earning assets, particularly cash and cash equivalents, investment securities, construction loans and land and land development loans, which priced off of a lower average prime rate in 2010.

Total interest and dividend income decreased $4.5 million, or 8.5%, to $48.6 million for 2010. Interest income on loans increased $2.3 million, or 7.4%, in 2010, as growth in the average balance of loans of $11.0 million was enhanced by a 31 basis point increase in the yield on loans. More than 100% of the increase in the average balance of loans and the interest income on loans was attributable to nonresidential and commercial real estate loans, which increased on average by $54.9 million in 2010 compared to 2009 and which generated $3.7 million more interest income in 2010 than in 2009.

Interest income on mortgage-backed securities (MBSs) and collateralized mortgage obligations (CMOs) decreased $2.7 million, or 25.5%. MBS and CMO balances averaged $32.8 million lower in 2010 than in 2009, a

16.2% decrease, while the yield was down 63 basis points for MBS and 60 basis points for CMOs. Obligations of states and political subdivisions averaged $21.6 million in 2010, compared to $25.8 million in 2009, and generated $545,000 less income in 2010. The average balance of U.S. government agency securities declined $9.0 million, or 100%, in 2010 compared to 2009, and generated $413,000 less income in 2010. Corporate bonds averaged $126.6 million in 2010, $15.6 million, or 11.0%, less than in 2009 and produced $2.4 million less interest income. The corporate bonds purchased during the first half of fiscal 2009 continued to produce interest income as well as realized and unrealized securities gains in fiscal 2010.

Total interest expense decreased $9.1 million, or 27.3%, to $24.3 million for 2010 as deposit costs declined $6.6 million, or 32.2%, and FHLB borrowing costs declined $2.5 million, or 19.5%. The average balance of interest-bearing deposits increased $5.3 million, or 0.8%, in 2010 due to growth in money market savings and money market checking accounts, partially offset by a decline in certificates of deposit. The average interest rate paid on deposits decreased 103 basis points as a result of the lower interest rate environment for deposits during 2010. Interest paid on FHLB borrowings decreased in 2010 due to a decrease in the average balance of higher-rate borrowings of $41.9 million, resulting in a lower average interest rate paid of 18 basis points.

2009 vs. 2008. Net interest income increased $1.4 million or 7.6%, to $19.6 million for 2009 from $18.3 million in 2008. The increase in net interest income for 2009 was primarily attributable to a lower cost of deposits and FHLB borrowings, partially offset by a lower yield on interest-earning assets, particularly construction and land and land development loans, which priced off of a lower prime rate in 2009.

Total interest and dividend income decreased $3.5 million, or 6.2%, to $53.1 million for 2009. Interest income on loans decreased $1.1 million, or 3.4%, in 2009, as growth in the average balance of loans of $45.1 million was offset by a 84 basis point decline in the yield on loans. Interest income on MBS and CMOs increased $4.7 million, or 77.6%. MBS and CMO balances averaged $90.6 million higher in 2009 than in 2008, an 81.2% increase, while the yield was down 17 basis points for MBS and 4 basis points for CMOs. Obligations of states and political subdivisions, primarily in the form of auction-rate municipal debt in 2008, averaged $25.8 million in 2009, compared to $40.1 million in 2008 and generated $1.5 million and $2.5 million, respectively, in income. The average balance of U.S. Government agency securities declined $88.9 million, or 90.9%, in 2009 compared to 2008, and generated $4.1 million less income in 2009. Corporate bonds averaged $142.2 million in 2009, $63.3 million, or 80.2%, more than in 2008 and produced $4.5 million additional interest income.

Total interest expense decreased $4.9 million, or 12.7%, to $33.5 million for 2009 as deposit costs declined $5.4 million, or 20.8%. The average balance of interest-bearing deposits increased $23.6 million, or 3.8%, in 2009 primarily due to growth in certificates of deposit. The average interest rate paid on deposits decreased 98 basis points as a result of the lower interest rate environment for deposits during 2009. Interest paid on FHLB borrowings increased $489,000 in 2009 due to an increase in the average balance of borrowings of $16.1 million, partially offset by a lower average interest rate paid of 14 basis points.

Average Balances and Yields

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented. Non-accrual loans are included in average loan balances only. Loan fees are included in interest income on loans and are not material. Tax exempt income on investment securities has been calculated on a tax equivalent basis using a federal tax rate of 34.0% and a state tax rate of 6.0%.

	For the Year Ended September 30,
	2010			2009			2008
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans:
One- to four-family	$128,275	$9,144	7.13%	$151,976	$10,790	7.10%	$151,676	$10,565	6.97%
Multi-family	86,392	5,759	6.67	86,927	5,532	6.36	73,915	5,118	6.92
Nonresidential	154,733	10,311	6.66	99,321	6,856	6.90	59,079	4,501	7.62
Construction	61,614	2,607	4.23	74,454	2,875	3.86	87,790	6,222	7.09
Land and land development	73,978	4,683	6.33	77,734	4,004	5.15	71,852	4,518	6.29
Other	3,511	147	4.19	7,070	337	4.77	8,069	537	6.66

Total loans	508,503	32,651	6.42	497,482	30,394	6.11	452,381	31,461	6.95
Securities:
Collateralized mortgage obligations	128,642	6,280	4.88	149,859	8,206	5.48	88,537	4,889	5.52
Mortgage-backed securities	40,745	1,704	4.18	52,292	2,516	4.81	23,018	1,147	4.98
States and political subdivisions	21,621	993	4.59	25,808	1,521	5.89	40,061	2,521	6.29
U. S. government agencies	—	—	—	8,954	431	4.81	97,867	4,574	4.67
Corporate equity securities	24,198	461	1.91	26,037	1,254	4.82	38,814	2,148	5.53
Corporate debt securities	126,639	6,441	5.09	142,228	8,831	6.21	78,909	4,319	5.47
Bond and mortgage funds	—	—	—	—	—	—	81,514	3,726	4.57

Total securities	341,845	15,879	4.65	405,178	22,759	5.62	448,720	23,324	5.20
Investment in FHLB stock	13,360	47	0.35	13,302	28	0.21	12,428	633	5.09
Other interest-earning assets	86,858	237	0.27	58,669	369	0.63	59,826	2,189	3.66

Total interest-earning assets	950,566	48,814	5.14	974,631	53,550	5.49	973,355	57,607	5.92
Allowance for loan losses	(10,357)			(6,629)			(4,536)
Noninterest-earning assets	59,352			61,184			49,431

Total assets	$999,561			$1,029,186			$1,018,250

Liabilities and equity:
Interest-bearing liabilities:
Deposits:
Passbook savings	2,483	25	1.02	6,578	108	1.64	8,154	193	2.37
Money market savings	211,729	2,714	1.28	168,395	3,243	1.93	167,564	5,093	3.04
Money market checking	34,028	440	1.29	10,093	180	1.78	273	11	3.87
Certificates of deposit	405,067	10,703	2.64	462,917	16,958	3.66	448,414	20,566	4.59

Total interest-bearing deposits	653,307	13,882	2.12	647,983	20,489	3.16	624,405	25,863	4.14
FHLB borrowings	210,890	10,453	4.96	252,786	12,989	5.14	236,645	12,500	5.28

Total interest-bearing liabilities	864,197	24,335	2.82	900,769	33,478	3.72	861,050	38,363	4.46

Noninterest-bearing liabilities	8,742			11,687			12,647

Total liabilities	872,939			912,456			873,697

Retained earnings	128,385			131,300			152,323
Accumulated other comprehensive loss	(1,763)			(14,570)			(7,770)

Total net worth	126,622			116,730			144,553

Total liabilities and net worth	$999,561			$1,029,186			$1,018,250

Net interest income (tax-equivalent basis)		$24,479			$20,072			$19,244

Interest rate spread (1)			2.32%			1.77%			1.46%

Net interest margin (2)			2.58%			2.06%			1.98%

Average interest-earning assets to average interest-bearing liabilities			110%			108%			113%

(1)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Explanation of Use of Non-GAAP Financial Measures

We believe that it is common practice in the banking industry to present interest income and related yield information on tax-exempt securities on a tax-equivalent basis and that such information is useful to investors because it facilitates comparisons among financial institutions. However, the adjustment of interest income and yields on tax-exempt securities to a tax-equivalent amount may be considered to include non-GAAP financial information. A reconciliation to GAAP is provided below.

	Year Ended September 30,
	2010		2009		2008
	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield
	(Dollars in thousands)

Municipal bonds (non-tax adjusted)	$935	4.33%	$1,479	5.74%	$2,223	5.57%
Tax-equivalent adjustment (1)	58		42		298

Municipal bonds (tax-equivalent basis)	$993	4.59%	$1,521	5.89%	$2,521	6.29%

U.S. government agencies (non-tax adjusted)	$—	—%	$414	4.62%	$4,473	4.57%
Tax-equivalent adjustment (1)	—		17		101

U.S. government agencies (tax-equivalent basis)	$—	—	$431	4.81%	$4,574	4.67%

Corporate equity securities (non-tax adjusted)	$332	1.33%	$880	3.38%	$1,573	4.05%
Tax-equivalent adjustment (1)	139		374		575

Corporate equity securities (tax-equivalent basis)	$461	1.91%	$1,254	4.82%	$2,148	5.53%

Bond and mortgage funds (non-tax adjusted)	$—	—	$—	—	$3,713	4.55%
Tax-equivalent adjustment (1)	—		—		13

Bond and mortgage funds (tax-equivalent basis)	$—	—	$—	—	$3,726	4.57%

Net interest income (non-tax adjusted)	$24,282		$19,639		$18,257
Tax-equivalent adjustment (1)	197		433		987

Net interest income (tax-equivalent basis)	$24,479		$20,072		$19,244

Interest rate spread (no tax adjustment)	2.29%		1.73%		1.36
Net interest margin (no tax adjustment)	2.55%		2.02%		1.88%

(1)	The tax-equivalent adjustment is based on a federal tax rate of 34% and a state tax rate of 6.0%.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns.

	Year Ended September 30, 2010 Compared to 2009			Year Ended September 30, 2009 Compared to 2008
	Increase (Decrease) Due to:			Increase (Decrease) Due to:
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Interest income:
Loans	$713	$1,544	$2,257	$2,754	$(3,821)	$(1,067)
Securities (1)	(2,962)	(3,918)	(6,880)	(2,459)	1,894	(565)
Investment in FHLB stock	0	19	19	2	(607)	(605)
Other interest-earning assets	79	(211)	(132)	(8)	(1,812)	(1,820)

Total	(2,170)	(2,566)	(4,736)	289	(4,346)	(4,057)

Interest expense:
Deposits:
Passbook savings	(41)	(42)	(83)	(26)	(59)	(85)
Money market savings	559	(1,088)	(529)	9	(1,859)	(1,850)
Money market checking	310	(50)	260	175	(6)	169
Certificates of deposit	(1,518)	(4,737)	(6,255)	546	(4,154)	(3,608)
FHLB borrowings	(2,085)	(451)	(2,536)	825	(336)	489

Total	(2,775)	(6,368)	(9,143)	1,529	(6,414)	(4,885)

Increase (decrease) in net interest income	$605	$3,802	$4,407	$(1,240)	$2,068	$828

(1)	Includes tax-exempt securities presented on a tax equivalent basis using a federal tax rate of 34% and a state tax rate of 6%.

Provision for Loan Losses.

The provision for loan losses increased $5.4 million to $9.3 million in 2010 from $3.8 million in 2009. The provision for loan losses increased $2.7 million to $3.8 million in 2009 from $1.1 million in 2008. The increased provision in each of 2009 and 2010 reflects an increase in nonperforming loans and charge-offs due to the impact of adverse market conditions on our borrowers and the properties securing our loans. At September 30, 2010, nonperforming loans totaled $29.8 million, compared to $21.4 million at September 30, 2009 and $1.3 million at September 30, 2008. Net loan charge-offs were $4.4 million for the year ended September 30, 2010, compared to $643,000 for the year ended September 30, 2009. We recorded a net recovery of $3,000 for the year ended September 30, 2008.

An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Gains, Losses, and Impairment Charges on Securities.

The decrease in net loss for the year ended September 30, 2010 was largely the result of a decline in other-than-temporary-impairment charges on securities, which decreased $12.4 million to $7.6 million compared to $20.0 million in the year ended September 30, 2009. These impairment charges were partially offset by gains on the sales of securities of $2.0 million and $6.3 million in 2010 and 2009, respectively.

We recognized significant levels of other-than-temporary-impairment charges in 2009 on both non-agency CMOs and corporate equity securities. In 2009, we recognized $20.0 million in other-than-temporary-impairment charges compared with $16.5 million in 2008 (not including the $12.4 million redemption-in-kind loss discussed below). However, other-than-temporary-impairment charges were partially offset in 2009 with gains on sales of securities of $6.3 million, compared to losses of $24.1 million in 2008.

The largest component of impaired securities at September 30, 2010 was the portfolio of non-agency CMOs. In fiscal 2008, we owned investments in three Asset Management Funds (AMF) managed by Shay Asset

Management, Inc. – the Ultra Short Mortgage, Ultra Short, and Short U.S. Government funds (“Shay AMF Funds”). These funds invested in various short-term instruments, including agency and non-agency mortgage-backed securities (MBSs) and collateralized mortgage obligations (CMOs), U.S. government debt securities, investment-grade corporate debt, and other short-term securities, all of which were rated high investment grade when purchased. These funds were classified as available-for-sale securities, with unrealized gains and losses due to changes in fair value recognized in other comprehensive income, a component of equity. During the first half of fiscal 2008, these funds began to show significant price declines as the assets backing the funds began to show signs of credit deterioration and elevated liquidity premiums. The fund managers enacted a redemption-in-kind provision that restricted our ability to sell these investments, with the only option for exiting the funds being the receipt of a pro rata share of each fund’s underlying assets. Management elected to exercise the redemption-in-kind provision and received $97.1 million of debt securities in three separate redemptions, including $51.0 million of non-agency CMOs. Prior to fiscal 2010, we recorded a total of $13.1 million in other-than-temporary-impairment charges on these securities in addition to a $12.4 million loss taken in 2008 as a result of the redemption-in-kind.

During the fiscal years ended September 30, 2010, 2009 and 2008, we recognized total other-than-temporary-impairment charges in earnings of $7.6 million, $20.0 million, and $16.5 on debt and equity securities. Other-than-temporary-impairment charges reflected in earnings in 2010 consisted of charges of $3.8 on non-agency CMOs and $3.8 million on equity securities. Other-than-temporary-impairment charges reflected in earnings in 2009 consisted of charges of $9.3 million on non-agency CMOs and $10.7 million on equity securities. Other-than-temporary-impairment charges reflected in earnings in 2008 consisted of charges of $3.2 million on non-agency CMOs, $5.3 million on corporate bonds, and $8.0 million on equity securities.

Other-than-temporary impairment charges recognized on debt securities in 2010 were attributable entirely to our portfolio of non-agency CMOs discussed above. Other-than-temporary-impairment charges recognized in 2010 for non-agency CMOs were the result of continued stress in the economy and housing market resulting in rising average delinquency and foreclosure rates on the loans collateralizing these securities as well as declining levels of debt tranches subordinate to those owned by us. At September 30, 2010, average delinquency rates for the collateral supporting our portfolio of non-agency CMOs were 16.4% compared to 15.5% at September 30, 2009. Management noted that average delinquency rates peaked in March of 2010 at a rate of 16.7%, up from 6.7% in July of 2008, when management first began tracking this metric. Additionally, 88.1% of non-agency CMOs had subordination percentages less than or equal to 10% at September 30, 2010, compared with 86.5% at September 30, 2009.

Other-than-temporary-impairment charges recognized in our portfolio of equity securities were primarily the result of severely depressed prices for the stocks of various Virginia-based community banks in which we maintain an ownership interest, as well as in the stocks of major regional and national financial institutions and Fortune 500 companies.

The other-than-temporary-impairment charges recognized in earnings of $7.6 million in 2010 are summarized below:

Amount
(In thousands)
Franklin Federal

Non-agency CMOs	$3,800

Total Franklin Federal	3,800

Franklin Financial Corporation MHC (common stock investments)

Community Bankers Trust Corporation	400
Eastern Virginia Bankshares, Inc.	800
First Capital Bancorp, Inc.	600
Union First Market Bankshares Corporation	1,200
Proshares Ultrashort 30 Fund	200
Proshares Ultrashort Financials	400
Other	200

Total Franklin Financial Corporation MHC	3,800

Total	$7,600

The other-than-temporary-impairment charges of $20.0 million in 2009 are summarized below:

Amount
(In thousands)
Franklin Federal

Non-agency CMOs	$9,300

Total Franklin Federal	9,300

Franklin Financial Corporation MHC (common stock investments)

Amex Financial Select Spiders	$300
American Express Company	100
Altria Group, Inc.	300
Bank of America Corporation	300
Citigroup, Inc.	700
Community Bankers Trust Corporation	200
Commonwealth Bankshares, Inc.	300
Eastern Virginia Bankshares, Inc.	600
First Capital Bancorp., Inc.	200
General Electric Company	1,600
LandAmerica Financial Group, Inc.	1,000
Proshares Ultrashort Financials	1,700
Regions Financial Corporation	200
StellarOne Corporation	2,300
SunTrust Banks, Inc.	300
Valley Financial Company	300
Other	300

Total Franklin Financial Corporation MHC	10,700

Total	$20,000

Noninterest Income, excluding Gains, Losses, and Impairment Charges on Securities.

2010 vs. 2009. Total other noninterest income decreased $836,000, or 21.2%, in 2010 from 2009, primarily as a result of the decrease of $973,000 in proceeds on bank-owned life insurance policies on former executives of the Company. Income from the increase in cash surrender value of bank-owned life insurance was $1.3 million in both years. Gains on sales of loans were $372,000 in 2010, compared to $420,000 in 2009, a decrease of $48,000, or 11.4%.

2009 vs. 2008. Total other noninterest income increased $1.5 million, or 58.5% , in 2009 from 2008, primarily as a result of $1.2 million in proceeds on key man life insurance policies on former executives of Franklin Federal. Also in 2009, we had a $123,000 increase in combined service charge revenue on deposit and loan accounts and a $221,000 increase in gains on sales of loans in the secondary market. Income from the increase in cash surrender value of bank-owned life insurance was $73,000 lower in 2009 than in 2008.

Noninterest Expense.

2010 vs. 2009. Total noninterest expenses decreased $87,000, or 0.6%, to $13.6 million in 2010, compared to $13.7 million in 2009. Higher personnel expense of $1.1 million, or 18.0%, was partially offset by a $880,000, or 73.5%, decrease in fees on the early retirement of FHLB borrowings. Occupancy expense was up $52,000, or 6.4%, advertising expense was down $261,000, or 55.5%, and Federal Deposit Insurance Corporation premiums were down $189,000, or 14.5%. Personnel expense increased primarily because of deferred compensation plan expense, which is based on Franklin Federal’s return on equity for the prior year, which increased due to net income in 2009 for Franklin Federal compared to a net loss in fiscal 2008.

2009 vs. 2008. Total other expenses increased $1.9 million, or 15.7%, to $13.7 million in 2009, compared to $11.9 million in 2008. The vast majority of the increase resulted from higher Federal Deposit Insurance Corporation premiums of $1.1 million, survivor benefit payments of $701,000 related to the key man life insurance policies on former executives of Franklin Federal discussed above and a $1.2 million fee on the early retirement of Federal Home Loan Bank borrowings, offset by a decrease in personnel expense of $1.6 million, or 21.2%. Additionally, advertising expense increased $227,000, or 92.9%. Personnel expense decreased primarily because deferred compensation plan expense, which is based on Franklin Federal’s return on equity for the prior year, declined due to Franklin Federal’s net loss in fiscal 2008 of $12.2 million, compared to net income of $6.0 million in 2007.

Income Tax Expense.

2010 vs. 2009. The income tax expense was $30,000 for 2010 compared to an income tax benefit of $426,000 for 2009. The effective tax expense rate for 2010 was 2.8% compared to a tax benefit rate of 5.5% for 2009. The change was due to a lower pre-tax loss in 2010. Additionally, the 2010 income tax expense was increased by $1.0 million to record a valuation allowance for deferred tax assets related to unrealized capital losses and realized capital loss carryforwards that depend upon future capital gains for realization, compared to $3.5 million reduction of income tax benefit in 2009. We had tax-exempt income from municipal bonds, bank-owned life insurance, dividends, low income housing and historical tax credits, and other sources, which produced tax benefits of $633,000 in 2010 and $1.3 million in 2009.

2009 vs. 2008. The income tax benefit was $426,000 for 2009 compared to income tax benefit of $8.9 million for 2008. The effective tax benefit rate for 2009 was 5.5%, compared to a tax benefit rate of 29.3% for 2008. The decrease in the tax benefit is due primarily to the significant reduction in pre-tax losses in 2009 compared to 2008. The income tax benefit was reduced by $3.5 million and $3.6 million in 2009 and 2008, respectively, to record a valuation allowance for deferred tax assets related to capital loss carryforwards that depend upon future capital gains for realization. We had tax-exempt income from municipal bonds, bank-owned life insurance, dividends, low income housing and historical tax credits, and other sources, which produced tax benefits of $1.3 million in 2009 and $2.2 million in 2008.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk, market risk and liquidity risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or security when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are recorded at fair value. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers when due. Other risks that we face are operational risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. This strategy also emphasizes conservative loan-to-value ratios and guarantees of construction, land and land development and commercial real estate loans by parties with substantial net worth.

When a borrower fails to make a required loan payment, management takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. Management makes initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made, and a plan of collection is pursued for each individual loan. A particular plan of collection may lead to foreclosure, the timing of which depends on the prospects for the borrower bringing the loan current, the financial strength and commitment of any guarantors, the type and value of the collateral securing the loan and other factors. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Management informs our board of directors monthly of the amount of loans delinquent more than 60 days, all loans in foreclosure and all foreclosed and repossessed property that we own. Extensive reports of loan exposure by type of collateral, geographic concentration and individual borrowers with exposure over $2.0 million are reviewed by the board of directors quarterly.

Analysis of Nonperforming and Classified Assets. Management considers repossessed assets and loans that are 90 days or more past due to be nonperforming assets. When a borrower misses three monthly payments on a loan, the loan is placed on non-accrual status at which time the accrual of interest ceases and interest accrued but not collected is reversed against interest income. A loan may be placed on non-accrual status before it becomes three monthly payments delinquent if management concludes that circumstances indicate that the borrower may be unable to meet contractual principal or interest payments. Interest on these loans is accounted for on a cash basis until qualifying for a return to accrual status or subsequent charge-off.

Real estate acquired as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at net realizable value, which is equal to fair market value less estimated costs to sell, at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our nonperforming assets, including troubled debt restructurings, at the dates indicated.

	At September 30,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Non-accrual loans:
One- to four-family	$4,576	$2,442	$887	$530	$859
Nonresidential	7,830	—	—	—	27
Multi-family	—	—	—	—	—
Construction	1,470	2,010	184	—	—
Land and land development	14,667	16,741	197	—	—

Total	28,543	21,193	1,268	530	886

Accruing loans past due 90 days or more:
Construction	90	—	—	—	—
Land and land development	1,140	197	—	—	—

Total	1,230	197	—	—	—

Total of nonperforming loans	29,773	21,390	1,268	530	886

Real estate owned	11,581	1,650	138	138	—

Total nonperforming assets	41,354	23,040	1,406	668	886
Troubled debt restructurings (1)	—	—	—	—	—

Troubled debt restructurings and total nonperforming assets	$41,354	$23,040	$1,406	$668	$886

Total nonperforming loans to total loans	6.03%	4.12%	0.27%	0.13%	0.24%

Total nonperforming loans to total assets	3.07%	2.12%	0.13%	0.05%	0.09%

Total nonperforming assets and troubled debt restructurings to total assets	4.26%	2.28%	0.14%	0.07%	0.09%

(1)	Troubled debt restructurings do not include troubled debt restructurings that remain on non-accrual status and are included in non-accrual loans above.

At September 30, 2010, nonperforming assets were comprised of the following:

•	Land and land development loans:

•

One loan on a mixed use development on 257 acres in Central Virginia that, as proposed, will contain 80,000 square feet of retail space, a 280 unit apartment complex and more than 300 attached and detached single family lots. Construction of the apartment complex is expected to begin by mid-2011. As of September 30, 2010, 64 single-family lots had been sold. Payments of principal and interest are made as lots are sold. This loan had a balance of $11.4 million at September 30, 2010 and was identified as impaired. The loan was 31-60 days delinquent and on non-accrual status at September 30, 2010.

•

One loan on 71 single-family lots and 58 acres of developed land in Central Virginia. As of September 30, 2010, nine single-family lots had been sold. The loan is a participation with another bank and was current at September 30, 2010. Our participation interest is 62%, and our balance on this loan was $1.6 million at September 30, 2010. This loan was modified in a troubled debt restructuring during the year ended September 30, 2010 and had a related specific allowance of $66,000 at year end. The loan was placed on non-accrual status at September 30, 2010 in accordance with our policy following a troubled debt restructuring.

•

One loan on approximately 26 acres of land zoned for residential development in Central Virginia with a loan balance of $1.7 million at September 30, 2010. Plans call for the eventual development of 48 residential building lots from this land. This loan was identified as impaired as management does not believe it will be able to collect all amounts due under the loan agreement. As a result, a specific allowance of $836,000 was established at September 30, 2010. The loan was 121-150 days delinquent and on non-accrual status at September 30, 2010.

•	Nonresidential real estate loans:

•

One loan on a 37,880 square foot strip shopping center in Northern Virginia with four available out-parcel sites, two of which have contingent ground leases in negotiation. The shopping center, which is 29% leased, is within one mile of a major regional shopping center. The loan is a participation with two other banks, and our participation portion is approximately 32%. Our balance at September 30, 2010 was $2.3 million. This loan was modified in a troubled debt restructuring during the year ended September 30, 2010 and had a related specific allowance of $215,000 at year end. The loan was 151-180 days delinquent and on non-accrual status at September 30, 2010.

•

One loan on two shopping centers in North Carolina under one deed of trust. One shopping center is in Greensboro and one is in Asheboro, with 84,000 total leasable square feet. The shopping centers do not generate sufficient cash flow to service the loan debt. The loan balance was $5.6 million at September 30, 2010. The loan was 91-120 days delinquent and on non-accrual status at September 30, 2010.

•	Construction loans

•

One construction line of credit on 19 developed lots and one completed single-family residence with a balance of $1.5 million at September 30, 2010, all in Central Virginia. This line was classified as impaired at September 30, 2010 and had a specific allowance of $747,000. These properties were foreclosed upon in October 2010 and converted to real estate owned.

•	One-to four-family

•

Thirty-four loans on one-to four-family residential properties in Central Virginia to multiple borrowers with an aggregate balance of $3.3 million at September 30, 2010. The loans were generally between 60 and 180 days delinquent and on non-accrual status at September 30, 2010.

•

Seven loans to one borrower on seven one-to four-family homes in Central Virginia with an aggregate balance of $907,000 at September 30, 2010. These properties were foreclosed upon in October 2010 and converted to real estate owned. A specific allowance of $460,000 was recorded at September 30, 2010.

Interest income that would have been recorded had non-accrual loans been current according to their original terms amounted to $393,000 for the year ended September 30, 2010. Included in non-accrual loans are troubled debt restructurings of $4.3 million and $0 at September 30, 2010 and 2009, respectively, that had related specific allowance balances of $281,000 and $0, respectively. The balance at September 30, 2010 includes three loans that were modified during the year, including one land and land development loan, one nonresidential loan, and one one-to-four-family loan. We do not have any commitments to lend additional funds to these borrowers. Each modification made involved a deferral of past-due amounts as well as a lowering of interest payments due in the near term. The land and land development loan, related to a residential development experiencing slow sales activity, and the nonresidential real estate loan, related to a retail shopping center experiencing occupancy problems, are both loan participations in which we are not the lead lender. All loans modified in a troubled debt restructuring were classified as non-accrual at September 30, 2010, and interest recognized on a cash basis was not material.

The increase in real estate owned from $1.6 million at September 30, 2009 to $11.6 million at September 30, 2010 is the result of our efforts to collect on certain past-due loans, primarily construction and land and land development loans. Of the real estate owned at September 30, 2010, $3.2 million is real estate held for sale, consisting of residential one-to-four family homes as well as one residential development in Central Virginia. We are actively marketing these properties. The remaining $8.3 million real estate owned at September 30, 2010 is real estate held for development and sale and consists primarily of residential lots. We intend to carry these assets and sell them at a future date once market conditions improve.

Federal regulations require us to review and classify assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. When management classifies an asset as substandard or doubtful, a specific allowance for loan losses may be established. If management classifies an asset as loss, an amount equal to 100% of the portion of the asset classified loss is charged to the allowance for loan losses. The regulations also provide for a “special mention” category, described as assets that do not currently expose the Company to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving the Company’s close attention.

The following table shows the aggregate amounts of our criticized and classified assets at the dates indicated.

	At September 30,
(Dollars in thousands)	2010	2009	2008
Loans:
Substandard loans	$56,479	$26,301	$3,274
Special mention loans	$22,065	$37,356	$45,922

Total criticized and classified loans	$78,544	$63,657	$49,196
Securities:
Substandard	29,414	20,738	15,659
Doubtful	3,063	9,102	—

Total classified securities	32,477	29,840	15,659

Total criticized and classified assets	$111,021	$93,497	$64,855

At September 30, 2010, substandard loans, other than nonperforming loans, were comprised primarily of the following:

•

One loan on 305 acres of undeveloped land in Central Virginia proposed for a multi-use development within a planned unit development. This loan had a balance of $4.9 million at September 30, 2010. The loan was current for interest payments at September 30, 2010 and was on accrual status. The loan is rated substandard because it has interest reserves expiring on or before March 31, 2011, and we are not assured that the borrower can make cash payments after the interest reserves expire.

•

One loan on 314 acres of undeveloped land in Central Virginia proposed for multi-use development within a planned unit development. This loan, which had a balance of $4.9 million at September 30, 2010, is a participation loan with two other banks, each having a one-third interest. The loan was current for interest payments at September 30, 2010 and remained on accrual status. The loan is rated substandard because it has interest reserves expiring on or before March 31, 2011, and we are not assured that the borrower can make cash payments after the interest reserves expire.

•

Three loans on an apartment complex in Central Virginia totaling $11.6 million. The project has approximately 600 units, of which approximately 250 units were rented at September 30, 2010. Based upon current occupancy, the apartment complex does not generate enough cash to service the debt and requires support from the guarantor.

•

One loan on a 64-unit apartment complex in Central Virginia with a balance of $1.3 million at September 30, 2010. The apartment complex was approximately 25% leased at September 30, 2010 and does not generate enough cash to service the debt and requires support from the guarantor.

Each of these loans were current for interest payments at September 30, 2010 and were on accrual status.

The amortized cost basis of classified securities at September 30, 2010 was as follows:

Regions Financial Corporation bonds due March 1, 2011	$7,304
American General Finance bonds due August 17, 2011	4,919
SLM Corporation (Sallie Mae) bonds due November 21, 2013	4,325
Seventy-three non-agency CMOs	15,929

Total	$32,477

See “—Gains, Losses, and Impairment Charges on Securities” for further information on the seventy-three non-agency CMOs.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At September 30,
	2010				2009				2008
	30-89 Days		90 Days or More		30-89 Days		90 Days or More		30-89 Days		90 Days or More
(Dollars in thousands)	Number	Principal Balance	Number	Principal Balance	Number	Principal Balance	Number	Principal Balance	Number	Principal Balance	Number	Principal Balance

One- to four-family	17	$1,512	21	$2,705	13	$1,731	24	$2,724	19	$2,359	11	$888
Multi-family	—	—	—	—	—	—	—	—	—	—	—	—
Nonresidential	1	48	2	7,830	1	2,844	—	—	—	—	—	—
Construction	9	1,356	1	90	—	—	19	2,010	3	189	3	184
Land and land development	3	1,608	3	2,840	86	9,597	3	16,938	—	—	1	197
Other	—	—	—	—	1	23	—	—	—	—	—	—

Total	30	$4,524	27	$13,465	101	$14,195	46	$21,672	22	$2,548	15	$1,269

	At September 30,
	2007				2006
	30-89 Days		90 Days or More		30-89 Days		90 Days or More
(Dollars in thousands)	Number	Principal Balance	Number	Principal Balance	Number	Principal Balance	Number	Principal Balance

One- to four-family	13	$1,207	9	$530	19	$978	15	$859
Multi-family	—	—	—	—	—	—	—	—
Nonresidential	—	—	—	—	1	234	1	27

Total	13	$1,207	9	$530	20	$1,212	16	$886

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is maintained at a level considered adequate to provide for our estimate of probable credit losses inherent in the loan portfolio. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. While we use the best information available to make our evaluation, future adjustments may be necessary if there are significant changes in conditions.

The allowance is comprised of two reserve components: (1) general reserves related to loans both collectively and individually evaluated and (2) specific reserves related to loans individually evaluated and identified as impaired. The following is a summary of the methodology we employ on a quarterly basis with respect to each of these components in order to evaluate the overall adequacy of our allowance for loan losses.

Credit Rating Process

Our methodology for estimating the allowance for loan losses incorporates the results of periodic loan evaluations for certain non-homogeneous loans, including non-homogenous loans in lending relationships greater than $2.0 million and any individual loan greater than $1.0 million. Our loan grading system analyzes various risk characteristic of each loan type when considering loan quality, including loan-to-value ratios, current real estate market conditions, location and appearance of properties, income and net worth of any guarantors, and rental stability and cash flows of income-producing nonresidential real estate loans and multi-family real estate loans. The credit rating process results in one of the following classifications for each loan in order of increasingly adverse classification: Excellent, Good, Satisfactory, Watch List, Special Mention, Substandard, and Impaired.

General Reserve

To determine the general reserve, we segregate loans by portfolio segment as defined by loan type. Loans within each segment are then further segregated by classification. We determine a base reserve rate for each portfolio segment by calculating the average charge-off rate for each segment over a historical time period determined by management, typically one to three years. The base reserve rate is then adjusted based on qualitative factors that we believe could result in future loan losses differing from historical experience. Such qualitative factors can include delinquency rates, loan-to-value ratios, and local economic and real estate conditions. The base reserve rate plus these qualitative adjustments results in a total reserve rate for each portfolio segment. A multiple of the total reserve rate for each segment is then applied to the balance of the loans in each segment based on credit rating. Loans rated Excellent have no associated allowance. Loans rated Good are multiplied by 10% of the total reserve rate, Satisfactory loans are multiplied by 100% of the total reserve rate, and loans rated Watch List, Special Mention, and Substandard are multiplied by 150%, 200%, and 300% of the total reserve rate, respectively. We use this tiered structure to account for a higher probability of loss for loans with increasingly adverse credit ratings.

Specific Reserve for Impaired Loans

Impaired loans include loans identified as impaired through our credit rating system as well as loans modified in a troubled debt restructuring. Loans are identified as impaired when we believe, based on current information and events, it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the underlying loan agreement. Once a loan is identified as impaired, we determine a specific allowance by comparing the outstanding loan balance to net realizable value, which is equal to fair value less estimated costs to sell. The amount of any allowance recognized is the amount by which the loan balance exceeds the net realizable value. If the net realizable value exceeds loan balance, no allowance is recorded. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. See note 17 of the notes to the consolidated financial statements for further discussion regarding the determination of the fair value of impaired loans.

At September 30, 2010, the allowance for loan losses represented 2.72% of total gross loans. The allowance for loan losses increased to $13.4 million at September 30, 2010 from $8.5 million at September 30, 2009. The allowance at September 30, 2010 included a general reserve of $10.9 million and specific reserves totaling $2.5 million compared to $7.5 million and $1.0 million, respectively, at September 30, 2009. The increase in the allowance for loan losses was primarily the result of increased weakness in the construction and land and land development loan portfolios due to several local builders and developers being unable to continue to perform on their loans as a result of continued weakness in the local real estate market. Net charge-offs on construction and land and land development loans in fiscal 2010 totaled $3.7 million. To a lesser extent, the allowance also increased due to continued economic weakness that negatively affected commercial real estate borrowers struggling with reduced cash flows and occupancy rates. This resulted in a charge-off of $501,000 on one nonresidential real estate loan.

At September 30, 2009, the allowance for loan losses represented 1.64% of total gross loans. The allowance for loan losses increased to $8.5 million at September 30, 2009 from $5.3 million at September 30, 2008. The allowance at September 30, 2009 included a general reserve of $7.5 million and specific reserves totaling $1.0 million compared to $5.3 million and $0, respectively, at September 30, 2008. The provision for loan losses in 2009 reflected continued growth of the loan portfolio, particularly the increase in nonresidential real estate loans, along with increasing levels of adverse internal credit ratings as the declining economy caused an increase in delinquent loans and lower collateral values.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At September 30,
	2010			2009			2008
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans

One- to four-family	$1,260	9.4%	26.0%	$1,046	12.3%	27.5%	$671	12.6%	33.0%
Multi-family	1,177	8.8	15.8	620	7.3	17.0	309	5.8	17.6
Nonresidential	2,888	21.5	35.1	1,307	15.3	25.5	408	7.7	14.5
Construction	2,700	20.1	8.2	2,728	32.0	13.9	1,433	26.8	16.8
Land and land development	5,372	40.0	14.3	2,781	32.6	15.1	2,180	41.0	16.6
Other	22	0.2	0.6	42	0.5	1.0	69	1.3	1.5

Total	13,419	100.0	100.0%	8,524	100.0	100.0%	5,070	95.2	100.0%

Unallocated	—	—		—	—		253	4.8

Total allowance for loan losses	$13,419	100.0%		$8,524	100.0%		$5,323	100.0%

	At September 30,
	2007			2006
(Dollars in thousands)	Amount	% of Allowance To Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance To Total Allowance	% of Loans in Category To Total Loans

One- to four-family	$467	11.2%	30.9%	$1,263	32.3%	26.7%
Multi-family	484	11.6	15.4	527	13.5	16.0
Nonresidential	516	12.4	14.2	335	8.6	12.9
Construction	1,088	26.1	20.7	751	19.3	22.2
Land and land development	1,465	35.2	15.5	630	16.2	18.6
Other	146	3.5	3.3	337	8.6	3.6

Total	4,166	100.0	100.0%	3,843	98.5	100.0%

Unallocated	—	—		57	1.5

Total allowance for loan losses	$4,166	100.0%		$3,900	100.0%

The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from those of management.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the Office of Thrift Supervision, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. The Office of Thrift Supervision may require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience.

In 2010 and 2009, we experienced charge-off levels significantly higher than historical experience as several local builders and developers were unable to perform on their loans due to significantly reduced real estate sales activity. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Year Ended September 30,
(Dollars in thousands)	2010	2009	2008	2007	2006
Allowance at beginning of period	$8,524	$5,323	$4,166	$3,900	$3,400
Charge offs:
One- to four-family	230	—	—	37	—
Nonresidential	501	—	—	—	—
Construction	2,965	445	—	—	—
Land and land development	812	—	—	—	—
Other	—	204	—	—	—

Total charge-offs	4,508	649	—	37	—

Recoveries:
One- to four-family	6	6	3	3	—
Construction	66	—	—	—	—
Other	75	—	—	—	—

Total recoveries	147	6	3	3	—

Net charge-offs (recoveries)	4,361	643	(3)	34	—

Provision for loan losses	9,256	3,844	1,154	300	500

Allowance at end of period	$13,419	$8,524	$5,323	$4,166	$3,900

Allowance as a percentage of nonperforming loans at the end of the period	45%	40%	420%	786%	440%

Allowance as a percentage of total loans at the end of the period	2.72%	1.64%	1.11%	0.98%	1.04%

Net charge-offs (recoveries) to average loans outstanding during the period	0.86	0.13%	—%	0.01%	—%

Interest Rate Risk Management. We manage the interest rate sensitivity of interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Except for cash and cash equivalents, construction loans, adjustable-rate land and land development loans, and certain other commercial real estate loans that are tied to the prime rate or the London Interbank Offered Rate (“LIBOR”), deposit accounts typically reprice more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect earnings, although we were reasonably hedged for rising interest rates at September 30, 2010 as shown in the table below. Typically, decreases in interest rates beneficially affect our earnings in the short term, but with the Federal Reserve maintaining the federal funds rate near zero, decreases in interest rates may now also adversely affect earnings due to prepayments of MBSs, CMOs and certain fixed-rate loans without the ability to further reduce deposit and other funding costs appreciably.

To reduce the potential earnings volatility, management has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Management has adopted an interest rate risk action plan pursuant to which it manages our interest rate risk. Under this plan, we have predominately sold fixed-rate, owner-occupied residential mortgage loans in the secondary market; extended the maturities of borrowings; increased commercial real estate lending, which emphasizes the origination of loans with periodic call features and prepayment penalties; structured the securities portfolio to include more liquid securities; and maintained a higher level of cash and cash equivalents. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments to manage interest rate risk.

We have an Asset/Liability Committee to communicate, coordinate and control all aspects involving asset/liability management. The committee monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Interest Rate Sensitivity Analysis. Management uses an interest rate sensitivity analysis to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in the present value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The present value of equity is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 50 to 300 basis point increase or a 50 to 100 basis point decrease in market interest rates with no effect given to any future steps that management might take to counter the impact of that interest rate movement. The following table presents the change in the present value of Franklin Federal’s equity at September 30, 2010 that would occur in the event of an immediate change in interest rates based on management assumptions. The table does not include the effect of approximately $28.0 million of investable assets held by Franklin Financial Corporation MHC.

	Present Value of Equity
Change in Basis Points	Market Value	$ Change	% Change
	(Dollars in thousands)
(100)	$82,627	(11,918)	(12.6)%
(50)	87,375	(7,170)	(7.6)
0	94,545	—	—
50	96,870	2,326	2.5
100	98,839	4,294	4.5
200	100,436	5,891	6.2
300	100,793	6,249	6.6

Using the same assumptions as above, the sensitivity of our projected net interest income for the twelve months ending September 30, 2011 is as follows:

	Projected Net Interest Income
Change in Basis Points	Net Interest Income	$ Change	% Change
	(Dollars in thousands)
(100)	$26,441	(2,115)	(7.4)%
(50)	27,270	(1,287)	(4.5)
0	28,556	—	—
50	28,639	83	0.3
100	28,682	126	0.4
200	28,763	206	0.7
300	28,720	164	0.6

Assumptions made by management relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets have features, such as rate caps or floors, that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the FHLB. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, calls of investment securities and borrowed funds, and prepayments on loans and mortgage-backed securities and collateralized mortgage obligations are greatly influenced by general interest rates, economic conditions and competition.

Management regularly adjusts our liquid securities based upon an assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management policy objectives.

Our most liquid assets are cash and cash equivalents, interest-bearing deposits in other banks, and corporate bonds. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At September 30, 2010, cash and cash equivalents totaled $97.9 million. Securities classified as available-for-sale, whose aggregate market value exceeds cost, provide additional sources of liquidity and had a market value of $276.6 million at September 30, 2010. In addition, at September 30, 2010, we had the ability to borrow a total of approximately $77.8 million in additional funds from the FHLB. Additionally, we established a borrowing arrangement with the Federal Reserve Bank of Richmond. No borrowings have occurred and no assets have been pledged to date. We intend to use corporate bonds as collateral for this arrangement and had unpledged corporate bonds with an estimated fair value of $119.3 million at September 30, 2010.

At September 30, 2010, we had $130.8 million in loan commitments outstanding, which included $105.8 million in undisbursed loans. Certificates of deposit due within one year of September 30, 2010 totaled $253.3 million, or 66.6% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods. If these maturing deposits are not renewed, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit. Management believes, however, based on past experience that a significant portion of our certificates of deposit will be renewed. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations at September 30, 2010.

		Payments due by period
Contractual Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years
	(In thousands)
Operating lease obligations	$367	$118	$211	$38	$—
Pension obligations	7,710	601	1,348	1,455	4,306

Total	$8,077	$719	$1,559	$1,493	$4,306

Financing and Investing Activities

Our primary investing activities are the origination of loans and the purchase of securities. Primary financing activities consist of transactions in deposit accounts and FHLB borrowings. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us, local competitors, and other factors. Management generally manages the pricing of deposits to be competitive and to increase core deposit and customer relationships. Occasionally, management offers promotional rates on certain deposit products to attract deposits. For the past 18 months, we have been less aggressive in deposit pricing due to our high level on cash and cash equivalents and other liquid assets.

The following table presents our primary investing and financing activities during the periods indicated.

	Year Ended September 30,
(Dollars in thousands)	2010	2009	2008

Investing activities:
Net (increase) decrease in loans held for investment	$8,632	$(42,912)	$(40,084)
Net (increase) decrease in term interest bearing deposits in other banks	5,326	7,916	(13,242)
Proceeds from calls, maturities and principal repayments of securities available for sale	69,340	116,636	381,093
Proceeds from sales and redemptions of securities available for sale	27,585	98,105	137,852
Proceeds from maturities and paydowns of securities held to maturity	10,228	10,763	3,701
Purchases of securities available for sale	(53,624)	(185,858)	(515,067)

Financing activities:
Increase (decrease) in deposits	(235)	11,759	10,544
Increase (decrease) in Federal Home Loan Bank borrowings	(40,000)	—	20,000

Capital Management. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2010, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” “Regulatory Capital Compliance” and note      of the notes to consolidated financial statements.

This offering is expected to increase our consolidated equity by $104.1 million, to $230.9 million at the maximum of the offering range. See “Capitalization.” Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the equity benefit plan after its approval by stockholders, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see notes 4 and 15 of the notes to consolidated financial statements.

For the years ended September 30, 2010 and 2009, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to consolidated financial statements included in this prospectus.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs and the effect that general inflation may have on both short-term and long-term interest rates. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Although inflation expectations do affect interest rates, interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Board of Directors

The board of directors of Franklin Financial Corporation and Franklin Federal are each comprised of seven persons who are elected for terms of three (3) years, approximately one-third of whom are elected annually. At the first meeting of stockholders of Franklin Financial Corporation, each director will be up for election for either a one-year, two-year or three-year term so as to establish the initial classification of the board of directors. The same individuals comprise the boards of directors of Franklin Financial Corporation MHC, Franklin Financial Corporation and Franklin Federal.

All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Richard T. Wheeler, Jr., who serves as Chairman, President and Chief Executive Officer of Franklin Financial Corporation and Franklin Federal. In determining the independence of directors, the board of directors considered the various deposit, loan and other relationships that each director has with Franklin Federal, including the relationship between us and Williams, Mullen, Clark & Dobbins, P.C., a law firm in which Hugh T. Harrison II is a partner and which provides services to us, in addition to the transactions disclosed under “—Transactions with Franklin Federal,” but determined in each case that these relationships did not interfere with their exercise of independent judgment in carrying out their responsibilities as a director.

Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of September 30, 2010. The starting year of service as director relates to service on the board of directors of Franklin Federal.

The following directors have terms ending in 2011:

Hugh T. Harrison II is a partner in the law firm of Williams, Mullen, Clark & Dobbins, P.C. Age 56. Director since 2008.

As an attorney specializing in commercial real estate, Mr. Harrison brings in-depth knowledge and expertise regarding Franklin Federal’s commercial real estate loan operations. Prior to attending law school, Mr. Harrison was a bank examiner with the Virginia State Corporation Commission Bureau of Banking.

George L. Scott is retired and a former partner in KPMG LLP. Age 64. Director since 2008.

As a former Securities and Exchange Commission reviewing partner for KPMG LLP, Mr. Scott provides the board of directors with critical experience regarding tax, financial and accounting matters and has the background to qualify as Franklin Financial Corporation’s audit committee financial expert.

Elizabeth W. Robertson is a former certified public accountant and a community and civic volunteer. Age 57. Director since 1996.

While practicing as a certified public accountant, Ms. Robertson specialized in audits of financial institutions. Ms. Robertson’s previous experience as a certified public accountant provides expertise that is valuable to our board of directors. In addition, Ms. Robertson has been a resident of our market area since 1975 and is an active member of the community. Ms. Robertson’s active involvement in the community has helped her establish a network of contacts that greatly assists us in our marketing efforts.

The following directors have terms ending in 2012:

Richard W. Wiltshire, Jr. is retired and a past president and chief executive officer of Home Beneficial Corporation and Home Beneficial Life Insurance Company. Age 65. Director since 2008.

Mr. Wiltshire’s experience offers the board of directors substantial public company management experience, specifically within the region in which we conduct our business. Mr. Wiltshire has considerable experience in the insurance industry and the related risk assessment practice area necessary in banking operations.

Percy Wootton is a retired cardiologist and a past president and member of the Board of Trustees of The American Medical Association. Age 78. Director since 1979.

Through his affiliation with Franklin Federal for over 30 years, Dr. Wootton beings in-depth knowledge and understanding of our history, operations and customer base. Additionally, Dr. Wootton’s previous experience as a past president and member of the Board of Trustees of The American Medical Association provided him with leadership experience and expertise that is valuable to our board of directors.

The following directors have terms ending in 2013:

L. Gerald Roach is President and Chief Executive Officer of Mutual Assurance Society of Virginia. Age 66. Director since 2004.

Mr. Roach has extensive management level and regulatory experience in the financial services industry. Such management experience in the regulated insurance industry has exposed Mr. Roach to many of the issues facing public companies today, particularly regulated entities involved in risk assessment, making Mr. Roach a valued component of the board.

Richard T. Wheeler, Jr. is Chairman, President and Chief Executive Officer of Franklin Financial Corporation and Franklin Federal. Mr. Wheeler joined Franklin Federal in 1992. Previously, he was a partner in KPMG LLP. Age 63. Director since 1992.

Mr. Wheeler’s extensive experience in the local banking industry, prior experience as the Virginia banking industry leader for KPMG LLP and involvement in business and civic organizations in the communities in which Franklin Federal serves affords the board valuable insight regarding our business and operations. Mr. Wheeler’s knowledge of all aspects of our business, combined with his success and strategic vision, position him well to continue to serve as our Chairman, President and Chief Executive Officer.

Executive Officers

The executive officers of Franklin Financial Corporation and Franklin Federal are elected annually by the board of directors and serve at the board’s discretion. The executive officers of Franklin Financial Corporation and Franklin Federal are:

Names	Position with Franklin Financial Corporation	Position with Franklin Federal
Richard T. Wheeler, Jr.	Chairman, President and Chief Executive Officer	Chairman, President and Chief Executive Officer
Donald F. Marker	Treasurer and Corporate Secretary	Executive Vice President, Chief Financial Officer and Secretary/Treasurer
William E. W. Frayser, Jr.	N/A	Senior Vice President
Steven R. Lohr	Vice President	Executive Vice President
Barry R. Shenton	Vice President	Executive Vice President

Since the formation of Franklin Financial Corporation, none of the company’s executive officers, directors or other personnel have received remuneration from Franklin Financial Corporation.

Below is information regarding our executive officers who are not also directors. Unless stated otherwise, each person has held his or her position for the past five years. Ages presented are as of September 30, 2010.

Donald F. Marker is Treasurer and Corporate Secretary of Franklin Financial Corporation and Executive Vice President, Chief Financial Officer and Secretary/Treasurer of Franklin Federal. Mr. Marker joined Franklin Federal in 1989. Age 49.

William E.W. Frayser, Jr. is Senior Vice President of Franklin Federal. Mr. Frayser joined Franklin Federal in 1975. Age 58.

Steven R. Lohr is Vice President of Franklin Financial Corporation and Executive Vice President of Franklin Federal. Mr. Lohr joined Franklin Federal in 1998. Age 61.

Barry R. Shenton is Vice President of Franklin Financial Corporation and Executive Vice President of Franklin Federal. Mr. Shenton joined Franklin Federal in 1999. Age 62.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the year ended September 30, 2010, the board of directors of Franklin Federal met 15 times. Given that Franklin Financial Corporation was incorporated on December 2, 2010, the board of directors of Franklin Financial Corporation did not meet during the year ended September 30, 2010.

In connection with the formation of Franklin Financial Corporation, the board of directors established Audit, Compensation and Nominating and Corporate Governance Committees.

The Audit Committee consists of L. Gerald Roach, Elizabeth W. Robertson, George L. Scott (Chairman) and Richard W. Wiltshire, Jr. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The board of directors of Franklin Financial Corporation has designated George L. Scott as an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee of Franklin Financial Corporation did not meet during the year ended September 30, 2010.

The Compensation Committee consists of Hugh T. Harrison II, Elizabeth W. Robertson (Chairman), George L. Scott and Percy Wootton. The Compensation Committee is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Compensation Committee of Franklin Financial Corporation did not meet during the year ended September 30, 2010.

The Nominating and Corporate Governance Committee consists of Hugh T. Harrison II (Chairman), L. Gerald Roach, Richard W. Wiltshire, Jr. and Percy Wootton. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures. Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee of Franklin Financial Corporation did not meet during the year ended September 30, 2010.

Each of Franklin Financial Corporation’s committees listed above operates under a written charter, which governs its composition, responsibilities and operations.

In addition, the board of directors of Franklin Federal maintains an Executive Committee, an Asset/Liability Management Committee, a Budget Committee, a Loan Committee, an Investment Committee, an EDP Steering Committee and an Internal Asset Review Committee.

Corporate Governance Policies and Procedures

In addition to having established committees of the board of directors, Franklin Financial Corporation has also adopted several policies to govern the activities of both Franklin Financial Corporation and Franklin Federal, including a corporate governance policy and a code of business conduct and ethics.

The code of business conduct and ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation philosophy starts from the premise that our success depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our management team with incentives tied to the successful implementation of our business objectives. However, we recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We intend to base our compensation decisions as a public company on four basic principles:

•

Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•

Aligning with Stockholders – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interest with the interests of our stockholders.

•	Driving Performance – We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

Compensation Elements

The following elements made up the fiscal 2010 compensation program for our executive officers, including all of the executive officers listed in the Summary Compensation Table on page 88 (whom we refer to as the “named executive officers”). All compensation was paid by Franklin Federal (“Bank”).

Element	Form of Compensation	Purpose	Performance Criteria

Base salary	Cash	Providing a competitive level of fixed compensation that attracts and retains skilled management	Not performance-based

Incentive compensation	Cash	Providing additional compensation to attract and retain skilled management	Discretionary cash bonuses have historically been made to all employees and are not performance-based. The benefits from the Bank’s deferred compensation plans are based on the financial performance of the Bank

Health and welfare plans	Eligibility to receive available health and other welfare benefits paid for, in whole or in part, by Franklin Federal, including broad-based medical, dental, life insurance and disability plans and a severance plan	Providing a competitive, broad-based employee benefits structure	Not performance-based

Retirement plans	Eligibility to participate in, and receive Bank contributions to, our 401(k) plan and Defined Benefit Pension Plan (available to all eligible employees) and, for Mr. Wheeler, a supplemental executive retirement plan	Providing competitive retirement-planning benefits to attract and retain skilled management	401(k) Plan, Defined Benefit Plan and SERP. Not performance-based

Perquisites	Our chief executive officer has a Bank-owned automobile. In addition, annual dues and membership fees to a business club are paid for by the Bank	Providing a competitive compensation package	Not performance-based

Following our initial public offering, we expect that equity-based, long-term incentive compensation will also become an important element of our compensation program. Our ability to introduce equity awards to our compensation mix will depend on stockholder approval of an equity compensation program and compliance with applicable regulatory guidelines relating to such programs. We expect that the Compensation Committee of our board of directors will work closely with independent compensation consultants to help us to benchmark our compensation program and our financial performance to our peers.

Base salary

Our Compensation Committee sets base salaries for our named executive officers based primarily on:

(1)	base salaries paid to executive officers at comparable companies, and

(2)	each individual officer’s performance and contribution to our Company.

Our financial performance for the prior year can also play a role in the Committee’s consideration of annual salary adjustments. The Committee’s information on base salaries at comparable companies comes from the Virginia Bankers Association annual compensation survey.

In setting base salaries for our named executive officers, the Compensation Committee considers each officer’s performance and contribution to the Bank in the prior fiscal year, along with Bank financial performance. Following a review of each executive’s job performance, the Bank reviews the Virginia Bankers Association annual compensation survey. The information obtained from the survey, in addition to the salary history for our named executive officers in prior years and satisfactory performance reviews, are considered by the Compensation Committee in deciding whether to adjust salary levels. In October 2010, the Compensation Committee adjusted the base salaries for Messrs. Wheeler, Lohr, Shenton, Marker and Frayser to $235,800, $162,300, $162,300, $144,000 and $90,000, respectively.

Incentive Compensation

Historically, the Bank has paid all employees a cash bonus equal to 5% of base salary. This cash bonus is paid at the sole discretion of the Bank. As a public company, the Bank hopes to pursue a written performance-based cash bonus program that will include Bank and individual performance goals at threshold, target and reach levels. Any written bonus program adopted by the Bank will contain all necessary and appropriate clawback provisions. In addition, the Bank maintains several deferred compensation plans which provide participants with a benefit based on the financial performance of the Bank. It is expected that these plans will be frozen and converted to a stock based deferral plan prior to conversion.

Health and welfare plans

Our current health and welfare benefit plans are open to all full-time employees. Under each plan, the named executive officers receive either the same benefit as all other salaried employees or a benefit that is exactly proportional, as a percentage of salary, to the benefits that others receive.

Retirement plans

401(k) Plan

Participation in our tax-qualified 401(k) plan is available to all of our employees over the age of 21 with at least one year of service and 1,000 hours of service per year. This plan allows our employees to save money for retirement in a tax-advantaged manner. The Bank matches 25% of employee contributions up to 6% of salary. All of our named executive officers currently participate in this plan.

Defined Benefit Plan

Participation in our non-contributory defined benefit pension plan is available for substantially all of our employees. Retirement benefits under this plan are generally based on an employee’s years of service and compensation during the five years of highest compensation in the ten years immediately preceding retirement.

SERP

The Bank maintains a supplemental executive retirement plan for Mr. Wheeler to provide him with benefits he cannot receive through the pension plan due to IRS limitations on benefits provided under tax-qualified plans. See “Executive Compensation—Pension Benefits” for additional information on Mr. Wheeler’s SERP.

ESOP/Stock-Based Deferred Compensation Plan

In connection with our initial public offering, we are implementing an employee stock ownership plan (“ESOP”) and a stock-based deferral plan. Initially, all employees who have attained age 21 and are employed on the closing date of the offering will be eligible to participate in the ESOP. Following the close of the stock offering, employees who have attained age 21 and completed one year of service shall be eligible to participate in the ESOP. Our ESOP will provide our named executive officers and all other eligible employees with a retirement benefit in Franklin Financial Corporation common stock at no cost to the participants. Benefits under the ESOP will vest over a six-year period. Our stock-based deferral plan will be for the benefit of our directors and certain officers. This plan will allow participants to defer a portion of their income and invest the funds in Franklin Financial Corporation common stock.

Perquisites

We provide only very limited perquisites. During fiscal 2010, the only perquisites provided were to Mr. Wheeler. A Bank-owned automobile was provided to Mr. Wheeler and his monthly dues to The Commonwealth Club were paid for by the Bank. These benefits have been offered for many years, and we believe it is a common element of a competitive compensation package for a chief executive officer at a financial institution that is comparable to us.

Long-term incentives awards

Following the completion of our initial public offering, we expect that equity-based, long-term incentive compensation will become an important element of our executive compensation program. Our long-term incentive compensation program will be based on the delivery of competitive equity awards to our management team. We expect to use an equity-based, long-term incentive compensation program to reward outstanding performance with incentives that focuses our management team on the task of creating long-term stockholder value. By increasing the equity holdings of our management team, we will provide them with a continuing stake in our long-term success. The nature and size of awards under our equity-based program will be based on a number of factors including regulatory guidelines, awards made to those holding comparable positions in our peer group and the tax or accounting treatment of specific equity compensation techniques.

Conclusions

Our Compensation Committee has considered each of the elements of the named executive officers’ compensation, as described above. The committee believes the amount of each element, and the total amount of compensation for each named executive officer is reasonable and appropriate in light of the officer’s experience and individual performance.

Executive Compensation

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of Franklin Financial Corporation or its subsidiaries for the 2010 fiscal year and the three most highly compensated executive officers of Franklin Financial Corporation or its subsidiaries whose total compensation for the 2010 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value ($) (1)	All Other Compensation ($)	Total ($)
Richard T. Wheeler, Jr. Chairman, President and Chief Executive Officer	2010	231,600	11,580	177,374	2,484	423,038

Donald F. Marker Treasurer and Secretary	2010	138,100	6,905	100,322	2,071	247,398

Steven R. Lohr Executive Vice President	2010	158,100	15,800	65,408	2,371	241,679

Barry R. Shenton Executive Vice President	2010	158,100	7,905	60,365	2,371	228,741

William E.W. Frayser, Jr. Senior Vice President	2010	106,200	5,310	57,774	1,593	170,877

(1)	Reflects participation in the Virginia Bankers Association Defined Benefit Plan.
(2)	Represents 401(k) matching contribution.

Employment Agreements

Proposed Employment Agreements. Franklin Federal does not currently maintain employment agreements with any of its employees. Upon completion of the offering, Franklin Federal will enter into employment agreements with each of Messrs. Wheeler, Marker, Lohr and Shenton. Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering.

The employment agreements will each provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The initial base salaries under the employment agreements will be $235,800, $144,000, $162,300 and $162,300 for Messrs. Wheeler, Marker, Lohr and Shenton, respectively. The agreements will also provide for participation in employee benefit plans and programs maintained for the benefit of employees and senior management personnel, including incentive compensation, health and welfare benefits, retirement benefits and certain fringe benefits as described in the agreements.

Upon termination of any of the executive’s employment for “cause,” as defined in the agreement, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than cause, or if the executive resigns after the occurrence of specified circumstances that constitute constructive termination, referred to in the agreement as a termination for “good reason,” the executive will continue to receive his base salary for the remaining unexpired term of the agreement.

Under each of the employment agreements, if, in connection with or following a change in control (as described in the agreements), we terminate the executive without cause or if the executive terminates employment voluntarily under certain circumstances specified in the agreement, he will receive a severance payment equal to 2.99 times his average annual taxable compensation for the five preceding taxable years. In addition, the executive will receive continued coverage under our medical, dental and life insurance programs for 36 months.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and we would not be entitled to deduct such amount. The agreements will provide for the reduction, at the election of the executives, of change in control payments to the executives to the extent necessary to ensure that they will not receive “excess parachute payments”, which otherwise would result in the imposition of an excise tax.

Upon termination of employment without cause or for good reason (other than termination in connection with a change in control), each executive will be required to adhere to a one-year non-competition restriction.

We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.

Pension Benefits

Employees’ Pension Plan. We maintain a defined benefit pension plan to provide retirement income for eligible employees. Employees who are at least 21 years old begin participation in the plan after completing one year of service. Upon retirement at or after age 65, employees receive an annual benefit based on their total years of service and their average compensation for the five highest compensation years in the ten-year period preceding their retirement. A participant may elect early retirement after attaining age 55 and completing 10 years of service. All benefits are integrated with a participant’s social security benefits. For an unmarried participant, the normal form of benefit payment is a life annuity with 120 monthly payments guaranteed. The normal form of benefit for a married participant is a qualified joint-and-50% survivor annuity. With spousal consent, a married participant may select a distribution option from among several actuarially equivalent annuity options.

In addition to his participation in the pension plan, Mr. Wheeler has entered into a supplemental retirement plan agreement with Franklin Federal to provide him with benefits that cannot be provided through the pension plan as a result of the benefit limitations applicable to tax-qualified retirement plans. Mr. Wheeler’s accrued benefit under the supplemental agreement is equal to the difference between (i) his accrued benefit under the pension plan’s benefit formula computed without regard to applicable benefit limitations and (ii) his actual accrued benefit under the pension plan. The supplemental benefit is generally distributable at the same times and in the same forms as the benefit provided by the pension plan.

The following table sets forth the actuarial present value of each executive’s accumulated benefit under our pension plan (and, in Mr. Wheeler’s case, the pension plan and the supplemental retirement plan agreement) along with the number of years of credited service under the plan.

Name	Plan Name	Present Value of Accumulated Benefit ($)(1)	Number of Years of Credited Service (#)(2)
Richard T. Wheeler, Jr.	Virginia Bankers Association Defined Benefit Plan Supplemental Retirement Plan	842,168 3,266	19 19
Donald F. Marker	Virginia Bankers Association Defined Benefit Plan	199,505	21
William E.W. Frayser, Jr.	Virginia Bankers Association Defined Benefit Plan	448,295	35
Steven R. Lohr	Virginia Bankers Association Defined Benefit Plan	307,856	13
Barry R. Shenton	Virginia Bankers Association Defined Benefit Plan	296,126	12

(1)	The present value of each executive’s accumulated benefit assumes normal retirement (age 65), the election of a ten year certain and life form of pension and is based on a 5.25% discount rate.
(2)	Number of years of credited service used only to determine the benefit under the pension plan.

Benefit Plans

401(k) Profit Sharing Plan. We maintain a 401(k) plan (the “401(k) Plan”), a tax-qualified defined contribution plan, for eligible employees of Franklin Federal. Eligible employees can begin participation in the 401(k) Plan on the plan entry date (April 1 or October 1) that coincides with or next follows their attainment of age 21 and completion of one year of service. Participants may elect to make annual salary deferral contributions to the 401(k) Plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code of 1986, as amended. For 2011, the salary deferral contribution limit is $16,500; provided, however, that participants over age 50 may contribute an additional elective contribution of $5,500 to the 401(k) Plan. Participants are always 100% vested in their salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that we can make matching contributions and nonelective employer contributions to the accounts of plan participants. During the 2010 plan year, we matched 25% of a participant’s contributions that were not in excess of 6% of compensation. Participants vest in their matching contributions after six years of service.

Employee Stock Ownership Plan. In connection with the offering, Franklin Federal has adopted an employee stock ownership plan for eligible employees. Eligible employees will participate in the employee stock ownership plan as of the first plan entry date (January 1st or July 1st) following or coincident with attainment of age 21 and completion of 1,000 hours of service during a consecutive 12-month period. For participation purposes, all eligible employees will be given prior service credit for hours worked as of their date of hire.

We will engage a third party trustee to purchase, on behalf of the employee stock ownership plan, 8% of the sum of the shares of Franklin Financial Corporation common stock sold in the offering and contributed to the charitable foundation (735,420, 865,200 and 944,980 shares at the minimum, midpoint and maximum of the offering range, respectively). The employee stock ownership plan intends to fund its stock purchase through a loan from Franklin Financial Corporation equal to 100% of the aggregate purchase price of the common stock. The loan will be repaid principally through Franklin Federal’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over the 20-year term of the loan. The fixed interest rate for the employee stock ownership plan loan will be 5%. See “Pro Forma Data.”

The trustee will hold the shares purchased in a loan suspense account and will release the shares from the suspense account on a pro rata basis as Franklin Federal repays the loan. The trustee will allocate the shares released among active participants on the basis of each active participant’s proportional share of compensation. Participants will vest in their employee stock ownership plan allocations over a 6-year period. Participants will become fully vested upon age 65, death or disability, a change in control, or termination of the plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The plan reallocates any unvested shares of common stock forfeited upon termination of employment among the remaining participants in the plan.

Participants may direct the plan trustee how to vote the shares of common stock credited to their accounts. The plan trustee will vote all unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as it votes those shares for which participants provide instructions, subject to fulfillment of its fiduciary responsibilities as trustee.

Under applicable accounting requirements, Franklin Federal will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard T. Wheeler, Jr.	—	—	174,108	—	607,267
Donald F. Marker	—	—	100,322	—	343,244
Steven R. Lohr	—	—	125,313	—	367,830
Barry R. Shenton	—	—	73,762	—	367,720
William E.W. Frayser	—	—	6,565	—	78,081

(1)	Reflects the executive’s aggregate account balance in 2001, 2006 and 2008 Deferred Compensation Plans. The Plans are phantom equity-type plans that are valued by reference to the Bank’s equity.

Phantom Equity Deferred Compensation Plans. Our directors and certain senior officers have participated in a series of nonqualified deferred compensation plans that provide benefits modeled after the stock compensation arrangements in place at publicly traded thrift institutions, including stock option, restricted stock and employee stock ownership plans. These deferred compensation plans provide for the credit of awards that are adjusted annually based on the financial performance of Franklin Federal. In connection with the offering, these annual plans will be frozen and participants will be given the opportunity to transfer their account balances to a new stock-based deferred compensation plan and invest in Company stock in connection with the offering.

Stock-Based Deferral Plan. In connection with the stock offering, we have adopted a stock-based deferral plan for certain eligible officers and members of the board of directors. The stock-based deferral plan allows participants to use funds transferred from the phantom equity deferred compensation plans described above in order to purchase common stock in the offering. For purposes of the stock purchase priorities and the stock purchase limitations in the stock offering, the stock purchases by participants through the new stock-based deferral plan will be treated in the same manner as an individual stock purchase outside the plan and will be subject to each participant’s individual eligibility to purchase stock in the offering and to the stock purchase limitations in the stock offering. The new stock-based deferral plan also permits eligible officers and members of the board of directors to make future elections to defer compensation into the plan and invest such deferrals in Franklin Financial Corporation common stock.

Future Equity Incentive Plan. Following the conversion, Franklin Financial Corporation plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, Franklin Financial Corporation anticipates that the plan, if adopted within the first year after the offering, will authorize a number of stock options equal to 10% of the sum of the shares sold in the stock offering and contributed to the charitable foundation, and a number of shares of restricted stock equal to 4% of the sum of the shares sold in the offering and contributed to the charitable foundation. Therefore, the number of shares reserved under the plan, if adopted within that one-year period, will range from 1,286,985 shares, assuming 9,192,750 shares are sold in the offering and contributed to the charitable foundation at the minimum of the offering range, to 1,741,215 shares, assuming 12,437,250 shares are sold in the offering and contributed to the charitable foundation at the maximum of the offering range. The equity incentive plan will comply with the requirements of all applicable Office of Thrift Supervision regulations except to the extent such requirements are waived.

Director Compensation

The following table sets forth the compensation received by individuals who served as non-employee directors of Franklin Federal during the year ended September 30, 2010.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Hugh T. Harrison II	28,500	—	28,500
L. Gerald Roach	28,500	29,932	58,432
Elizabeth W. Robertson	28,500	14,421	42,921
George L. Scott	28,500	—	28,500
Richard W. Wiltshire, Jr.	28,500	—	28,500
Percy Wootton	28,500	16,847	45,347

(1)	These amounts represent non-qualified deferred compensation under the phantom equity deferred compensation plans.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid during fiscal 2011 to the non-employee directors of Franklin Federal. Directors do not receive any additional fees for their service on the board of directors of Franklin Financial Corporation.

Annual Retainer	$12,000
Fee per Board Meeting	$1,200

Transactions with Franklin Federal

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by publicly traded companies to their executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by banks to their executive officers and directors in compliance with federal banking regulations. Federal regulations generally require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features, although federal regulations allow us to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Franklin Federal offers a loan program to directors and full-time employees whereby interest rates are granted to directors and employees on mortgage loans for portfolio on one residential property (primary or secondary residence or investment property) at the currently offered rates for portfolio loans and, for all directors and full-time employees, will then be reduced during the term of directorship or full-time employment by two percentage points, but never to a rate less than 6.0%. One of our directors, L. Gerald Roach, has a mortgage loan from Franklin Federal that was made under this program at a rate of 6.0%. The largest amount of principal outstanding during the 2010 fiscal year on this loan was $362,247 and the outstanding balance at September 30, 2010 was $357,656. The total principal and interest paid on this loan during the 2010 fiscal year was $4,997 and $21,623, respectively.

Directors and full-time or part-time employees who obtain saleable loans from Franklin Federal will be granted a 50 basis point reduction in the discount points charged on such loans, but only to the extent there are discount points charged on such loans. There is no policy limit on the number of such saleable loans a director or full-time or part-time employee may obtain from Franklin Federal. Two of our directors, Richard T. Wheeler, Jr. and Elizabeth W. Robertson, had loans originated and sold by Franklin Federal that were made under this program. Mr. Wheeler’s loan was made at a rate of 3.375%. The largest amount of principal outstanding during the 2010 fiscal year on this loan was $300,000 and the outstanding balance at September 30, 2010 was $0. The total principal and interest paid on this loan during the 2010 fiscal year was $300,000 and $499, respectively. Ms. Robertson’s loan was made at a rate of 3.25%. The largest amount of principal outstanding during the 2010 fiscal year on this loan was $415,000 and the outstanding balance at September 30, 2010 was $0. The total principal and interest paid on this loan during the 2010 fiscal year was $415,000 and $406, respectively.

The Loan Committee may approve exceptions to the above policy when deemed to be in the best interest of the Bank.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Franklin Federal’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors. See “Regulation and Supervision — Regulation of Federal Savings Associations — Transactions with Related Parties.”

The aggregate outstanding balance of loans extended by Franklin Federal to its executive officers and directors and related parties was $374,000 at September 30, 2010, or approximately 0.16% of pro forma stockholders’ equity assuming that 12,437,250 shares are sold in the offering and contributed to the charitable foundation at the maximum of the offering range. These loans were performing according to their original terms at September 30, 2010. In addition, these loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to Franklin Federal, or available to all employees under employee and director special loan programs, and they did not involve more than the normal risk of collectibility or present other unfavorable features when made.

Other Transactions. Since October 1, 2008, there have been no transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers and directors had or will have a direct or indirect material interest.

Indemnification for Directors and Officers

Franklin Financial Corporation’s articles of incorporation provide that Franklin Financial Corporation shall indemnify all officers, directors and employees of Franklin Financial Corporation to the fullest extent permitted under Virginia law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Franklin Financial Corporation. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under Virginia law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Franklin Financial Corporation pursuant to its articles of incorporation or otherwise, Franklin Financial Corporation has been advised by counsel that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. All directors and officers as a group would own 4.7% of our outstanding shares at the minimum of the offering range and 3.5% of our outstanding shares at the maximum of the offering range. These percentages reflect the shares to be issued to the charitable foundation.

	Proposed Purchases of Stock in the Offering (1)(2)
Name	Number of Shares	Dollar Amount	Percent of Common Stock Outstanding at Minimum of Offering Range
Directors:
Hugh T. Harrison II	6,000	$60,000	*%
L. Gerald Roach	20,000	$200,000	0.2
Elizabeth W. Robertson	55,000	$550,000	0.6
George L. Scott	25,000	$250,000	0.3
Richard T. Wheeler, Jr.	100,000	$1,000,000	1.1
Richard W. Wiltshire, Jr.	17,500	$175,000	0.2
Percy Wootton	12,000	$120,000	0.1

Executive Officers Who Are Not Directors:
Donald F. Marker	60,000	$600,000	0.7
William E.W. Frayser, Jr.	2,500	$25,000	*
Steven R. Lohr	60,000	$600,000	0.7
Barry R. Shenton	60,000	$600,000	0.7

All directors and executive officers as a group (11 persons)	418,000	$4,180,000	4.7%

*	Less than 0.1%.
(1)	Includes shares to be purchased by certain officers and directors through self-directed purchases within Franklin Federal’s stock-based deferral plan. Such purchases will receive the same purchase priorities, and be subject to the same purchase limitations, as purchases made by such officers and directors using other funds.
(2)	Includes proposed subscriptions, if any, by associates of the director or officer.

Regulation and Supervision

General

Franklin Federal is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Franklin Federal is a member of the Federal Home Loan Bank System, and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Franklin Federal must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approval before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation, to evaluate Franklin Federal’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Franklin Financial Corporation and Franklin Federal and their operations. Franklin Financial Corporation, as a savings and loan holding company, will be required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Franklin Financial Corporation will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

The Dodd-Frank Act, signed by the President on July 21, 2010, provides for the regulation and supervision of federal savings associations like Franklin Federal to be transferred to the Office of the Comptroller of the Currency, the agency that regulates national banks. The Office of The Comptroller of the Currency will assume primary responsibility for implementing and enforcing many of the laws and regulations applicable to federal savings associations. The transfer will occur over a transition period of up to one year, subject to a possible six month extension. At the same time, the responsibility for supervising savings and loan holding companies like Franklin Financial Corporation will be transferred to the Federal Reserve Board. The Dodd-Frank Act also provides for the creation of a new agency, the Consumer Financial Protection Bureau, as an independent bureau of the Federal Reserve Board, to take over the implementation of federal consumer financial protection and fair lending laws from the depository institution regulators. However, institutions of $10 billion or fewer in assets will continue to be examined for compliance with such laws and regulations by, and subject to the enforcement authority of, the prudential regulator rather than the Consumer Financial Protection Bureau.

The material regulatory requirements that are or will be applicable to Franklin Federal and Franklin Financial Corporation are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Franklin Federal and Franklin Financial Corporation.

Regulation of Federal Savings Association

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings associations, such as Franklin Federal. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. In particular, certain lending authority for federal savings associations, e.g., commercial, nonresidential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

The Dodd-Frank Act authorizes depository institutions to pay interest on demand deposits effective July 31, 2011. Depending upon competitive responses, that change could have an adverse impact on Franklin Federal’s interest expense.

Branching. Federal savings associations are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for national banks.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 1,250%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At September 30, 2010, Franklin Federal met each of these capital requirements. See note 12 of the notes to consolidated financial statements included in this prospectus.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk-weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in the amount of the lesser of 5% of the association’s total assets when it became undercapitalized or the amount necessary to achieve full compliance at the time the association first failed to comply. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. At September 30, 2010, Franklin Federal was considered “well capitalized” under these regulations.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. See “Our Business—Lending Activities—Loans to One Borrower.”

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines Establishing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if it is a subsidiary of a holding company, like Franklin Federal will be upon the completion of the conversion. If Franklin Federal’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least nine months out of each 12-month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions. The Dodd-Frank Act also makes noncompliance with the qualified thrift lender test subject to agency enforcement action for a violation of law and a basis for dividend restrictions. As of September 30, 2010, Franklin Federal maintained 66.06% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Franklin Federal’s authority to engage in transactions with “affiliates” is limited by Office of Thrift Supervision regulations and Sections 23A and 23B of the Federal Reserve Act as implemented by the Federal Reserve Board’s Regulation W. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Franklin Financial Corporation and any of its non-savings institution subsidiaries would be affiliates of Franklin Federal. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to 10% of an institution’s capital and surplus with any one affiliate and 20% of capital and surplus with all affiliates. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from an institution. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Franklin Federal’s authority to extend credit to executive officers, directors and 10% stockholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Franklin Federal may make to insiders based, in part, on Franklin Federal’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers. For information about transactions with our directors and officers, see “Our Management—Transactions with Franklin Federal.”

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, or conservatorship. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

The Office of the Comptroller of the Currency will assume the enforcement authority of the Office of Thrift Supervision as part of the Dodd-Frank Act regulatory restructuring.

Assessments. Federal savings associations are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report, the institution’s financial condition and the complexity of its asset portfolio. The Office of the Comptroller of the Currency also funds its operations through assessments on regulated institutions.

Insurance of Deposit Accounts. Franklin Federal’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned, and certain potential adjustments established by Federal Deposit Insurance Corporation regulations. Effective April 1, 2009, assessment rates range from seven to 77.5 basis points of assessable deposits. The Dodd-Frank Act requires the Federal Deposit Insurance Corporation to amend its procedures to base assessments on total assets less tangible equity rather than deposits. It is uncertain how quickly that will occur. The Federal Deposit Insurance may adjust the scale uniformly from one quarter to the next, except that no adjustment can deviate more than three basis points from the base scale without notice and comment. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The Federal Deposit Insurance Corporation imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital (as of June 30, 2009), capped at ten basis points of an institution’s deposit assessment base, in order to cover losses to the Deposit Insurance Fund. That special assessment, in the amount of $463,000, was collected on September 30, 2009. The Federal Deposit Insurance Corporation provided for similar assessments during the final two quarters of 2009, if deemed necessary. However, in lieu of further special assessments, the Federal Deposit Insurance Corporation required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. Such amount was $4.4 million for Franklin Federal. The estimated assessments, which include an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009, and each quarter thereafter, a charge to earnings will be recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000. That limit was made permanent by the Dodd-Frank Act. In addition, the Federal Deposit Insurance Corporation adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, noninterest bearing transaction accounts would receive unlimited insurance coverage until September 30, 2010, subsequently extended to December 31, 2010, with an additional possible extension up to December 31, 2011, and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and October 31, 2009 would be guaranteed by the Federal Deposit Insurance Corporation through June 30, 2012, or in some cases, December 31, 2012. Franklin Federal did not opt to participate in the unlimited noninterest bearing transaction account coverage and in the unsecured debt guarantee program. The Dodd-Frank Act extended the unlimited coverage for certain noninterest bearing transaction accounts until December 31, 2012.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. That payment is established quarterly and during the four quarters ended September 30, 2010 averaged 1.04 basis points of assessable deposits. These financing corporation payments will continue until the bonds mature in 2017 through 2019.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Franklin Federal. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or regulatory condition imposed in writing. The management of Franklin Federal does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. Franklin Federal is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Franklin Federal, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. At September 30, 2010, Franklin Federal complied with this requirement with an investment in Federal Home Loan Bank stock of $12.5 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. Those requirements, or general results of operations, could reduce or eliminate the dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends are reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income could also be reduced. In fact, Federal Home Loan Bank dividends have been significantly reduced over the past two years from previous levels.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Franklin Federal received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Other Regulations

Interest and other charges collected or contracted for by Franklin Federal are subject to state usury laws and federal laws concerning interest rates. Franklin Federal’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Franklin Federal also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations; and

•

The Gramm-Leach-Bliley Act which places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Federal Reserve System

The Federal Reserve Board regulations require savings institutions to maintain noninterest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (“NOW”) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $58.8 million; a 10% reserve ratio is applied above $58.8 million. The first $10.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. Franklin Federal complies with the foregoing requirements.

Holding Company Regulation

General. Franklin Financial Corporation will be a unitary savings and loan holding company within the meaning of federal law, will register with the Office of Thrift Supervision and be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations. In addition, the Office of Thrift Supervision will have enforcement authority over Franklin Financial Corporation and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Franklin Federal. As a savings and loan holding company, new Franklin Financial Corporation will be able to engage only in activities permitted to a financial holding company and those permitted for a multiple savings and loan holding company, which includes non-banking activities that have been determined to be permissible for bank holding companies. As part of the Dodd-Frank Act regulatory restructuring, the Office of Thrift Supervision’s authority over savings and loan holding companies will be transferred to the Federal Reserve Board, which is the agency that regulates bank holding companies.

The Gramm-Leach-Bliley Act of 1999 provided that no company may acquire control of a savings institution after May 4, 1999 unless it engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. Upon any non-supervisory acquisition by Franklin Financial Corporation of another savings institution or savings association that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, Franklin Financial Corporation would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation. However, the Office of Thrift Supervision has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision, and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. That will mean that trust preferred securities and cumulative preferred stock will not be includable in tier 1 capital unless issued prior to May 19, 2010. There is a five year transition period before the capital requirements will apply to savings and loan holding companies. The Dodd-Frank Act also extends the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must issue regulations requiring that all bank and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions.

Franklin Federal must notify the Office of Thrift Supervision 30 days before declaring any dividend to Franklin Financial Corporation. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Regulatory Restructuring Legislation

On July 21, 2010, President Obama signed the Dodd-Frank Act, which is legislation that restructures the regulation of depository institutions. In addition to eliminating the Office of Thrift Supervision and creating the Consumer Financial Protection Bureau, the Dodd-Frank Act, among other things, requires changes in the way that institutions are assessed for deposit insurance, mandates the imposition of consolidated capital requirements on savings and loan holding companies, requires that originators of securitized loans retain a percentage of the risk for the transferred loans, reduces the federal preemption afforded to federal savings associations and contains a number of reforms related to mortgage origination. Many of the provisions of the Dodd-Frank Act require the issuance of regulations before their impact on operations can be assessed by management. However, there is a significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden and increase compliance and possibly interest expense costs for Franklin Financial Corporation and Franklin Federal.

Federal Securities Laws

Franklin Financial Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. Upon completion of the offering, Franklin Financial Corporation’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Franklin Financial Corporation will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

The registration, under the Securities Act of 1933, as amended, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Franklin Financial Corporation may be resold without registration. Shares purchased by an affiliate of

Franklin Financial Corporation will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933, as amended. If Franklin Financial Corporation meets the current public information requirements of Rule 144, each affiliate of Franklin Financial Corporation that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Franklin Financial Corporation or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Franklin Financial Corporation may permit affiliates to have their shares registered for sale under the Securities Act of 1933, as amended.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, Franklin Financial Corporation’s Chief Executive Officer and Chief Financial Officer will be required to certify that Franklin Financial Corporation’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having the Chief Executive Officer and Chief Financial Officer certify that: he is responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; he has made certain disclosures to our auditors and the audit committee of the board of directors about our internal controls; and he has included information in our quarterly and annual reports about his evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. Franklin Financial Corporation will be subject to further reporting and audit requirements beginning with the year ending March 31, 2011 under the requirements of the Sarbanes-Oxley Act. Franklin Financial Corporation will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been audited through September 30, 2008 with no adjustments to such tax returns as filed. For its 2010 fiscal year, Franklin Federal’s maximum federal income tax rate was 34%.

Due to the losses incurred in 2008 through 2010, we have tax loss carryforwards for future years. We have $6.1 million of capital loss carryforwards related to equity securities that expire in 2013 through 2015. We also have state tax credits of $448,000 expiring in 2013 to 2018 and federal tax credits of $103,000 expiring in 2029.

At September 30, 2010, we had a deferred tax valuation allowance of $9.5 million. The entire valuation allowance offsets deferred tax assets established for $18.0 million in unrealized capital losses and $6.1 million in realized capital loss carryforwards that we may not realize due to the requirement that capital losses may only be used to offset capital gains. There is no assurance that we will be able to generate capital gains in the future, so the valuation allowance covers all unrealized capital losses and realized capital loss carryforwards.

Franklin Financial Corporation and Franklin Federal will enter into a tax allocation agreement. Because Franklin Financial Corporation will own 100% of the issued and outstanding capital stock of Franklin Federal after the completion of the offering, Franklin Financial Corporation and Franklin Federal will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Franklin Financial Corporation will be the common parent corporation. As a result of this affiliation, Franklin Federal may be included in the filing of a consolidated federal income tax return with Franklin Financial Corporation and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $13.0 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Franklin Federal makes a “non-dividend distribution” to Franklin Financial Corporation as described below.

Distributions. If Franklin Federal makes “non-dividend distributions” to Franklin Financial Corporation, the distributions will be considered to have been made from Franklin Federal’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Franklin Federal’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Franklin Federal’s taxable income. Non-dividend distributions include distributions in excess of Franklin Federal’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Franklin Federal’s current or accumulated earnings and profits will not be so included in Franklin Federal’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Franklin Federal makes a non-dividend distribution to Franklin Financial Corporation, approximately on and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Franklin Federal does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Virginia. The Commonwealth of Virginia imposes a tax at the rate of 6% on the “Virginia taxable income” of Franklin Federal and Franklin Financial Corporation. Virginia taxable income is equal to federal taxable income with certain adjustments. Significant modifications include the subtraction from federal taxable income of interest or dividends on obligations or securities of the United States that are exempt from state income taxes, and a recomputation of the bad debt reserve deduction on reduced modified taxable income. Franklin Federal’s state income tax returns have not been audited during the last five years.

The Conversion and Stock Offering

Franklin Federal’s and Franklin Financial Corporation MHC’s boards of directors have approved the plan of conversion. The Office of Thrift Supervision also has conditionally approved the plan of conversion, but its approval does not constitute a recommendation or endorsement of the plan of conversion by the agency.

General

On September 16, 2008, the boards of directors of Franklin Federal and Franklin Financial Corporation MHC unanimously adopted a plan of conversion, as amended and restated on October 26, 2010 and December 6, 2010, according to which Franklin Financial Corporation MHC will convert from the mutual holding company form of organization to the stock holding company form of organization. Pursuant to the plan of conversion, Franklin Federal will become a wholly owned subsidiary of Franklin Financial Corporation, a newly formed Virginia corporation. On December 6, 2010, the board of directors of Franklin Financial Corporation unanimously adopted the plan of conversion. Franklin Financial Corporation will offer 100% of its common stock to qualifying depositors of Franklin Federal in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Franklin Federal, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Franklin Financial Corporation from the sale of the common stock. If the offering is terminated, Franklin Federal would be required to charge all offering expenses against current income. The Office of Thrift Supervision approved our plan of conversion, subject to the fulfillment of certain conditions.

The plan of conversion also provides for the contribution by Franklin Financial Corporation of an amount equal to 4% of the gross offering proceeds, 75% of which will be funded with Franklin Financial Corporation common stock and 25% of which will be cash, to The Franklin Federal Foundation, a charitable foundation previously established by Franklin Federal. The funding of the foundation is subject to a separate vote of Franklin Financial Corporation MHC’s members. The special meeting of Franklin Financial Corporation MHC’s members has been called for this purpose on                     , 2011.

The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion is available from Franklin Federal upon request and is available for inspection at the offices of Franklin Federal and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion

The primary reasons for the conversion and related stock offering are to:

•

increase our capital. While Franklin Federal Savings Bank currently exceeds all regulatory capital requirements and is not subject to any directive or recommendation from any banking regulatory agency to raise capital, the proceeds from the common stock will increase our capital during a period of significant economic and regulatory uncertainty, particularly for the financial services industry. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the additional capital raised in the offering may help support, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions, as opportunities arise.

•

transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization and will give us greater flexibility to structure mergers and acquisitions and to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any mergers and acquisitions or additional securities offerings.

•

eliminate the uncertainties associated with the mutual holding company structure under recently enacted financial reform legislation. As a federal mutual holding company, we are currently regulated by the Office of Thrift Supervision. The recently enacted Dodd-Frank Act will change our primary bank and holding company regulator, which would likely result in changes in regulations applicable to us, including regulations governing mutual holding companies and conversions to stock form. Under the Dodd-Frank Act, the Federal Reserve Board will become the sole federal regulator of all holding companies, including mutual holding companies.

As a stock holding company, Franklin Financial Corporation will have greater flexibility than Franklin Federal now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently do not have any agreement or understanding as to any specific acquisition.

Effects of Conversion to Stock Form

General. Each depositor in Franklin Federal currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Franklin Financial Corporation MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Franklin Financial Corporation MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Franklin Financial Corporation MHC after other claims are paid. Any depositor who opens a deposit account at Franklin Federal obtains a pro rata ownership interest in the net worth of Franklin Financial Corporation MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Franklin Financial Corporation MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion and offering are being accomplished, the normal business of Franklin Federal will continue without interruption, including being regulated by the Office of Thrift Supervision. After the conversion and offering, Franklin Federal will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The directors of Franklin Federal at the time of conversion will serve as directors of Franklin Federal after the conversion and offering. The board of directors of Franklin Financial Corporation is composed of the individuals who serve on the board of directors of FFC, Inc. All officers of Franklin Federal at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with Franklin Federal. All deposit accounts in Franklin Federal after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at Franklin Federal.

After the conversion and offering, all loans of Franklin Federal will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Effect on Liquidation Rights. If Franklin Financial Corporation MHC were to liquidate, all claims of Franklin Financial Corporation MHC’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Franklin Financial Corporation MHC would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Franklin Federal immediately before liquidation. In the unlikely event that Franklin Federal were to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to Franklin Financial Corporation as the holder of Franklin Federal’s capital stock.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event of a complete liquidation of Franklin Financial Corporation MHC or FFC, Inc. prior to the conversion, all claims of creditors of FFC, Inc., including those of depositors of Franklin Federal (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of FFC, Inc. remaining, these assets would be distributed to stockholders, including Franklin Financial Corporation MHC. Then, if there were any assets of Franklin Financial Corporation MHC remaining, members of Franklin Financial Corporation MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Franklin Federal immediately prior to liquidation.

Liquidation Following the Conversion. In the unlikely event that Franklin Financial Corporation and Franklin Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by Franklin Financial Corporation pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to Franklin Financial Corporation as the holder of Franklin Federal capital stock. The plan of conversion also provides that Franklin Financial Corporation shall cause the establishment of a bank liquidation account.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Franklin Financial Corporation for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Franklin Financial Corporation MHC’s ownership interest in the retained earnings of FFC, Inc. as of the date of its latest balance sheet contained in this prospectus. The plan of conversion also provides that Franklin Financial Corporation shall cause the establishment of a bank liquidation account.

The liquidation account established by Franklin Financial Corporation is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Franklin Financial Corporation and Franklin Federal or of Franklin Federal. Specifically, in the unlikely event that Franklin Financial Corporation and Franklin Federal were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of September 30, 2009 and December 31, 2010 of the liquidation account maintained by Franklin Financial Corporation. In a liquidation of both entities, or of Franklin Federal, when Franklin Financial Corporation has insufficient assets to fund the distribution due to eligible account holders and Franklin Federal has positive net worth, Franklin Federal will pay amounts necessary to fund Franklin Financial Corporation’s remaining obligations under the liquidation account. The plan of conversion also provides that if Franklin Financial Corporation is sold or liquidated apart from a sale or liquidation of Franklin Federal, then the rights of eligible account holders in the liquidation account maintained by Franklin Financial Corporation will be surrendered and treated as a liquidation account in Franklin Federal. Depositors will have an equivalent interest in the Franklin Federal liquidation account and the Franklin Federal liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, Franklin Financial Corporation will eliminate or transfer the liquidation account and the interests in such account to Franklin Federal and the liquidation account shall thereupon become the liquidation account of Franklin Federal and not be subject in any manner or amount to Franklin Financial Corporation’s creditors.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Franklin Financial Corporation or Franklin Federal is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Franklin Federal on September 30, 2009 or December 31, 2010, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on September 30, 2009 or December 31, 2010 bears to the balance of all deposit accounts in Franklin Federal on such date.

If, however, on any September 30 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on September 30, 2009 or December 31, 2010 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Franklin Financial Corporation as the sole stockholder of Franklin Federal.

Material Income Tax Consequences

In connection with the conversion, we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.

Kilpatrick Stockton LLP has issued an opinion to us that, for federal income tax purposes:

•

the conversion of Franklin Financial Corporation MHC and Franklin Federal from the mutual holding company form of organization to the stock holding company form of organization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by account holders and no gain or loss will be recognized by Franklin Federal by reason of such conversion;

•	no gain or loss will be recognized by Franklin Financial Corporation upon the sale of shares of common stock in the offering;

•

it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Franklin Financial Corporation to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights; and

•

it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering.

The reasoning in support of Kilpatrick Stockton LLP’s statement set forth in the third and fourth bullet points above is set forth below. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Franklin Federal has also received an opinion from RSM McGladrey, Inc. that, assuming the conversion does not result in any federal income tax liability to Franklin Federal, its account holders, or Franklin Financial Corporation, implementation of the plan of conversion will not result in any Virginia income tax liability to those entities or persons.

The opinions of Kilpatrick Stockton LLP and of McGladrey & Pullen, LLP are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for Franklin Financial Corporation common stock to the following persons in the following order of priority:

•

Persons with deposits in Franklin Federal with balances aggregating $50 or more (“qualifying deposits”) as of the close of business on September 30, 2009 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Our employee stock ownership plan.

•

Persons with qualifying deposits in Franklin Federal as of the close of business on December 31, 2010 (“supplemental eligible account holders”), other than our officers, directors and their associates except to the extent the Office of Thrift Supervision grants a waiver permitting such individuals to be treated as supplemental eligible account holders.

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Depositors of Franklin Federal as of the close of business on [VOTING RECORD DATE], who are neither eligible nor supplemental eligible account holders, and borrowers as of October 15, 1997 whose loans continue to be outstanding at [VOTING RECORD DATE] (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having priority rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Category 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$800,000 of common stock (which equals 80,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

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15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Unless waived by the Office of Thrift Supervision, subscription rights of eligible account holders who are also executive officers or directors of Franklin Federal or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Franklin Federal in the one year period preceding September 30, 2009.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at September 30, 2009. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans (other than our 401(k) plan) have the right to purchase up to 10% of the shares of common stock sold in the offering and contributed to the charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8% of the sum of the shares sold in the offering and contributed to the charitable foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering and contributed to the charitable foundation. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$800,000 of common stock (which equals 80,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at December 31, 2010. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $800,000 of common stock (which equals 80,000 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at [VOTING RECORD DATE] or each loan from Franklin Federal that was outstanding on October 15, 1997 that continued to be outstanding on [VOTING RECORD DATE]. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at     :         .m., Eastern time, on [DATE 1]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and without deduction, and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest and without deduction, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:

•	First priority to natural persons and trusts of natural persons who are residents of the Counties of Chesterfield, Hanover and Henrico and the City of Richmond in Virginia; and

•	Second priority to other persons to whom we deliver a prospectus.

We will consider persons to be residents of the above listed counties if they occupy a dwelling in the county and have established an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident of such counties. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $800,000 of common stock (which equals 80,000 shares). If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with, during or after the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated offering to be managed by Sandler O’Neill + Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill + Partners, L.P. may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”). Neither Sandler O’Neill + Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering; however, Sandler O’Neill + Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated offering. The syndicated offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers if an extension is granted.

Common stock sold in the syndicated offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated offering are eligible to purchase up to $800,000 of common stock (which equals 80,000 shares). However, no fractional shares will be issued. We may begin the syndicated offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

The syndicated offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Sandler O’Neill + Partners, L.P. or the other broker-dealers participating in the syndicated offering generally will accept payment for shares of common stock to be purchased in the syndicated offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. Normal customer ticketing will be used for orders placed through Sandler O’Neill + Partners, L.P. or other broker-dealers participating in the syndicated offering. Order forms may also be used to purchase shares of common stock in the syndicated offering. Investors in the syndicated offering electing to use stock order forms would follow the same procedures applicable to purchasing shares in the subscription and community offering. See “—Procedures for Purchasing Shares.” If Sandler O’Neill + Partners, L.P. or other participating broker-dealers collect funds from investors in the syndicated offering, such funds will be deposited in a segregated account at Franklin Federal. We will pay interest at our minimum money market passbook savings rate, which is currently     % per annum, from the date funds are processed until completion of the offering, at which time an investor will be issued a check for interest earned. The closing of the syndicated offering is subject to conditions set forth in an agency agreement among Franklin Financial Corporation, FFC, Inc., Franklin Financial Corporation MHC and Franklin Federal on the one hand and Sandler O’Neill + Partners, L.P. on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated offering, less fees and commissions payable, will be delivered promptly to us.

If for any reason we cannot affect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision and the Financial Industry Regulatory Authority must approve any such arrangements. If other purchase arrangements cannot be made, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Franklin Financial Corporation common stock; or take such other actions as may be permitted by the Office of Thrift Supervision, FINRA and the Securities and Exchange Commission.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “Subscription Offering and Subscription Rights,” “—Community Offering” and “Syndicated offering or Underwritten Public Offering,” the plan of conversion provides for the following purchase limitations:

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Except for our tax-qualified employee benefit plans, no individual may purchase in the aggregate more than $800,000 of the common stock, or 80,000 shares sold in the offerings, subject to increase as described below. In addition, no person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $1,200,000 of the common stock, or 120,000 shares sold in the offerings.

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Our tax-qualified employee benefit plans are entitled to purchase up to 10.0% of the shares sold in the conversion and contributed to the charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the shares sold in the conversion and contributed to the charitable foundation.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 25% of the common stock sold in the offering.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

If we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

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a corporation or organization other than Franklin Financial Corporation, FFC, Inc., Franklin Financial Corporation MHC or Franklin Federal or a majority-owned subsidiary of Franklin Financial Corporation, FFC, Inc., Franklin Financial Corporation MHC or Franklin Federal of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

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any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Franklin Financial Corporation, FFC, Inc., Franklin Financial Corporation MHC or Franklin Federal or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the aggregate purchase limitation described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

In its role as financial advisor, Sandler O’Neill + Partners, L.P. will assist us in the offering as follows:

•	consulting with us as to the financial and securities market implications of the plan of conversion and reorganization;

•	reviewing with our Board of Directors the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

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reviewing all offering documents, including the prospectus, stock order forms and related offering materials (it being understood that we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the offering; and

•	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For its services as marketing agent, Sandler O’Neill + Partners, L.P. will receive 0.75% of the dollar amount of all shares of common stock sold in the subscription and community offering. No sales fee will be payable to Sandler O’Neill + Partners, L.P. with respect to shares contributed to The Franklin Federal Foundation, shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that common stock is sold in a syndicated offering, we will pay to Sandler O’Neill + Partners, L.P. (i) a management fee of 0.75% of the aggregate dollar amount of the common stock sold in the syndicated offering and (ii) a selling concession which will not exceed 4.0% of the actual purchase price of each security sold in the syndicated offering, which shall be allocated to dealers (including Sandler O’Neill + Partners, L.P.) in accordance with the actual number of shares of common stock sold by such dealers. Sandler O’Neill + Partners, L.P. will be reimbursed for certain out-of-pocket expenses it incurs on our behalf whether or not the offering is completed.

We will indemnify Sandler O’Neill + Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Franklin Federal may assist in the offering, but only ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. No sales activity will be conducted in a Franklin Federal banking office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill + Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Sandler O’Neill + Partners, L.P. to act as our records agent in connection with the conversion and offering. In its role as records agent, Sandler O’Neill + Partners, L.P. will assist us in the offering as follows: (1) consolidation of deposit accounts and vote calculation; (2) design and preparation of order forms and proxy cards; (3) organization and supervision of the Conversion Center; (4) assistance with proxy solicitation and special meeting services for member meeting; and (5) subscription services.

Sandler O’Neill + Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering. Sandler O’Neill + Partners, L.P. expresses no opinion as to the prices at which common stock to be issued may trade.

Description of Sales Activities

Franklin Financial Corporation will offer the common stock in the subscription offering and community offering by the distribution of this prospectus and through activities conducted at the stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Sandler O’Neill + Partners, L.P. employees will be working at the stock information center. Employees of Sandler O’Neill + Partners, L.P. will be responsible for responding to questions regarding the conversion and the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Sandler O’Neill + Partners, L.P. or by the selected dealers managed by Sandler O’Neill + Partners, L.P. Franklin Federal’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Franklin Federal’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Franklin Federal’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

No officer, director or employee of Franklin Federal will be compensated, directly or indirectly, for any activities in connection with the offer or sale of common stock in the offering.

None of Franklin Federal’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Franklin Federal’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-l promulgated under the Securities Exchange Act of 1934. Rule 3a4-l generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, a properly completed and executed order form must be received (not postmarked) by us in our stock information center by     :         m., Eastern time, on [DATE 1]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Franklin Federal. To purchase shares in the community offering, you must deliver a properly completed and executed order form to us, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. If you are ordering shares in the subscription offering, by signing the order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts were listed.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed order forms. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion, our interpretation of the terms and conditions of the plan of conversion and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless extended.

The reverse side of the order form contains a mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by bringing your stock order form to our stock information center, or by overnight delivery to the indicated address on the order form. Our stock information center is located at                     . Stock order forms may be not be delivered to Franklin Federal’s offices.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the end of the subscription and community offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Franklin Federal. Funds received before the completion of the offering will be maintained in a segregated account at Franklin Federal or, at our discretion, at another federally insured depository institution. All checks, bank drafts and money orders must be made payable to the Franklin Financial Corporation segregated account in compliance with Securities and Exchange Commission Rule 15c2-4. However, we will not maintain more than one escrow account. All subscriptions received will bear interest at Franklin Federal’s minimum money market passbook savings rate, which is currently     % per annum. Subscriber’s funds will be transmitted to the segregated account no later than noon of the next business day where they will be invested in investments that are permissible under Securities and Exchange Commission Rule 15c2-4. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by check, bank draft or money order at our minimum money market passbook savings rate from the date payment is received at the conversion center until the completion or termination of the offering. Payment in cash will not be accepted unless the cash is converted into a bank check or money order. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

Regulations prohibit Franklin Federal from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our individual retirement accounts (“IRAs”) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. You may use funds currently in an independent self-directed IRA to purchase stock by having your trustee complete and return the subscription form together with a check made payable to Franklin Financial Corporation before the expiration of the subscription offering. Depositors interested in using funds in an IRA with us to purchase common stock should contact the stock information center as soon as possible preferably at least two weeks prior to the offering deadline so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of IRAs.

How We Determined the Offering Range and the $10.00 Per Share Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal. We have retained RP Financial, Inc. which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $75,000 for its appraisal services, plus $5,000 for each appraisal valuation update other than the required final valuation update at closing , and a maximum of $7,500 for reimbursement of out-of-pocket expenses. We have agreed to indemnify RP Financial and its employees and affiliates for certain costs and expenses, including reasonable legal fees arising out of, related to, or based upon the offering and due to any misstatement or untrue statement or intentional omission by Franklin Federal.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our stock issuance application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions of our primary market area;

•	pertinent historical financial and other information relating to Franklin Federal;

•	a comparative evaluation of our operating and financial statistics with those of other thrift institutions;

•	the proposed price per share;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion on our capital position and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method, and the price/assets method, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” RP Financial placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. RP Financial compared the pro forma price/tangible book and price/core earnings ratios for Franklin Financial Corporation to the same ratios for a peer group of comparable companies. The peer group included companies with:

•	average assets of $952.0 million;

•	average nonperforming assets of 2.4% of total assets;

•	average net loans of 71.9% of total assets;

•	average equity of 11.1% of total assets; and

•	average core income of 0.4% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of November 26, 2010, our estimated pro forma market value, including shares contributed to The Franklin Federal Foundation, was within the valuation range of $91.9 million and $124.4 million, with a midpoint of $108.2 million.

The following table presents a summary of selected pricing ratios for Franklin Financial Corporation, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, Franklin Financial Corporation’s pro forma pricing ratios at the maximum of the offering range indicated a discount of 22.8% on a price-to-tangible book value basis.

	Price to Earnings Multiple	Price to Book Value Ratio (1)	Price to Tangible Book Value Ratio (1)
Franklin Financial Corporation (pro forma):
Minimum	N/M	45.2%	45.2%
Midpoint	N/M	49.8	49.8
Maximum	N/M	53.9	53.9
Maximum, as adjusted	N/M	58.0	58.0
Peer Group:
Average	20.2x	63.3%	69.8%
Median	18.6x	63.4%	71.6%
All publicly-traded thrift:
Average
Median

N/M—Not meaningful.

(1)	Ratios are based on book value as of September 30, 2010 and share prices as of November 26, 2010.

The pro forma information presented under “Pro Forma Data” reflects an estimated expense for the equity incentive plan that may be adopted by Franklin Financial Corporation and the resulting effect on the pro forma price-to-earnings multiples for Franklin Financial Corporation.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 9,192,750 at the minimum of the valuation range and 12,437,250 at the maximum of the valuation range, with a midpoint of 10,815,000, which amount includes shares contributed to the charitable foundation. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 13,886,250 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds without deduction; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of Franklin Financial Corporation common stock; or take such other actions as may be permitted by the Office of Thrift Supervision. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest and without deduction, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us nor independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the offering repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Franklin Federal’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Franklin Federal as account holders. Any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the offering and contributed to the charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.

Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a federal savings association in the mutual holding company form of organization. We may terminate the plan of conversion at any time.

The Franklin Federal Foundation

In furtherance of our commitment to our local community, the plan of conversion provides that we will contribute an amount equal to 4% of the gross offering proceeds, 75% of which will be funded with shares of Franklin Financial Corporation common stock and 25% of which will be funded with cash to The Franklin Federal Foundation, a charitable foundation established by Franklin Federal in June 2000. We believe that the contribution to the foundation will enhance the long-term value of our community banking franchise by further enhancing our visibility and reputation in our local community. We believe that the conversion presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation

We emphasize community lending and community activities. In June 2000, we formed The Franklin Federal Foundation, a Virginia non-profit corporation, to complement our existing community activities. The Franklin Federal Foundation is dedicated to community activities and the promotion of charitable causes and is able to support such activities in manners that would not otherwise be available to us. The Franklin Federal Foundation enables us to assist the communities within our market area enhances our activities under the Community Reinvestment Act.

We believe that a contribution of Franklin Financial Corporation’s common stock in addition to cash to the foundation will allow our community to share in our potential growth and success long after the conversion. The Franklin Federal Foundation will accomplish that goal by providing stronger ties between our community and us, thereby forming a more successful partnership within the communities in which we operate.

We do not expect the contribution to The Franklin Federal Foundation to take the place of our traditional community lending and outreach activities. During the year ended September 30, 2010, we did not contribute to The Franklin Federal Foundation, and we and The Franklin Federal Foundation contributed $307,000 to other community organizations. We expect to continue making charitable contributions and donations within our community following the conversion primarily from the Foundation. In connection with the closing of the offering, we intend to contribute an amount equal to 4% of the gross offering proceeds, 75% of which will be funded with shares of Franklin Financial Corporation common stock and 25% of which will be funded with cash, to The Franklin Federal Foundation.

Structure and Regulatory Requirements of the Charitable Foundation

The Franklin Federal Foundation was incorporated under Virginia law as a non-profit corporation on June 16, 2000. The articles of incorporation of The Franklin Federal Foundation provide that The Franklin Federal Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The articles of incorporation further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members. At September 30, 2010, The Franklin Federal Foundation had $996,000 of assets invested primarily in corporate equities and bonds. Pursuant to regulations of the Office of Thrift Supervision, The Franklin Federal Foundation’s articles of incorporation and gift instrument also provide that:

•	The charitable organization’s primary purpose is to serve and make grants in Franklin Federal’s local community.

•

As long as The Franklin Federal Foundation controls shares of Franklin Financial Corporation, it must vote those shares in the same ratio as all other shares voted on each proposal considered by Franklin Financial Corporation’s stockholders.

•

For at least five years after its organization, one seat on The Franklin Federal Foundation’s board of directors is reserved for an independent director from Franklin Federal’s local community. This director may not be an employee, officer or director of Franklin Federal or an affiliate of Franklin Federal, and should have experience with local community charitable organizations and grant making.

•

For at least five years after its organization, one seat on The Franklin Federal Foundation’s board of directors is reserved for a director from Franklin Federal’s board of directors or the board of directors of an acquirer or resulting institution in the event of a merger or acquisition of Franklin Federal.

The board of directors of The Franklin Federal Foundation currently consists of the same individuals who currently serve on the board of directors of Franklin Federal, and Richard T. Wheeler, Jr. is Chairman. All directors have experience with local charitable organizations and grant making. We intend to add at least one director following the conversion to comply with the Office of Thrift Supervision condition that requires the foundation to have one independent director if it receives a contribution from Franklin Federal Savings Bank in connection with the conversion. Directors of the foundation do not currently receive compensation for their service on the board.

The board of directors of The Franklin Federal Foundation is responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of The Franklin Federal Foundation are always bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of The Franklin Federal Foundation are also responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by The Franklin Federal Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

The Franklin Federal Foundation’s place of business is located at our main office. The board of directors of The Franklin Federal Foundation appoints such officers and employees as may be necessary to manage its operations, although the foundation currently has no employees. To the extent applicable, we comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.

In addition to the cash contribution in connection with the offering and its current assets, The Franklin Federal Foundation also receives working capital from: (1) any dividends that may be paid on our common stock and other common stock investments in the future; (2) interest on investments in cash equivalents, bonds and other debt investments; (3) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (4) the proceeds of the sale of any investments. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, The Franklin Federal Foundation is required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We are authorized under federal law to make charitable contributions. We believe that the conversion presents a unique opportunity to increase the funding of the charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to The Franklin Federal Foundation on the amount of common stock to be sold in the conversion. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable foundation is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock to The Franklin Federal Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution. Under the Internal Revenue Code, we are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to The Franklin Federal Foundation. We estimate that substantially all of the contribution should be deductible under federal law over the six-year period. However, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to The Franklin Federal Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and sate income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. The Franklin Federal Foundation is required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Franklin Federal Foundation is also required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Restrictions on the Acquisition of

Franklin Financial Corporation and

Franklin Federal Savings Bank

General

As described below and elsewhere in this document, certain provisions in Franklin Financial Corporation’s articles of incorporation and bylaws may have anti-takeover effects. In addition, provisions in Franklin Federal’s current federal stock charter and bylaws may also have anti-takeover effects. Finally, Virginia corporate law and regulatory restrictions may make it difficult for persons or companies to acquire control of either Franklin Financial Corporation or Franklin Federal.

Anti-takeover Provisions in Franklin Financial Corporation’s Articles of Incorporation and Bylaws

Franklin Financial Corporation’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of Franklin Financial Corporation by means of a tender offer, proxy contest or otherwise. Some provisions will also render the removal of the incumbent board of directors or management of Franklin Financial Corporation more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the directors of Franklin Financial Corporation, but which Franklin Financial Corporation stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Franklin Financial Corporation’s articles of incorporation and bylaws. See “Where You Can Find More Information” for information on where to obtain a copy of these documents.

Limitation on Voting Rights. The articles of incorporation of Franklin Financial Corporation provide that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the “Limit”) be entitled or permitted to any vote in respect of the shares held in excess of the Limit, unless approved in advance by a majority of the disinterested directors. Beneficial ownership is determined under the federal securities laws and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the articles of incorporation), shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by the employee stock ownership plan or directors, officers and employees of Franklin Federal or Franklin Financial Corporation or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by Franklin Financial Corporation to be beneficially, owned by such person and his or her affiliates.

This provision is designed to afford anti-takeover protection by discouraging stockholders from acquiring more than 10% of Franklin Financial Corporation’s outstanding common stock and, for those stockholders who do acquire more than the 10% Limit, by restricting their ability to influence the outcome of a stockholder vote. Absent this provision, under Virginia law a stockholder would generally be permitted to vote all of the shares of Franklin Financial Corporation common stock he or she owns, regardless of whether such holdings exceed 10% of Franklin Financial Corporation’s outstanding common stock. The limitation on voting rights included in Franklin Financial Corporation’s articles of incorporation may have the effect of preventing greater than 10% stockholders from voting all of their shares in favor of a proposed transaction or a nominee for director that the board of directors of Franklin Financial Corporation may oppose.

Classified Board of Directors. The articles of incorporation and bylaws of Franklin Financial Corporation require that the board of directors be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. This provision is designed to afford anti-takeover protection by making it more difficult and time consuming for a stockholder group to fully change the composition of the board of directors because the provision prevents stockholders from effecting a change in the composition of the entire board of directors at a single annual meeting of stockholders.

Director Vacancies. The articles of incorporation of Franklin Financial Corporation provide that any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected. This provision is designed to afford anti-takeover protection by preventing stockholders from filling board vacancies with their own nominees.

Qualification of Directors. The bylaws of Franklin Financial Corporation provide that to be eligible for election, re-election or appointment to the board of directors a person must:

(1)	be no older than 75 years of age, except for directors serving as directors of Franklin Federal on July 24, 2004;

(2)	be the beneficial owner of at least 100 shares of capital stock of Franklin Financial Corporation; and

(3)	not have been (i) under indictment for, or have ever been convicted of, a criminal offense involving dishonesty or breach of trust and for which the penalty for such offense could be imprisonment for more than one year; (ii) a person who a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; or (iii) found by either a regulatory agency whose decision is final and not subject to appeal or by a court to have (a) breached a fiduciary duty involving personal profit or (b) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

These provisions are designed to afford anti-takeover protection through perpetuating the terms of incumbent directors by preventing some individuals from serving as a director.

Removal of Directors. The articles of incorporation of Franklin Financial Corporation provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the outstanding voting shares. Absent this provision, under Virginia law, a director may be removed with or without cause by a majority vote of the holders of Franklin Financial Corporation’s outstanding common stock The requirement that directors may only be removed for cause is designed to afford anti-takeover protection by perpetuating the terms of incumbent directors by making it more difficult for stockholders to remove directors and replace them with their own nominees.

Cumulative Voting. The articles of incorporation of Franklin Financial Corporation do not provide for cumulative voting for any purpose. The absence of cumulative voting may afford anti-takeover protection by preventing a stockholder from casting a number of votes equal to the number of shares owned multiplied by the number of board seats up for election all for or against a single nominee for election as director. As a result, the absence of cumulative voting may make it more difficult for stockholders to elect nominees opposed by the board of directors of Franklin Financial Corporation.

Special Meetings of Stockholders. The bylaws of Franklin Financial Corporation contain a provision pursuant to which special meetings of the stockholders of Franklin Financial Corporation may only be called by the chairman of the board, by the president or by a majority of the board of directors. This provision is designed to afford anti-takeover protection by ensuring that only the board of directors of Franklin Financial Corporation may call a special meeting of stockholders to consider a proposed merger or other business combination.

Evaluation of Offers. The articles of incorporation of Franklin Financial Corporation provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Franklin Financial Corporation (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of Franklin Financial Corporation), may, in connection with the exercise of its judgment in determining what is in the best interest of Franklin Financial Corporation and its stockholders, give consideration to the following factors: (1) the economic effect, both immediate and long-term, upon Franklin Financial Corporation’s stockholders, including stockholders, if any, who do not participate in the transaction; (2) the social and economic effect on the employees, depositors and customers of, and others dealing with, Franklin Financial Corporation and its subsidiaries and on the communities in which Franklin Financial Corporation and its subsidiaries operate or are located; (3) whether the proposal is acceptable based on the historical and current operating results or financial condition of Franklin Financial Corporation; (4) whether a more favorable price could be obtained for Franklin Financial Corporation’s stock or other securities in the future; (5) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (6) the future value of the stock or any other securities of Franklin Financial Corporation; and (7) any antitrust or other legal and regulatory issues that are raised by the proposal.

This provision is designed to afford anti-takeover protection by providing the board of directors of Franklin Financial Corporation the latitude to consider additional factors, aside from the price of a proposed merger or other business combination, in determining whether the transaction is in the best interests of Franklin Financial Corporation and its stockholders. By having these standards in the articles of incorporation of Franklin Financial Corporation, the board of directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of Franklin Financial Corporation, even if the price offered is significantly greater than the then market price of any equity security of Franklin Financial Corporation.

Authorized Shares and Preferred Stock. The articles of incorporation authorizes the issuance of seventy five million (75,000,000) shares of common stock and ten million (10,000,000) shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide Franklin Financial Corporation’s board of directors with as much flexibility as possible to effect, among other transactions, financing, acquisitions, stock dividends, stock splits, restricted stock grants and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors, consistent with fiduciary duties, to deter future attempts to gain control of Franklin Financial Corporation. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of Franklin Financial Corporation, and thereby assist members of management to retain their positions.

Business Combinations With Interested Stockholders. The articles of incorporation require the approval of the holders of at least 80% of Franklin Financial Corporation’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Franklin Financial Corporation’s board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

Under Franklin Financial Corporation’s articles of incorporation, the term “interested stockholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Franklin Financial Corporation or its subsidiary) who or which (i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Franklin Financial Corporation; (ii) is an affiliate of Franklin Financial Corporation and at any time within the two-year period immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Franklin Financial Corporation; or (iii) is an assignee of or has otherwise succeeded to any shares of the outstanding shares of voting stock of Franklin Financial Corporation which were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the ordinary course of a transaction or series of transactions not involving a public offering within the meanings of the Securities Act of 1933, as amended.

A “business combination” includes, but is not limited to:

•

any merger or consolidation of Franklin Financial Corporation or any of its subsidiaries with (i) any interested stockholder or (ii) any corporation (whether or not itself is an interested stockholder) which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested stockholder, or affiliate of an interested stockholder, of 5% or more of the assets of Franklin Financial Corporation or combined assets of Franklin Financial Corporation and its subsidiaries or a fair market value of 10% or more of the net worth of Franklin Financial Corporation and its subsidiaries;

•

the issuance or transfer by Franklin Financial Corporation or any of its subsidiaries of any securities of Franklin Financial Corporation or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 10% of the combined fair market value of the outstanding common stock of Franklin Financial Corporation, except for any issuance or transfer pursuant to an employee benefit plan of Franklin Financial Corporation or any of its subsidiaries;

•

the adoption of any plan for the liquidation or dissolution of Franklin Financial Corporation proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•

any reclassification of securities, or recapitalization for Franklin Financial Corporation, or any merger or consolidation of Franklin Financial Corporation with any of its subsidiaries or any other transaction (whether or not into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Franklin Financial Corporation or any of its subsidiaries which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

This provision is designed to afford anti-takeover protection by encouraging potential acquirors to negotiate with the board of directors and discouraging non-negotiated takeover attempts. It also discourages “creeping tender offer” takeovers, whereby an acquiror accumulates stock over time, building to a controlling position, and then makes a tender offer for the remaining shares often at a reduced price. Under Virginia law, absent this provision, business combinations, including mergers, share exchanges, and sales of substantially all of the assets of Franklin Financial Corporation must generally be approved by the vote of the holders of two-thirds of the outstanding shares of common stock of Franklin Financial Corporation and any other affected class of stock. The supermajority vote requirement to approve a business combination may have the effect of foreclosing a business combination which a majority of stockholders deem desirable by placing the power to prevent a transaction in the hands of a minority of Franklin Financial Corporation’s stockholders.

Amendment of Governing Instruments. The articles of incorporation of Franklin Financial Corporation generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of subsection C.3 of Article III (Limitations on Voting Common Stock), Sections A (Classified Board), C (Removal of Directors) and D (Filling Vacancies on the Board) of Article IV, Article V (Supermajority Vote Requirements), Article VI (Approval of Business Combinations), Article VIII (Amendment of Bylaws), Article IX (Elimination of Directors’ Liability) and Article X (Indemnification) of the articles of incorporation must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the stockholders to the fullest extent permitted under Virginia law. The bylaws of Franklin Financial Corporation may be amended by the majority vote of the board of directors or by the affirmative vote of the holders of at least 80% of the outstanding shares of Franklin Financial Corporation capital stock entitled to vote. These supermajority voting provisions are designed to afford anti-takeover protection by making it more difficult for stockholders to amend or eliminate the sections of Franklin Financial Corporation’s articles of incorporation or bylaws that are designed to provide enhanced safeguards against takeover threats. Absent these supermajority voting requirements, under Virginia law, these sections of the articles of incorporation and bylaws may generally be amended by a majority of the holders of Franklin Financial Corporation’s common stock.

Stockholder Nominations and Proposals. The bylaws of Franklin Financial Corporation require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a stockholder meeting, to deliver written notice to the Secretary of Franklin Financial Corporation not less than 60 days nor more than 90 days before the stockholder meeting; provided that if less than 71 days’ notice of the stockholder meeting is given to stockholders, such written notice must be delivered not later than the close of the tenth day following the day on which notice of the stockholder meeting was mailed to stockholders. The notice provision requires a stockholder who desires to raise new business to provide certain information to Franklin Financial Corporation concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Franklin Financial Corporation with certain information concerning the nominee and the proposing stockholder.

Restrictions in Virginia Corporation Law

Virginia law contains certain additional provisions, described below, which may be applicable to Franklin Financial Corporation upon consummation of the conversion.

Control Share Acquisitions. Section 13.1-728.3 of the Virginia Stock Corporation Act (limits the voting rights of shares acquired in “Control Share Acquisitions” by providing that shares acquired in a transaction that would cause the acquiring person’s voting strength to meet or exceed any of three thresholds (one-fifth, one-third or a majority of voting shares) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. A Virginia corporation may exempt itself from the requirements of the statute by adopting an amendment to its articles of incorporation or bylaws electing not to be governed by Section 13.1-728.3. The Bylaws of Franklin Financial Corporation contain such an exemption.

Restrictions in Franklin Federal’s Federal Stock Charter and Bylaws

Although the board of directors of Franklin Federal is not aware of any effort that might be made to obtain control of Franklin Federal after its conversion to the stock holding company form of ownership, Franklin Federal’s federal stock charter and bylaws contain provisions that could make such an acquisition attempt more difficult. The following description of these provisions is only a summary and does not provide all of the information contained in Franklin Federal’s federal stock charter and bylaws.

Beneficial Ownership Limitation. Franklin Federal’s charter provides that, for a period of five years from the date of the conversion, no person, other than Franklin Financial Corporation, may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of Franklin Federal. If a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

Board of Directors.

Classified Board. Franklin Federal’s board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Franklin Federal.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the stockholders. Franklin

Federal’s bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Elimination of Cumulative Voting. The charter of Franklin Federal does not provide for cumulative voting with respect to the election of directors. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

Authorized but Unissued Shares of Capital Stock. Franklin Federal currently has authorized but unissued shares of common and preferred stock. Franklin Federal’s charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of Franklin Federal by means of a merger, tender offer, proxy contest or otherwise.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Regulations of the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of Franklin Financial Corporation without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of Franklin Financial Corporation without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act, a federal law. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings bank, including a savings bank such as Franklin Federal, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of Franklin Financial Corporation’s voting stock or the power to direct the management or policies of Franklin Financial Corporation. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of Franklin Financial Corporation’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Franklin Financial Corporation Capital Stock

The common stock of Franklin Financial Corporation will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Franklin Financial Corporation is authorized to issue seventy five million (75,000,000) shares of common stock having a par value of $.01 per share and ten million (10,000,000) shares of preferred stock having a par value of $.01 per share. Each share of Franklin Financial Corporation’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Franklin Financial Corporation will not issue any shares of preferred stock in the conversion.

Common Stock

Dividends. Franklin Financial Corporation cannot pay dividends on its common stock if, after giving effect to the distribution, it would be unable to pay its indebtedness as the indebtedness comes due in the usual course of business or its total assets exceed the sum of its liabilities and the amount needed, if Franklin Financial Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. The holders of common stock of Franklin Financial Corporation will be entitled to receive and share equally in dividends as may be declared by the board of directors of Franklin Financial Corporation out of funds legally available for dividends. If Franklin Financial Corporation issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”

Voting Rights. After the conversion, the holders of common stock of Franklin Financial Corporation will possess exclusive voting rights in Franklin Financial Corporation. They will elect Franklin Financial Corporation’s board of directors and act on other matters as are required to be presented to them under Virginia law or as are otherwise presented to them by the board of directors. Except as discussed under “Restrictions on the Acquisition of Franklin Financial Corporation and Franklin Federal-Restrictions in Franklin Financial Corporation’s Articles of Incorporation and Bylaws—Limitations on Voting Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Franklin Financial Corporation issues preferred stock, holders of Franklin Financial Corporation preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Franklin Federal, Franklin Financial Corporation, as the sole holder of Franklin Federal’s capital stock, would be entitled to receive all of Franklin Federal’s assets available for distribution after payment or provision for payment of all debts and liabilities of Franklin Federal, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Franklin Financial Corporation, the holders of its common stock would be entitled to receive all of the assets of Franklin Financial Corporation available for distribution after payment or provision for payment of all its debts and liabilities. If Franklin Financial Corporation issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Franklin Financial Corporation will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Franklin Financial Corporation will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Registrar and Transfer Company.

Registration Requirements

We have registered our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Kilpatrick Stockton LLP, Washington, D.C. The federal tax consequences of the conversion have been opined upon by Kilpatrick Stockton LLP and the state tax consequences of the conversion have been opined upon by RSM McGladrey, Inc. Kilpatrick Stockton LLP and RSM McGladrey, Inc. have consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Hogan Lovells US LLP.

Experts

The consolidated financial statements of Franklin Financial Corporation MHC as of September 30, 2010 and 2009, and for each of the years in the three-year period ended September 30, 2010, included in this prospectus and in the registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion).

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering, including the shares to be issued to the charitable foundation. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Franklin Financial Corporation MHC has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

A copy of the plan of conversion and Franklin Financial Corporation’s articles of incorporation and bylaws are available without charge from Franklin Federal.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Consolidated Financial Statements

of Franklin Financial Corporation MHC

****

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes. Separate financial statements for Franklin Financial Corporation have not been included in this prospectus because Franklin Financial Corporation, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Franklin Financial Corporation MHC

Glen Allen, Virginia

We have audited the accompanying consolidated statements of financial condition of Franklin Financial Corporation MHC and subsidiaries (the “Company”) as of September 30, 2010 and 2009, and the related consolidated statements of earnings, comprehensive income and changes in net worth and cash flows for each of the three years in the period ended September 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Franklin Financial Corporation MHC and subsidiaries as of September 30, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2010 in conformity with U.S. generally accepted accounting principles.

Richmond, VA

December 6, 2010

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.

Franklin Financial Corporation MHC and subsidiaries

Consolidated Statements of Financial Condition

September 30, 2010 and 2009

	2010	2009
Assets
Cash and cash equivalents:
Cash and due from banks	$7,401,011	$2,481,956
Interest-bearing deposits in other banks	90,027,769	59,950,662
Money market investments	479,905	350,414

Total cash and cash equivalents	97,908,685	62,783,032

Term interest-bearing deposits in banks	—	5,325,634
Securities available for sale	276,643,114	315,835,039
Securities held to maturity	35,518,217	48,632,832
Loans, net of deferred loan fees	490,454,413	515,536,431
Less allowance for loan losses	13,419,013	8,524,468

Net loans	477,035,400	507,011,963

Loans held for sale	2,781,362	140,000
Federal Home Loan Bank stock	12,542,100	13,510,000
Office properties and equipment, net	6,098,959	6,309,918
Real estate owned	11,581,097	1,649,831
Accrued interest receivable	4,721,578	5,104,532
Cash surrender value of bank-owned life insurance	30,430,119	29,506,979
Deferred income taxes	8,664,767	9,364,748
Income taxes currently receivable	84,068	376,681
Prepaid expenses and other assets	7,045,424	4,045,158

Total assets	$971,054,890	$1,009,596,347

Liabilities
Deposits:
Savings deposits	$266,694,204	$219,771,321
Time deposits	380,432,588	427,591,046

Total deposits	647,126,792	647,362,367

Federal Home Loan Bank borrowings	190,000,000	230,000,000
Advance payments by borrowers for property taxes and insurance	2,339,524	2,524,074
Accrued expenses and other liabilities	4,819,240	6,072,001

Total liabilities	844,285,556	885,958,442

Net worth:
Retained earnings	124,338,879	125,420,292
Accumulated other comprehensive income (loss)	2,430,455	(1,782,387)

Total net worth	126,769,334	123,637,905

Total liabilities and net worth	$971,054,890	$1,009,596,347

The accompanying notes are an integral part of these consolidated financial statements.

Franklin Financial Corporation MHC and subsidiaries

Consolidated Statements of Earnings

Years ended September 30, 2010, 2009 and 2008

	2010	2009	2008
Interest and dividend income:
Interest and fees on loans	$32,651,401	$30,394,022	$31,461,446
Interest on federal funds sold	—	32,086	376,544
Interest on deposits in other banks	163,525	40,705	1,138,830
Interest on money market investments	157	4,337	159,726
Interest and dividends on securities
Taxable	15,472,655	21,877,135	21,601,951
Nontaxable	329,710	768,480	1,881,275

Total interest and dividend income	48,617,448	53,116,765	56,619,772

Interest expense:
Interest on deposits	13,882,337	20,488,442	25,862,895
Interest on short-term borrowings	404	34,293	557
Interest on long-term borrowings	10,452,524	12,954,863	12,499,471

Total interest expense	24,335,265	33,477,598	38,362,923

Net interest income	24,282,183	19,639,167	18,256,849
Provision for loan losses	9,256,493	3,843,518	1,153,673

Net interest income after provision for loan losses	15,025,690	15,795,649	17,103,176

Noninterest income (expense):
Service charges on deposit accounts	52,570	67,403	65,408
Other service charges and fees	624,324	459,963	338,503
Gains on sales of loans held for sale	372,206	419,750	199,060
Gains (losses) on sales of securities, net	2,045,419	6,302,789	(24,105,434)
Impairment of securities	(8,176,892)	(20,658,356)	(16,491,187)
Impairment recognized in other comprehensive income	(547,588)	(660,872)	—

Net impairment reflected in earnings	(7,629,304)	(19,997,484)	(16,491,187)

Net increase (decrease) in value of call options on equity securities	48,744	(49,505)	2,238,478
Increase in cash surrender value of bank-owned life insurance	1,293,621	1,296,897	1,369,642
Other operating income	757,668	1,691,808	511,241

Total noninterest income (expense)	(2,434,752)	(9,808,379)	(35,874,289)

Net credit and noninterest income (expense)	12,590,938	5,987,270	(18,771,113)

Other noninterest expenses:
Personnel expense	7,139,867	6,049,554	7,679,215
Occupancy expense	853,045	801,505	796,225
Equipment expense	874,858	812,372	773,720
Advertising expense	209,191	470,491	243,939
Federal deposit insurance premiums	1,114,018	1,303,047	155,300
Fee on early retirement of FHLB borrowings	318,000	1,198,221	—
Other operating expenses	3,133,258	3,093,319	2,218,397

Total other noninterest expenses	13,642,237	13,728,509	11,866,796

Loss before provision for income taxes	(1,051,299)	(7,741,239)	(30,637,909)
Federal and state income tax expense (benefit)	30,114	(425,916)	(8,902,720)

Net loss	$(1,081,413)	$(7,315,323)	$(21,735,189)

The accompanying notes are an integral part of these consolidated financial statements.

Franklin Financial Corporation MHC and subsidiaries

Consolidated Statements of Comprehensive Income and Changes in Net Worth

Years ended September 30, 2010, 2009 and 2008

	Retained earnings	Accumulated other comprehensive income (loss)	Net worth
Balance at September 30, 2007	$151,537,782	$(4,255,887)	$147,281,895
Net loss	(21,735,189)	—	(21,735,189)
Other comprehensive income (loss):
Unrealized holding losses arising during the period, net of income tax benefit of $14,881,550	—	(25,010,540)	(25,010,540)
Reclassification adjustment for losses included in net loss, net of income tax benefit of $14,233,809	—	23,207,267	23,207,267
Change in defined benefit pension plan assets and benefit obligations, net of tax benefit of $938,199	—	(1,530,745)	(1,530,745)

Comprehensive loss			$(25,069,207)

Balance at September 30, 2008	129,802,593	(7,589,905)	122,212,688
Cumulative effect of adoption of FSP FAS 115-2 and FAS 124-2	2,933,022	(2,933,022)
Net loss	(7,315,323)	—	(7,315,323)
Other comprehensive income (loss):
Unrealized holding gains arising during the period, net of income tax expense of $4,225,624	—	6,314,721	6,314,721
Reclassification adjustment for losses included in net earnings, net of income tax benefit of $1,669,093	—	2,723,257	2,723,257
Change in defined benefit pension plan assets and benefit obligations, net of tax benefit of $225,962	—	(368,677)	(368,677)
Other-than-temporary impairment of held-to-maturity securities related to factors other than credit, net of amortization, net of income tax benefit of $218,023	—	(355,720)	(355,720)
Amortization of previously recognized other-than-temporary impairment of available-for-sale securities related to factors other than credit, net of income tax expense of $261,685	—	426,959	426,959

Comprehensive income			$1,425,217

Balance at September 30, 2009	125,420,292	(1,782,387)	123,637,905
Net loss	(1,081,413)	—	(1,081,413)
Other comprehensive income (loss):
Unrealized holding gains arising during the period, net of income tax expense of $1,270,366	—	2,349,393	2,349,393
Reclassification adjustment for losses included in net earnings, net of income tax benefit of $658,386	—	1,074,210	1,074,210
Change in defined benefit pension plan assets and benefit obligations, net of tax expense of $58,289	—	95,104	95,104
Other-than-temporary impairment of held-to-maturity securities related to factors other than credit, net of amortization, net of income tax benefit of $97,334	—	(158,808)	(158,808)
Amortization of previously recognized other-than-temporary impairment of available-for-sale securities related to factors other than credit, net of income tax expense of $522,772	—	852,943	852,943

Comprehensive income			$3,131,429

Balance at September 30, 2010	$124,338,879	$2,430,455	$126,769,334

The accompanying notes are an integral part of these consolidated financial statements.

Franklin Financial Corporation MHC and subsidiaries

Consolidated Statements of Cash Flows

Years ended September 30, 2010, 2009 and 2008

	2010	2009	2008
Cash Flows From Operating Activities
Net loss	$(1,081,413)	$(7,315,323)	$(21,735,189)
Adjustments to reconcile net loss to net cash and cash equivalents provided by operating activities:
Depreciation and amortization	688,641	656,840	654,607
Provision for loan losses	9,256,493	3,843,518	1,153,673
(Gain) loss on sales of securities available for sale, net	(2,045,419)	(6,302,789)	24,105,434
Net (increase) decrease in value of call options on equity securities	(48,744)	49,505	(2,238,478)
Impairment charge on securities	7,629,304	19,997,484	16,491,187
Loss on sales or disposal of office properties and equipment, net	(8,911)	802	50,019
Net accretion on securities	(334,421)	(1,681,160)	(307,341)
Originations of loans held for sale	(21,838,828)	(28,982,428)	(20,560,704)
Sales and principal payments on loans held for sale	19,197,466	29,162,428	19,655,645
Deferred income taxes	(1,712,498)	(1,412,998)	(5,990,589)
Changes in assets and liabilities:
Accrued interest receivable	382,954	355,897	(115,364)
Cash surrender value of bank-owned life insurance	(1,293,621)	(1,296,897)	(1,369,642)
Income taxes currently receivable	292,613	3,966,406	(4,115,696)
Prepaid expenses and other assets	(2,829,796)	1,380,882	(2,946,869)
Advance payments by borrowers for property taxes and insurance	(184,550)	316,303	60,639
Accrued expenses and other liabilities	(861,659)	(783,837)	(7,526,367)

Net cash and cash equivalents provided (used) by operating activities	5,207,611	11,954,633	(4,735,035)

Cash Flows From Investing Activities
Net redemptions (purchases) of Federal Home Loan Bank stock	967,900	(1,408,300)	(930,100)
Net withdrawals (deposits) of term interest bearing deposits in other banks	5,325,634	7,916,442	(13,242,076)
Proceeds from maturities, calls and paydowns of securities available for sale	69,339,686	116,635,929	381,092,696
Proceeds from sales and redemptions of securities available for sale	27,585,003	98,104,786	137,852,311
Purchases of securities available for sale	(53,623,777)	(185,858,402)	(515,067,365)
Proceeds from maturities and paydowns of securities held to maturity	10,228,092	10,762,592	3,701,476
Proceeds from sale of call options on equity securities	58,194	—	4,396,697
Purchases of call options on equity securities	—	—	(1,555,115)
Net decrease (increase) in loans	8,632,160	(42,911,889)	(40,084,298)
Purchases of office properties and equipment	(480,934)	(674,369)	(1,188,928)
Proceeds from sales of office properties and equipment	12,163	—	350
Proceeds from sales of real estate owned	1,739,015	513,737	—
Proceeds from bank-owned life insurance	370,481	1,159,066	—

Net cash and cash equivalents provided (used) by investing activities	70,153,617	4,239,592	(45,024,352)

Cash Flows From Financing Activities
Net increase (decrease) in savings deposits	46,922,883	49,813,503	(10,267,736)
Net (decrease) increase in time deposits	(47,158,458)	(38,053,931)	20,811,752
Net (repayments) borrowings of long-term Federal Home Loan Bank borrowings	(40,000,000)	—	20,000,000

Net cash and cash equivalents (used) provided by financing activities	(40,235,575)	11,759,572	30,544,016

Net increase (decrease) in cash and cash equivalents	35,125,653	27,953,797	(19,215,371)
Cash and cash equivalents at beginning of year	62,783,032	34,829,235	54,044,606

Cash and cash equivalents at end of year	$97,908,685	$62,783,032	$34,829,235

Supplemental disclosures of cash flow information
Cash payments for:
Interest	$24,493,184	$33,383,934	$38,109,264
Income taxes paid	$1,742,742	$1,200,000	$1,503,418
Prepayment fee on early retirement of FHLB borrowings	$318,000	$1,198,221	$—
Supplemental schedule of noncash investing and financing activities
Unrealized gains/losses on securities available for sale	$5,352,356	14,932,693	(2,461,014)
Pension adjustment	(239,709)	(594,638)	(2,468,944)
Transfer of loans held for sale to loan portfolio	$—	$—	$14,770,886
Transfer of loans to other real estate owned, net	$12,087,910	$2,072,830	$—
Redemption of available for sale securities transferred to held to maturity	$—	$—	$74,112,932

The accompanying notes are an integral part of these consolidated financial statements.

Note 1. Nature of Business and Summary of Significant Accounting Policies

Organization and Description of Business

Franklin Financial Corporation MHC (the “Parent”) is a federally chartered mutual holding company. The principal activity of the Parent is ownership of Franklin Federal Savings Bank (the “Bank”). The Bank has two wholly owned subsidiaries, Franklin Service Corporation, which provides trustee services on loans originated by the Bank, and Reality Holdings LLC, which holds and manages foreclosed properties purchased from the Bank. The Bank is a federally chartered capital stock savings and loan association engaged in the business of attracting retail deposits from the general public and originating both owner and non-owner-occupied one-to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, land and land development loans, and non-mortgage commercial loans. The depositors and certain borrowers of the Bank have membership interests in the mutual holding company. The Company operates as one segment.

Principles of Consolidation

The consolidated financial statements include the accounts of the Parent, the Bank, Franklin Service Corporation, and Reality Holdings LLC (collectively, the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses, the projected benefit obligation for the defined benefit pension plan, the valuation of deferred taxes, and the analysis of securities for other-than-temporary impairment.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents includes items with original maturities of 90 days or less, including cash and due from banks, interest-bearing deposits in other banks, money market investments, and federal funds sold.

As of September 30, 2010, the Company had $8.7 million in cash and cash equivalents in financial institutions in excess of amounts insured by federal deposit insurance.

Securities

Securities classified as held-to-maturity are stated at cost, adjusted for any other-than-temporary impairments as well as amortization of premiums and accretion of discounts using the level-yield method. The Company has the intent to hold these securities to maturity, and it is more likely than not that the Company will not be required to sell them prior to their recovery to amortized cost basis. Accordingly, adjustments are not made for temporary declines in fair value below amortized cost.

Securities classified as available-for-sale are stated at fair value with net unrealized holding gains and losses, net of deferred income taxes, included in the accumulated other comprehensive income (“AOCI”) component of net worth.

Available-for-sale or held-to-maturity securities with a decline in fair value below amortized cost that is deemed other-than-temporary are written down to fair value at the balance sheet date, resulting in the establishment of a new cost basis for the security. In the case of debt securities, the portion of this write-down related to credit deterioration is charged to earnings, while any portion related to factors other than credit is recognized in AOCI and amortized over the remaining life of the security. Factors considered in determining whether a debt security is other-than-temporarily impaired include the severity and duration of impairment, the reason for declines in fair value (e.g. changes in market interest rates or underlying credit deterioration), and whether it is more likely than not that management will be required to sell securities prior to recovery, which may be maturity. Factors considered in determining whether an equity security is other-than-temporarily impaired include the severity and duration of impairment, the disclosure of significant write-downs by the issuer, distressed capital raises or distressed dividend cuts by the issuer, and other information regarding the financial health of the issuer.

Dividend and interest income is recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Derivatives

Certain financial instruments purchased or sold by the Company meet the criteria of derivative instruments. Derivative instruments recorded on the Company’s balance sheet consist of put and call options on the common stock of various companies as part of the Company’s overall investment strategy. Changes in fair value are tied to changes in the fair value of underlying equity securities. All derivatives are recorded on the balance sheet as assets or liabilities at fair value. All derivatives recorded by the Company are free-standing and do not qualify for hedge accounting, and therefore all gains or losses from changes in the fair value of derivative instruments are recognized in earnings as a component of non-interest income. The fair value of derivatives was not material to the Company’s consolidated statements of financial condition for the years ended September 30, 2010 or 2009.

Off-Balance-Sheet Credit-Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Rate Lock Commitments

The Company enters into commitments to originate mortgage loans, whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. The period of time between issuance of a loan commitment and closing and sale of the loan generally ranges from 30 to 90 days. The Company protects itself from changes in interest rates through the use of best efforts forward delivery commitments, whereby the Company commits to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed the interest rate risk on the loan. As a result, the Company is not exposed to significant losses nor will it realize significant gains on its rate lock commitments due to changes in interest rates, and the fair value of rate lock commitments is not material.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs and net of the allowance for loan losses and any deferred fees or costs. Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the loans’ yields using the level-yield method on a loan-by-loan basis.

Loans are placed on nonaccrual status when they are three monthly payments or more past due unless management believes, based on individual facts, that the delay in payment is temporary and that the borrower will be able to bring past due amounts current and remain current. All interest accrued but not collected for loans that are placed on non-accrual status is reversed against interest income. Any payments made on these loans while on non-accrual status are accounted for on a cash-basis until the loan qualifies for return to accrual status or is subsequently charged-off. Loans are returned to accrual status when the principal and interest amounts due are brought current and management believes that the borrowers will be able to continue to make payments.

Allowance for Loan Losses

The allowance for loan losses is maintained at an amount estimated to be sufficient to absorb probable principal losses, net of principal recoveries (including recovery of collateral), inherent in the existing loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. The allowance for loan losses consists of specific and general components.

The specific component relates to loans identified as impaired. The Company determines and recognizes impairment of certain loans when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans that experience insignificant delays and payment shortfalls generally are not classified as impaired. An impaired loan is measured at net realizable value, which is equal to present value less estimated costs to sell. The present value is estimated using expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent.

The general component covers loans not identified for specific allowances and is based on historical loss experience adjusted for various qualitative factors. The allowance for loan losses is increased by provisions for loan losses and decreased by charge-offs (net of recoveries). In estimating the allowance, management segregates its portfolio by loan type and credit grading. Management’s periodic determination of the allowance for loan losses is based on consideration of various factors, including the Company’s past loan loss experience, current delinquency status and loan performance statistics, industry loan loss statistics, periodic loan evaluations, real estate value trends in the Company’s primary lending areas, and current economic conditions. The delinquency status of loans is computed based on the contractual terms of the loans. Management believes that the current allowance for loan losses is a reasonable estimate of known and inherent losses in the loan portfolio.

Loans Held for Sale

Loans originated and intended for sale are carried at the lower of cost or estimated fair value, which is determined on a loan-by-loan basis. Estimated fair value is determined using commitment agreements with investors and prevailing market prices. Net unrealized losses, if any, are recognized through a valuation allowance by charges to earnings. The Company does not retain servicing rights on loans sold.

Real Estate Owned

Real estate acquired through foreclosure or by deed in lieu of foreclosure is initially recorded at net realizable value, which is equal to fair value less estimated costs to sell, establishing a new cost basis. An asset in real estate owned is classified as held-for-sale once management has committed to a plan to sell the asset (including implementing an active program to locate a buyer), has made the asset available for immediate sale in its present condition at a reasonable price in relation to its estimated fair value, and believes that sale of the asset is probable within one year. Real estate owned not classified as held-for-sale is classified as held-for-development-and-sale.

Costs of improvement or completion for assets classified as held-for-sale are capitalized subject to the lower of carrying amount or net realizable value limitation. Assets classified as held-for-development-and-sale, except for land, are depreciated over their expected useful lives. Revenues and expenses from operations and changes in valuation are included in other operating expenses.

Office Properties and Equipment

Buildings and equipment are carried at cost less accumulated depreciation using a straight-line method over the estimated useful lives of the assets. Land is carried at cost. Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation and amortization of assets retired or otherwise disposed of are removed from the books, and gain or loss on disposition is credited or charged to earnings.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount deemed more likely than not to be realized in future periods. It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. Any interest and penalties assessed on tax positions are recognized in income tax expense.

Pension Plan

The Bank has a noncontributory, defined benefit pension plan. The Company recognizes the overfunded or underfunded status of the plan as an asset or liability in its statement of financial position and recognizes changes in the funded status in the year in which the change occurs through comprehensive income. The funded status of a benefit plan is measured as the difference between plan assets at fair value and the benefit obligation. For a pension plan, the benefit obligation is the projected benefit obligation. U.S. generally accepted accounting principles also require an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. U.S. generally accepted accounting principles also require additional disclosure in the notes to financial statements about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.

Advertising Costs

Advertising costs are expensed as incurred.

Comprehensive Income

Comprehensive income represents all changes in equity of an enterprise that result from recognized transactions and other economic events during the period. Other comprehensive income refers to revenues, expenses, gains, and losses that under U.S. generally accepted accounting principles are included in comprehensive income, but excluded from net income, such as unrealized gains and losses on certain investments in debt and equity securities.

Reclassifications

Certain reclassifications have been made to the financial statements of the prior year to conform to the current year presentation. Net income and net worth previously reported were not affected by these reclassifications.

Concentrations of Credit Risk

Most of the Company’s activities are with customers in Virginia with primary geographic focus in the Richmond metropolitan area, which includes the city of Richmond and surrounding counties. Securities and loans also represent concentrations of credit risk and are discussed in Note 3 “Securities” and Note 4 “Loans” in the notes to the consolidated financial statements. Although the Company believes its underwriting standards are conservative, the nature of the Company’s portfolio of construction loans, land and land development loans, and income-producing nonresidential real estate loans and multifamily loans results in a smaller number of higher-balance loans. As a result, the default of loans in these portfolio segments may result in more significant losses to the Company.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. This guidance is now found in Section 740-10-25 of the Accounting Standards Codification. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. Changes in net assets as a result of application of FIN 48 should be accounted for as an adjustment to the opening balance of retained earnings. Additional disclosures about the amounts of such liabilities are required. In February 2008, the FASB delayed the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2007. In December 2008, FASB issued a FASB Staff Position (FSP) that changed the effective date for adoption of FIN 48 for nonpublic entities until fiscal years beginning after December 15, 2008. The Company adopted FIN 48 as of October 1, 2009. The adoption of FIN 48 was not material to the consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-16, Transfers and Servicing (Topic 860) - Accounting for Transfers of Financial Assets. This ASU amends the Codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets - An Amendment of FASB Statement No. 140, which was issued in June 2009 and changes the accounting for transfers of financial assets, including participations in financial assets. Among other things, ASU 2009-16 eliminates the concept of a “qualifying special-purpose entity”; changes the requirements for derecognizing financial assets; and enhances information reported to users of financial statements by providing greater transparency about transfers of financial assets and an entity’s continuing involvement in transferred financial assets. ASU 2009-16 is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009 and applies to transfers of financial assets occurring on or after the effective date. Early application is not permitted. The Company is evaluating the impact that ASU 2009-16 will have on its consolidated financial statements.

In August 2009, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The Company is evaluating the impact that ASU 2010-06 will have on its consolidated financial statements.

In February 2010, the FASB has issued Accounting Standards Update No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. The FASB clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC’s literature. All of the amendments in the ASU were effective upon issuance (February 24, 2010) except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. See Note 19 for the Company’s discussion of subsequent events for the year ended September 30, 2010.

In July 2010, the FASB issued Accounting Standards Update No. 2010-20, Receivables (Topic 310): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The objective of this ASU is for an entity to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables; how that risk is analyzed and assessed in arriving at the allowance for credit losses; and the changes and reasons for those changes in the allowance for credit losses. To achieve these objectives, an entity should provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The ASU makes changes to existing disclosure requirements and includes additional disclosure requirements about financing receivables, including credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; the aging of past due financing receivables at the end of the reporting period by class of financing receivables; and the nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011. The Company is evaluating the impact that ASU 2010-06 will have on its consolidated financial statements.

Note 2. Federal Home Loan Bank Stock

The Bank is required to maintain an investment in Federal Home Loan Bank of Atlanta (FHLB) stock based on membership and the level of FHLB borrowings. FHLB stock is stated at cost, as these securities are restricted and no market exists for this stock. There were no accrued dividends receivable on FHLB stock at September 30, 2010 or 2009. Management reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.

Note 3. Securities

The amortized cost, gross unrealized gains and losses, and estimated fair value of securities at September 30, 2010 and 2009 are summarized as follows:

	September 30, 2010
	Adjusted amortized cost	OTTI recognized in AOCI	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available for sale:
States and political subdivisions	$20,066,241	$—	$20,066,241	$774,148	$—	$20,840,389
Agency mortgage-backed securities	27,017,181	—	27,017,181	1,654,737	—	28,671,918
Agency collateralized mortgage obligations	83,519,957	—	83,519,957	2,120,068	572,595	85,067,430
Corporate equity securities	23,845,749	—	23,845,749	603,345	1,636,490	22,812,604
Corporate debt securities	112,077,248	2,507,977	114,585,225	5,845,813	1,180,265	119,250,773

Total	$266,526,376	$2,507,977	$269,034,353	$10,998,111	$3,389,350	$276,643,114

	September 30, 2009
	Adjusted amortized cost	OTTI recognized in AOCI	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available for sale:
States and political subdivisions	$26,971,543	$—	$26,971,543	$—	$172,375	$26,799,168
Agency mortgage-backed securities	37,541,001	—	37,541,001	1,645,322	—	39,186,323
Agency collateralized mortgage obligations	83,161,643	—	83,161,643	3,569,416	—	86,731,059
Corporate equity securities	31,617,448	—	31,617,448	603,346	1,913,183	30,307,611
Corporate debt securities	131,779,022	3,883,692	135,662,714	3,944,047	6,795,883	132,810,878

Total	$311,070,657	$3,883,692	$314,954,349	$9,762,131	$8,881,441	$315,835,039

	September 30, 2010
	Adjusted amortized cost	OTTI recognized in AOCI	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Held to maturity:
Agency mortgage-backed securities	$6,343,367	$—	$6,343,367	$152,672	$3,679	$6,492,360
Agency collateralized mortgage obligations	8,271,446	—	8,271,446	883,180	369	9,154,257
Non-agency collateralized mortgage obligations	20,903,404	988,230	21,891,634	1,449,516	5,491,265	17,849,885

Total	$35,518,217	$988,230	$36,506,447	$2,485,368	$5,495,313	$33,496,502

	September 30, 2009
	Adjusted amortized cost	OTTI recognized in AOCI	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Held to maturity:
Agency mortgage-backed securities	$7,413,294	$—	$7,413,294	$110,194	$—	$7,523,488
Agency collateralized mortgage obligations	11,435,491	—	11,435,491	783,071	3,014	12,215,548
Non-agency collateralized mortgage obligations	29,784,047	732,088	30,516,135	2,892,375	2,190,756	31,217,754

Total	$48,632,832	$732,088	$49,364,920	$3,785,640	$2,193,770	$50,956,790

The amortized cost and estimated fair value of securities at September 30, 2010, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for sale		Held to maturity
	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value
Non-mortgage debt securities:
Due in one year or less	$17,281,398	$17,274,587	$—	$—
Due after one year through five years	58,408,853	60,178,411	—	—
Due after five years through ten years	25,513,278	27,418,496	—	—
Due after ten years	33,447,937	35,219,668	—	—

Total non-mortgage debt securities	134,651,466	140,091,162	—	—
Mortgage-backed securities	27,017,181	28,671,918	6,343,367	6,492,360
Collateralized mortgage obligations	83,519,957	85,067,430	30,163,080	27,004,142
Corporate equity securities	23,845,749	22,812,604	—	—

Total securities	$269,034,353	$276,643,114	$36,506,447	$33,496,502

The following tables present information regarding temporarily impaired securities as of September 30, 2010 and 2009:

	September 30, 2010
	Less Than 12 Months		12 Months or Longer		Total
	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses
Available for sale:
Agency collateralized mortgage obligations	$26,491,588	$572,595	$—	$—	$26,491,588	$572,595
Corporate equity securities	15,366,317	1,617,526	3,511,926	18,964	18,878,243	1,636,490
Corporate debt securities	—	—	27,819,735	1,180,265	27,819,735	1,180,265

Total available for sale	41,857,905	2,190,121	31,331,661	1,199,229	73,189,566	3,389,350

Held to maturity:
Agency mortgage-backed securities	$591,968	$3,679	$—	$—	$591,968	$3,679
Agency collateralized mortgage obligations	—	—	137,882	369	137,882	369
Non-agency collateralized mortgage obligations	5,447,714	2,606,917	8,686,213	2,884,348	14,133,927	5,491,265

Total held to maturity	$6,039,682	$2,610,596	$8,824,095	$2,884,717	$14,863,777	$5,495,313

Total temporarily impaired securities	$47,897,587	$4,800,717	$40,155,756	$4,083,946	$88,053,343	$8,884,663

	September 30, 2009
	Less Than 12 Months		12 Months or Longer		Total
	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses
Available for sale:
States and political subdivisions	$10,182,135	$104,848	$3,697,033	$67,527	$13,879,168	$172,375
Agency mortgage-backed securities	—	—	—	—	—	—
Agency collateralized mortgage obligations	—	—	—	—	—	—
Corporate equity securities	10,928,428	1,913,183	—	—	10,928,428	1,913,183
Corporate debt securities	—	—	53,335,781	6,795,883	53,335,781	6,795,883

Total available for sale	$21,110,563	$2,018,031	$57,032,814	$6,863,410	$78,143,377	$8,881,441

Held to maturity:
Agency collateralized mortgage obligations	$160,888	$3,014	$—	$—	$160,888	$3,014
Non-agency collateralized mortgage obligations	6,810,560	1,003,585	10,814,298	1,187,171	17,624,858	2,190,756

Total held to maturity	$6,971,448	$1,006,599	$10,814,298	$1,187,171	$17,785,746	$2,193,770

Total temporarily impaired securities	$28,082,011	$3,024,630	$67,847,112	$8,050,581	$95,929,123	$11,075,211

The Company’s securities portfolio consists of investments in various debt and equity securities as permitted by OTS regulations, including mortgage-backed securities, collateralized mortgage obligations, government agency bonds, state and local government obligations, corporate debt obligations, and common stock of various companies.

Gross gains of $2.0 million, $6.4 million, and $2.2 million and gross losses of $3,600, $67,000, and $26.3 million from sales of securities available for sale were realized in the years ended September 30, 2010, 2009, and 2008, respectively. The cost basis of securities sold is determined through specific identification of securities sold.

The Company monitors its portfolio of debt and equity securities to determine if any security has experienced an other-than-temporary decline in fair value on a quarterly basis. At September 30, 2010, approximately 86% of the Company’s securities portfolio was issued by a government-sponsored entity or had a credit rating qualifying as “investment grade” from one of the three major credit rating agencies. The determination of whether a security is other-than-temporarily impaired is highly subjective and requires a significant amount of judgment. In evaluating for other-than-temporary impairment, management considers the duration and severity of declines in fair value, the financial condition of the issuers of each security, as well as whether it is more likely than not that the Company will be required to sell these securities prior to recovery, which may be maturity, based on market conditions and cash flow requirements. In performing its analysis for debt securities, the Company’s consideration of the financial condition of the issuer of each security was focused on the issuer’s ability to continue to perform on its debt obligations, including any concerns about the issuer’s ability to continue as a going concern. In performing its analysis for equity securities, the Company’s analysis of the financial condition of the issuers of each security included the issuer’s economic outlook, distressed capital raises, large write-downs causing dilution of capital, distressed dividend cuts, discontinuation of significant segments, replacement of key executives, and the existence of a pattern of significant operating losses. In addition to the financial condition of each issuer, the Company considered the severity and duration of impairments and the likelihood that the fair value of securities would recover over a reasonable time horizon.

The largest component of impaired securities at September 30, 2010 was the portfolio of non-agency collateralized mortgage obligations (“CMOs”). The significant market volatility during the Company’s third and fourth quarters of fiscal 2008 as well as unprecedented credit and liquidity issues resulted in the failure of several major financial institutions and the ultimate passage of a governmental financial rescue plan (the “Emergency Economic Stabilization Act of 2008”). In fiscal 2008, the Company owned investments in three mutual funds, designated as available for sale equity securities, designed and managed to invest in securities that could be purchased, as permitted by OTS regulations, by financial institutions, including federally-chartered savings institutions. These funds invested in various short-term instruments including mortgage-related investments (including private-label mortgage-backed securities), U.S. government debt securities, investment-grade corporate debt, and other high quality, short-term securities. These were considered by management to be high-quality investments and were classified by the Company as available-for-sale securities, with unrealized gains and losses due to changes in fair value recognized in AOCI, a component of equity. During the first half of fiscal 2008, these funds began to show significant price declines as the assets backing the funds began to show signs of credit deterioration and elevated liquidity premiums. The fund managers enacted a redemption-in-kind (“RIK”) provision that restricted the Company’s ability to sell these investments. Under the provisions of the RIK, investors wanting to exit the funds would receive the first $250,000 in cash and the remainder of their investment in a pro-rata share of cash and securities held by the fund. Management elected to exercise the RIK provision and received $16.7 million in cash along with $97.1 million of debt securities in two separate redemptions. The debt securities received included $5.5 million of U.S. Treasuries, $16.3 million of agency mortgage-backed securities, $24.3 million of agency CMOs, and $51.0 million of non-agency CMOs. A portion of the securities received were classified as available for sale, and a portion, including all non-agency CMOs, were classified as held to maturity. Through September 30, 2010, the Company had not sold any securities received through the RIK. The portfolio of non-agency CMOs presents the greatest credit risk to the Company’s securities portfolio due to differing levels of credit quality and the lack of implicit or explicit government guaranty. Prior to fiscal 2010, the Company recorded a total of $13.1 million in impairment charges on these securities in addition to a $12.4 million loss taken in 2008 as a result of the RIK, significantly reducing the exposure to future losses. During the year ended September 30, 2010, the Company recorded an additional $4.4 million in impairment on these securities, $3.8 million of which was recognized in earnings and $548,000 of which was recognized in AOCI.

In evaluating these securities for impairment, the most significant factors considered by management include:

•	Delinquency levels,

•	Expected future default rates,

•	Collateral value by vintage,

•	Tranche seniority, and

•	Current subordination levels or other credit enhancements.

Details regarding the amortized cost of these securities at September 30, 2010 and 2009 are as follows:

Tranche Level	2010	2009
Senior Tranche	$13,161,237	$16,832,877
Subordinate Tranche	8,333,641	13,124,435
Mezzanine Tranche	396,756	558,823

Total	$21,891,634	$30,516,135

90+ Day Delinquency Rate	2010	2009
0% to 5%	$6,692,009	$8,829,070
Over 5% to 10%	5,886,639	7,949,261
Over 10% to 15%	1,825,379	3,304,130
Over 15% to 20%	757,469	1,089,084
Over 20% to 25%	579,525	5,599,065
Over 25% to 30%	4,164,248	400,525
Over 30%	1,986,365	3,345,000

Total	$21,891,634	$30,516,135

Percent of pool subordinate to FFSB investment	2010	2009
0% to 10%	$19,281,809	$26,398,524
Over 10% to 20%	2,081,514	2,484,130
Over 20% to 30%	383,779	268,386
Over 30% to 40%	—	152,355
Over 40% to 50%	—	118,756
Over 50%	144,532	1,093,984

Total	$21,891,634	$30,516,135

Vintage	2010	2009
Pre-2001	$153,674	$180,839
2001	153,222	160,701
2002	506,777	703,278
2003	2,158,672	2,375,400
2004	2,588,268	3,013,362
2005	5,341,484	9,531,313
2006	7,348,296	9,124,687
2007	3,240,508	4,845,381
2008	400,733	581,174

Total	$21,891,634	$30,516,135

During the fiscal years ended September 30, 2010, 2009, and 2008, the Company recognized total impairment charges in earnings of $7.6 million, $20.0 million, and $16.5 million on debt and equity securities. Impairment charges reflected in earnings in 2010 consisted of charges of $3.8 million on non-agency CMOs and $3.8 million on equity securities. Impairment charges reflected in earnings in 2009 consisted of charges of $9.3 million on non-agency CMOs and $10.7 million on equity securities. Impairment charges reflected in earnings in 2008 consisted of charges of $3.2 million on non-agency CMOs, $5.3 million on corporate bonds, and $8.0 million on equity securities.

Other-than-temporary impairment losses on debt securities recognized in 2010 were attributable entirely to the Company’s portfolio of non-agency CMOs discussed above. Impairment losses recognized in 2010 for non-agency CMOs were the result of continued stress in the economy and housing markets resulting in rising average delinquency and foreclosure rates of the loans collateralizing these securities as well as declining levels of debt tranches subordinate to those owned by the Company. At September 30, 2010, average delinquencies rates for the collateral supporting the Company’s portfolio of non-agency CMOs were 16.4% compared to 15.5% at September 30, 2009. Management noted that average delinquency rates peaked in March of 2010 at a rate of 16.7%, up from 6.7% in July of 2008, when management first began tracking this metric. Additionally, 88.1% of non-agency CMOs had subordination percentages less than or equal to 10% at September 30, 2010, compared with 86.5% at September 30, 2009.

Other-than-temporary impairment losses recognized for the year ended September 30, 2010 in the Company’s portfolio of equity securities were primarily the result of severely depressed prices for the stocks of various Virginia-based community banks in which the Company maintains an ownership interest. Losses related to Virginia-based community banks totaled $3.1 million, with impairment charges on other equity securities totaling $666,000.

For equity securities identified as other-than-temporarily impaired, quoted market prices were used to determine fair value. Non-agency CMOs are classified as Level 3 assets in the fair value hierarchy as discussed further in Note 17 below and, as a result, fair value is determined by management by discounting estimated future cash flows. The level of estimated cash flows expected to be received is based on contractual cash flows adjusted for expected prepayments as well as the Company’s estimate of the amount and timing of any potential future credit losses. Expected prepayments are affected by current interest rates as well as overall economic conditions. Significant factors affecting the Company’s estimate of future credit losses include the level of subordination supporting the Company’s investment, estimates regarding ultimate delinquency rates, which tie into projected future charge-offs in a pool of mortgage assets, and loss severities (i.e. losses incurred given the event of default). The higher the level of subordination is the greater the amount that the Company is insulated from losses in a pool of mortgages. The higher the level of ultimate delinquencies and loss severities, the higher these losses will be and the more likely that the Company will ultimately experience a loss. The Company obtains information about current levels of subordination, delinquency rates, and loss severity from Bloomberg. Management estimates peak delinquency levels by reviewing the rate of change (the “transition rate”) in historical delinquency rates for each security over a period of time and projecting this rate into the future.

The table below provides a cumulative roll forward of credit losses recognized in earnings for debt securities for which a portion of OTTI is recognized in AOCI:

Balance of credit losses at September 30, 2009	$698,995
Additions for credit losses on securities not previously recognized	774,365
Additional credit losses on securities previously recognized	763,827
Reductions for securities paid off	(238,895)
Reductions for securities for which OTTI previously in AOCI was recognized in earnings	(1,112,847)
Reductions for increases in expected cash flows	(359,301)

Balance of credit losses at September 30, 2010	$526,144

To determine the amount of other-than-temporary impairment losses that are related to credit versus the portion related to other factors, management compares the current period estimate of future cash flows to the prior period estimated future cash flows, both discounted at each security’s yield at purchase. Any other-than-temporary impairment recognized in excess of the difference of these two values is deemed to be related to factors other than credit.

Unrealized losses in the remainder of the Company’s portfolio of collateralized mortgage obligations, mortgage-backed securities, securities of states and political subdivisions, and corporate debt securities were related to seventy-nine securities and were caused by increases in market interest rates, spread volatility, or other factors that management deems to be temporary, and because management believes that it is not more likely than not that the Company will be required to sell these securities prior to maturity or a full recovery of the amortized cost, the Company does not consider these securities to be other-than-temporarily impaired.

Unrealized losses in the remainder of the Company’s portfolio of equity securities were related to fourteen securities and were considered temporary. Because management believes that it is not more likely than not that the Company will be required to sell these equity positions for a reasonable period of time sufficient for a recovery of fair value, the Company does not consider these equity securities to be other-than-temporarily impaired.

Note 4. Loans

Loans held for investment at September 30, 2010 and 2009 are summarized as follows:

	2010	2009
Loans
One-to-four-family	$128,695,976	$142,505,015
Multi-family	78,182,965	88,405,719
Nonresidential	173,402,846	132,343,848
Construction	40,294,162	72,079,106
Land and land development	70,482,075	78,368,400
Other	2,997,265	5,336,943

Total loans	494,055,289	519,039,031
Deferred loan fees	3,600,876	3,502,600

Loans, net of deferred loan fees	490,454,413	515,536,431
Allowance for loan losses	13,419,013	8,524,468

Loans receivable, net	$477,035,400	$507,011,963

Loans to officers and directors were $471,000 and $478,000 at September 30, 2010 and 2009, respectively.

Loans held for sale were $2.8 million and $140,000 at September 30, 2010 and 2009, respectively. Gains on sales of loans were $372,000, $420,000, and $199,000 for the years ended September 30, 2010, 2009, and 2008, respectively, inclusive of adjustments to mark loans held-for-sale to the lower of cost or market.

Over 99% of the Company’s loans are secured by real estate, with the majority of the real estate generally located within our primary market area and the surrounding areas within approximately a 120 mile radius of our primary market area. While loans secured by real estate generally involve less risk than unsecured loans, certain types of real estate lending are inherently riskier than others. The underwriting standards used by the Company also impact the amount of risk taken by the Company. Prior to extending a loan commitment, each loan is evaluated individually for creditworthiness by the Company’s loan committee. Factors considered in loan underwriting include the financial strength of the borrower, the value of underlying collateral, and the strength of any loan guarantors. While each loan is considered individually, the Company typically requires personal guarantees on commercial real estate loans, which include nonresidential real estate loans and multi-family loans.

For one-to-four-family loans, the Company generally does not lend more than 80% of the appraised value of the collateral, and for multi-family and nonresidential real estate loans, generally not more than 70%. Loans on non-owner-occupied properties are dependent on the operations of the properties and the financial condition of the borrowers and guarantors. As a result, repayment of these loans can be affected by adverse conditions in the real estate market and local and national economic conditions.

The Company’s portfolios of construction and land and land development loans have an inherently higher risk of default than the rest of the loan portfolio. The Company’s construction and land and land development loan portfolios consist primarily of land and land development loans and builder lines of credit. The underlying collateral on these loans can be at any stage of development, from undeveloped land to a completed project. These loans may have various phases and take years to complete. As a general rule prior to 2009, the Company would lend up to 65% of the appraised value on undeveloped land, up to 100% of the appraised value of residential lots and up to 80% of the appraised value on single-family construction loans under builder lines of credit. Beginning in 2009, these limits were reduced approximately 10%, and the Company made new land and land development loans only in limited circumstances. The decline in economic conditions over the past three years has resulted in decreased values for real estate nationwide, including in the Richmond metropolitan area. As a result, the principal balance of certain construction and land and land development loans may exceed the appraised value guidelines noted above based on current market values. Prior to extending a commitment for a land and land development loan or a new builder line of credit, the Company’s loan committee evaluates the loan and the financial condition of the borrowers and guarantors. The loan committee also evaluates each builder line of credit for renewal each year.

Note 5. Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for our estimate of probable credit losses inherent in the loan portfolio. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. While the Company uses the best information available to make its evaluation, future adjustments may be necessary if there are significant changes in conditions.

The allowance is comprised of two reserve components: (1) general reserves related to loans both collectively and individually evaluated and (2) specific reserves related to loans individually evaluated and identified as impaired. A summary of the methodology the Company employs on a quarterly basis related to each of these components to estimate the allowance for loan losses is as follows. No changes to the Company’s methodology were made during the year ended September 30, 2010.

Credit Rating Process

As discussed in Note 1 above, the Company’s methodology for estimating the allowance for loan losses incorporates the results of periodic loan evaluations for certain non-homogeneous loans, including non-homogenous loans in lending relationships greater than $2.0 million and any individual loan greater than $1.0 million. The Company’s loan grading system analyzes various risk characteristic of each loan type when considering loan quality, including loan-to-value ratios, current real estate market conditions, location and appearance of properties, income and net worth of any guarantors, and rental stability and cash flows of income-producing nonresidential real estate loans and multifamily loans. The credit rating process results in one of the following classifications for each loan in order of increasingly adverse classification: Excellent, Good, Satisfactory, Watch List, Special Mention, Substandard, and Impaired.

General Reserve

To determine the general reserve, the Company segregates loans by portfolio segment as defined by loan type. Loans within each segment are then further segregated by classification. The Company determines a base reserve rate for each portfolio segment by calculating the average charge-off rate for each segment over a historical time period determined by management, typically one to three years. The base reserve rate is then adjusted based on qualitative factors that management believes could result in future loan losses differing from historical experience. Such qualitative factors can include delinquency rates, loan-to-value ratios, and local economic and real estate conditions. The base reserve rate plus these qualitative adjustments results in a total reserve rate for each portfolio segment. A multiple of the total reserve rate for each segment is then applied to the balance of the loans in each segment based on credit rating. Loans rated Excellent have no associated allowance. Loans rated Good are multiplied by 10% of the total reserve rate, Satisfactory loans are multiplied by 100% of the total reserve rate, and loans rated Watch List, Special Mention, and Substandard are multiplied by 150%, 200%, and 300% of the total reserve rate, respectively. This tiered structure is used by the Company to account for a higher probability of loss for loans with increasingly adverse credit ratings.

Specific Reserve for Impaired Loans

Impaired loans include loans identified as impaired through our credit rating system as well as loans modified in a troubled debt restructuring. Loans are identified as impaired when management believes, based on current information and events, it is probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the underlying loan agreement. Once a loan is identified as impaired, management determines a specific allowance by comparing the outstanding loan balance to net realizable value, which is equal to fair value less estimated costs to sell. The amount of any allowance recognized is the amount by which the loan balance exceeds the net realizable value. If the net realizable value exceeds loan balance, no allowance is recorded. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. At September 30, 2010, of the $22.7 million of loans classified as impaired, $18.8 million were considered “collateral dependent” and evaluated using the fair value of collateral method and $3.9 million were evaluated using discounted estimated cash flows. See Note 17 for further discussion of the Company’s method for estimating fair value on impaired loans.

Activity in the allowance for loan losses by portfolio segment is summarized as follows:

	One-to- four-family	Multi- family	Non- residential	Construction	Land and land development	Other	Un- allocated	Total
Balance, September 30, 2007	$285,037	$674,132	$520,778	$1,095,113	$1,473,097	$118,165	$—	$4,166,322
Provision	383,014	(365,526)	(113,242)	337,413	707,563	(49,041)	253,492	1,153,673
Recoveries	3,342	—	—	—	—	—	—	3,342
Charge-offs	—	—	—	—	—	—	—	—

Balance, September 30, 2008	671,393	308,606	407,536	1,432,526	2,180,660	69,124	253,492	5,323,337

Provision	367,919	311,812	899,067	1,741,713	600,105	176,394	(253,492)	3,843,518
Recoveries	6,684	—	—	—	—	—	—	6,684
Charge-offs	—	—	—	(445,571)	—	(203,500)	—	(649,071)

Balance, September 30, 2009	1,045,996	620,418	1,306,603	2,728,668	2,780,765	42,018	—	8,524,468

Provision	439,260	556,909	2,082,350	2,870,343	3,402,937	(95,306)	—	9,256,493
Recoveries	4,738	—	—	65,988	—	75,000	—	145,726
Charge-offs	(229,871)	—	(500,781)	(2,965,189)	(811,833)	—	—	(4,507,674)

Balance, September 30, 2010	$1,260,123	$1,177,327	$2,888,172	$2,699,810	$5,371,869	$21,712	$—	$13,419,013

Details of the allowance for loan losses by portfolio segment and impairment methodology at September 30, 2010 and 2009 are as follows:

	September 30, 2010
	General Reserve		Specific Reserve					Allowance as % of total allowance
	Balance	Allowance	Balance	Allowance	Total Balance	Total Allowance	Coverage
One-to-four family	$127,378,250	$798,531	$1,317,726	$461,592	$128,695,976	$1,260,123	0.98%	9.4%
Multi-family	78,182,965	1,177,327	—	—	78,182,965	1,177,327	1.51%	8.8%
Non-residential	171,142,666	2,673,268	2,260,180	214,904	173,402,846	2,888,172	1.67%	21.5%
Construction	37,769,751	1,818,158	2,524,411	881,652	40,294,162	2,699,810	6.70%	20.1%
Land and land development	53,921,226	4,458,163	16,560,849	913,706	70,482,075	5,371,869	7.62%	40.0%
Other	2,997,265	21,712	—	—	2,997,265	21,712	0.72%	0.2%

Total allowance	$471,392,123	$10,947,159	$22,663,166	$2,471,854	$494,055,289	$13,419,013	2.72%	100.0%

	September 30, 2009
	General Reserve		Specific Reserve					Allowance as % of total allowance
	Balance	Allowance	Balance	Allowance	Total Balance	Total Allowance	Coverage
One-to-four family	$142,505,015	$1,045,996	$—	$—	$142,505,015	$1,045,996	0.73%	12.3%
Multi-family	88,405,719	620,418	—	—	88,405,719	620,418	0.70%	7.3%
Non-residential	132,343,848	1,306,603	—	—	132,343,848	1,306,603	0.99%	15.3%
Construction	70,068,943	2,530,721	2,010,163	197,947	72,079,106	2,728,668	3.79%	32.0%
Land and land development	61,627,867	1,968,932	16,740,533	811,833	78,368,400	2,780,765	3.55%	32.6%
Other	5,336,943	42,018	—	—	5,336,943	42,018	0.79%	0.5%

Total allowance	$500,288,335	$7,514,688	$18,750,696	$1,009,780	$519,039,031	$8,524,468	1.64%	100.0%

Details regarding classified loans and impaired loans at September 30, 2010 and 2009 are as follows:

	2010	2009
Special mention
One-to-four-family	$7,189,130	$6,522,352
Multi-family	—	1,979,823
Nonresidential	6,579,319	6,771,673
Construction	421,930	12,680,187
Land and land development	7,874,875	9,401,500

Total special mention loans	22,065,254	37,355,535
Substandard
One-to-four-family	3,823,383	3,917,391
Multi-family	13,539,379	—
Nonresidential	6,018,067	458,540
Construction	165,748	2,766,238
Land and land development	10,269,647	407,977

Total substandard loans	33,816,224	7,550,146
Impaired
One-to-four-family	1,317,726	—
Nonresidential	2,260,180	—
Construction	2,524,411	2,010,163
Land and land development	16,560,849	16,740,533

Total impaired loans	22,663,166	18,750,696

Total rated loans	$78,544,644	$63,656,377

Included in impaired loans are troubled debt restructurings of $4.3 million and $0 at September 30, 2010 and 2009, respectively, that had related allowance balances of $281,000 and $0, respectively. The balance at September 30, 2010 includes three loans that were modified during the year, including one land and land development loan, one nonresidential loan, and one one-to-four-family loan. The Company does not have any commitments to lend additional funds to these borrowers. Each modification made involved a deferral of past-due amounts as well as a lowering of interest payments due in the near term. While the Company did not concede any amounts ultimately due per the terms of the respective loan agreements, management deemed these deferrals that the Company would not otherwise have made if the borrower were not experiencing financial difficulty. The land and land development loan, related to a residential development in Albemarle County, Virginia experiencing slow sales activity, and the nonresidential loan, related to a retail shopping center experiencing occupancy problems, are both loan participations in which the Company is not the lead participant. Additionally, each of these loans was delinquent at September 30, 2010 due to the continued sluggish economic environment. These two loans are assessed for impairment by discounting estimated cash flows, which are primarily dependent on lot sale projections for the land and land development loan and “lease-up” projections for the nonresidential loan. The balance of these loans did not change materially during the year ended September 30, 2010. All loans modified in a troubled debt restructuring were classified as non-accrual at September 30, 2010, and interest recognized on a cash basis was not material.

Details regarding the delinquency status of the Company’s loan portfolio at September 30, 2010 are as follows:

	Total	Current	31-60 Days	61-90 Days	91-120 Days	121-150 Days	151-180 Days	180+ Days
One-to-four family	$128,695,976	$124,478,170	$1,512,498	$—	$1,461,085	$752,194	$23,444	$468,585
Multi-family	78,182,965	78,182,965	—	—	—	—	—	—
Non-residential	173,402,845	165,524,657	47,835	—	5,570,173	—	2,260,180	—
Construction	40,294,162	38,848,719	1,144,076	211,740	—	—	89,627	—
Land and land development	70,482,076	54,675,291	11,378,662	1,588,123	—	2,643,000	—	197,000
Other	2,997,265	2,997,265	—	—	—	—	—	—

Total	$494,055,289	$464,707,067	$14,083,071	$1,799,863	$7,031,258	$3,395,194	$2,373,251	$665,585

During the second half of 2010, the Company’s portfolio of construction and land and land development loans displayed increasing signs of weakness as several local builders and developers were unable to continue to perform on their loans as a result of continued weakness in the local real estate market. Management worked aggressively to address these problems either through increases to the allowance for loan losses or, when necessary, through foreclosure. This resulted in a significant increase to the allowance for loan losses and to the balance of real estate owned. While there remains a high level of classified loans compared to historical levels as a result of continued economic challenges, the Company maintains a strong collateral position and, in most cases, personal guarantees for classified loans. Additionally, the Company actively works with borrowers to increase the probability of collection and strengthen the Company’s collateral position when possible.

The largest impaired loan at September 30, 2010 was one large credit of $11.4 million. The collateral for this loan is a mixed-use residential development in Charlottesville, Virginia. The loan was brought current during 2010 as sales activity began to increase. At September 30, 2010, this loan was in the 31 - 60 days delinquency bucket. The Company maintains a first-priority lien on the collateral for this loan and believes that it will be able to collect all of its investment and, as a result, no allowance was recorded on this loan at September 30, 2010. The remaining impaired loans consisted primarily of various construction and land and land development loans with five area builders and developers. Collateral for these loans consists of various residential developments in the Richmond MSA that have stalled as an excess of residential real estate inventory is not being absorbed fast enough due to the economic and real estate downturn.

The following is a summary of information pertaining to impaired and non-accrual loans at September 30, 2010 and 2009:

	2010		2009
	Amount	Allowance	Amount	Allowance
Impaired loans with a specific allowance
One-to-four-family	$906,592	$461,592	$—	$—
Nonresidential	2,260,180	214,904	—	—
Construction	2,323,896	881,652	1,864,747	197,947
Land and land development	4,258,777	913,706	2,740,533	811,833

Total impaired loans with a specific allowance	$9,749,445	$2,471,854	$4,605,280	$1,009,780

Impaired loans for which no specific allowance is necessary
One-to-four-family	$411,134	$—	$—	$—
Construction	200,515	—	—	—
Land and land development	12,302,071	—	14,145,416	—

Total impaired loans for which no specific allowance is necessary	$12,913,720	$—	$14,145,416	$—

	2010	2009
Non-accrual loans
One-to-four-family	$10,146,103	$2,441,836
Nonresidential	2,260,180	—
Construction	1,470,265	2,010,163
Land and land development	14,666,643	16,740,533

Total non-accrual loans	$28,543,191	$21,192,532

Loans past due ninety days or more and still accruing
Construction	$89,627	$—
Land and land development	1,140,000	197,000

Total loans past due ninety days or more and still accruing	$1,229,627	$197,000

Weighted average balance of impaired loans	$16,305,197	$4,409,956
Accrued interest income on impaired loans	$5,011	$—

Interest recognized on a cash basis on impaired loans was $1.2 million, $79,000, and $0 for the years ended September 30, 2010, 2009, and 2008, respectively.

Note 6. Real Estate Owned

Real estate owned at September 30, 2010 and 2009 is summarized as follows:

	2010	2009
Real estate owned
Real estate held for sale	$3,239,979	$925,331
Real estate held for development and sale	8,341,118	724,500

Total real estate owned	$11,581,097	$1,649,831

The increase in real estate owned at September 30, 2010 compared to September 30, 2009 is the result of the Company’s efforts to collect on certain past-due loans, primarily construction and land and land development loans as discussed above in Note 5.

Real estate held for sale consists of residential one-to-four family homes as well as one residential development in the Richmond metropolitan area. Management is actively marketing these properties and believes that the Company will be able to sell them within one year.

Real estate held for development and sale consists primarily of residential lots. Management intends to carry these assets and sell them at a future date once market conditions improve.

Note 7. Office Properties and Equipment

Office properties and equipment at September 30, 2010 and 2009 are summarized as follows:

	2010	2009	Range of Useful Lives
Land	$1,237,292	$1,237,292	—
Buildings and building improvements	6,515,631	6,490,602	10 – 30 years
Furniture, fixtures, and equipment	4,398,185	4,237,322	3 – 10 years

	12,151,108	11,965,216
Less accumulated depreciation and amortization	6,052,149	5,655,298

	$6,098,959	$6,309,918

Note 8. Investment in Bank Owned Life Insurance

The Bank is owner and designated beneficiary on life insurance policies in the face amount of $67.6 million covering certain of its officers and employees. The earnings from these policies are used to offset expenses related to employee benefits.

Note 9. Deposits

Deposit account balances at September 30, 2010 and 2009 are summarized as follows:

		2010		2009
	Stated Rate	Amount	Percent	Amount	Percent
Balance by interest rate:
Passbook savings	0.50% and 1.00%, respectively	$1,312,727	0.2%	$4,426,698	0.7%
Money market savings	0.00 – 1.60% and 1.00 – 2.90%, respectively	222,787,784	34.4	193,067,744	29.8
Money market checking	0.00 – 1.00% and 0.00 – 1.60%, respectively	42,593,693	6.6	22,276,879	3.4

Total money market and passbook		266,694,204	41.2	219,771,321	33.9

Certificates of deposit:	0.00 – 0.99%	40,625,084	6.3	1,531,462	0.3
	1.00 – 1.99%	188,922,856	29.2	116,775,679	18.1
	2.00 – 2.99%	40,679,135	6.3	87,469,394	13.5
	3.00 – 3.99%	27,425,033	4.2	90,229,247	13.9
	4.00 – 4.99%	37,343,803	5.8	69,919,753	10.8
	5.00 – 5.99%	45,436,677	7.0	61,665,511	9.5

Total certificates of deposit		380,432,588	58.8	427,591,046	66.1

Total deposits		$647,126,792	100.0%	$647,362,367	100.0%

A summary of maturities of certificates of deposit at September 30, 2010 and 2009 follows:

	2010		2009
	Amount	Percent	Amount	Percent
One year or less	$253,320,009	66.6%	$295,793,254	69.2%
More than 1 year to 2 years	56,053,767	14.7	55,094,418	12.9
More than 2 years to 3 years	31,475,311	8.3	33,454,425	7.8
More than 3 years to 4 years	18,656,013	4.9	18,581,059	4.4
More than 4 years to 5 years	9,648,427	2.5	18,135,748	4.2
More than 5 years	11,279,061	3.0	6,532,142	1.5

	$380,432,588	100.0%	$427,591,046	100.0%

Savings accounts, money market accounts, and certificates of deposit held by officers and directors of the Company at September 30, 2010 and 2009 were $3.6 million and $3.7 million, respectively.

Penalty amounts assessed on certificates redeemed prior to contractual maturity are recorded as other income. Certificate penalty amounts totaled $49,000, $66,000, and $64,000 for the years ended September 30, 2010, 2009, and 2008, respectively.

Certificates of deposit and savings accounts with balances greater than $100,000 at September 30, 2010 and 2009 were approximately $240.7 million and $205.8 million, respectively.

Note 10. Borrowings

The Company relies on borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) as its primary source of borrowings. Short-term and long-term borrowings from the FHLB are secured by qualifying residential loans, nonresidential real estate loans, multi-family loans and securities. Loans collateralizing FHLB borrowings had a carrying value of $232.0 million, and securities had a carrying value of $135.8 million at September 30, 2010. At September 30, 2009, loans collateralizing FHLB borrowings had a carrying value of $291.6 million and securities had a carrying value of $152.4 million. The Company had unused borrowing capacity from the FHLB of $77.8 million at September 30, 2010.

Selected information on FHLB overnight borrowings for the years ended September 30, 2010 and 2009 follows:

	2010	2009
Balance outstanding at September 30	$—	$—
Interest rate at September 30	N/A	0.45%
Maximum amount outstanding at any month-end during the year	$—	$27,000,000
Average amount outstanding during the year	$—	$2,402,740
Weighted average interest rate during the year	N/A	1.24%

Long-term debt consists of borrowings from the FHLB with various interest rates and maturity dates. Certain borrowings are convertible, at the FHLB’s option, into three-month LIBOR-based floating rate borrowings beginning on specified dates or on any quarterly interest payment dates thereafter, with at least two business days notice. If the FHLB converts a borrowing, the Company may choose to prepay all or part of the borrowing without a prepayment fee on the conversion date or any subsequent quarterly interest reset date. During the years ended September 30, 2010 and 2009, the Company prepaid certain FHLB borrowings totaling $10.0 million and $40.0 million, respectively. In connection with the prepayment, the Company recorded a fees on early retirement of FHLB borrowings of $318,000 and $1.2 million that is recognized in noninterest expense at September 30, 2010 and 2009, respectively. No early retirement fees were paid in 2008. Selected information on long-term FHLB borrowings as of September 30, 2010 and 2009 is as follows:

	2010	2009
Interest payable quarterly at a fixed rate of 5.94%, principal due and payable on May 3, 2010, callable quarterly beginning November 3, 2008	$—	$15,000,000
Interest payable quarterly at a fixed rate of 5.94%, principal due and payable on June 15, 2010, callable quarterly beginning December 15, 2008	—	25,000,000
Interest payable monthly at a fixed rate of 3.49%, principal due and payable on December 5, 2013	10,000,000	10,000,000
Interest payable monthly at a fixed rate of 3.44%, principal due and payable on December 10, 2013	10,000,000	10,000,000
Interest payable quarterly at a fixed rate of 3.72%, principal due and payable on June 9, 2015	25,000,000	25,000,000
Interest payable quarterly at a fixed rate of 5.58%, principal due and payable on May 16, 2016	25,000,000	25,000,000
Interest payable monthly at a fixed rate of 5.36%, principal due and payable on November 1, 2016	25,000,000	25,000,000
Interest payable quarterly at a fixed rate of 4.43%, principal due and payable on October 23, 2017, callable quarterly beginning October 23, 2012	10,000,000	10,000,000

Interest payable quarterly at a fixed rate of 5.07%, principal due and payable on October 23, 2017	10,000,000	10,000,000
Interest payable monthly at a fixed rate of 3.90%, principal due and payable on April 18, 2018	5,000,000	5,000,000
Interest payable monthly at a fixed rate of 5.85%, principal due and payable on September 17, 2018	25,000,000	25,000,000
Interest payable quarterly at a fixed rate of 3.82%, principal due and payable on August 20, 2019	10,000,000	10,000,000
Interest payable monthly at a fixed rate of 5.05%, principal due and payable on January 21, 2020	25,000,000	25,000,000
Interest payable quarterly at a fixed rate of 5.09%, principal due and payable on December 7, 2026	10,000,000	10,000,000

	$190,000,000	$230,000,000

The contractual maturities of FHLB borrowings, excluding call provisions, as of September 30, 2010 are as follows:

Maturities
Year ending September 30,
2011	$—
2012	—
2013	—
2014	20,000,000
2015	25,000,000
Thereafter	145,000,000

$190,000,000

Note 11. Income Taxes

Income tax (benefit) expense related to (loss) earnings from operations for the years ended September 30, 2010, 2009, and 2008 is summarized as follows:

	2010	2009	2008
Current income tax (benefit) expense	$1,742,612	$987,082	$(2,912,131)
Deferred tax (benefit) expense	(1,712,498)	(1,412,998)	(5,990,589)

Total	$30,114	$(425,916)	$(8,902,720)

The reported income tax (benefit) expense for 2010, 2009, and 2008 differs from the “expected” income tax expense (computed by applying the statutory U.S. Federal corporate income tax rate of 34% to (loss) earnings before provision for income taxes) as follows:

	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
Expected tax (benefit) expense at statutory federal income tax rate	$(357,441)	(34.0)%	$(2,632,021)	(34.0)%	$(10,355,688)	(34.0)%
Cash surrender value of life insurance	(519,202)	(49.4)	(838,896)	(10.8)	(446,979)	(1.5)
State taxes, net of federal (benefit) or expense	(29,414)	(2.8)	(29,165)	(0.4)	(873,330)	(2.9)
Dividends received deduction	(76,971)	(7.3)	(207,212)	(2.7)	(321,270)	(1.1)
Federal low income housing and historical tax credits	(378)	—	(397,096)	(5.1)	(368,713)	(1.2)
Tax exempt interest	(11,102)	(1.1)	2,116	—	(178,781)	(0.6)
Change in federal valuation allowance	1,020,235	97.0	3,518,514	45.5	3,642,983	12.0
Other, net	4,387	0.4	157,844	2.0	(942)	—

Reported tax (benefit) expense	$30,114	2.8%	$(425,916)	(5.5)%	$(8,902,720)	(29.3)%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2010 and 2009 are as follows:

	2010	2009
Deferred tax assets:
Allowance for loan losses	$5,099,225	$3,239,302
Deferred compensation	836,428	640,522
Investments in tax credit partnerships	636,575	591,362
Derivatives	—	183,000
Securities	12,857,923	11,387,216
Capital loss carryforward	2,333,479	1,575,701
Federal tax credit carryforward	102,647	923,751
State tax credit carryforward	295,942	560,396
Other	267,348	161,250

Total gross deferred tax assets	22,429,567	19,262,500
Less: valuation allowance	(9,536,886)	(8,501,764)

Net deferred tax assets	12,892,681	10,760,736
Deferred tax liabilities:
FHLB stock dividends	(643,036)	(643,036)
Net unrealized gain on securities available for sale	(2,515,801)	(56,468)
Depreciation of fixed assets	(204,838)	(242,873)
Derivatives	(21,886)	—
Unrealized loss on CMOs	(479,071)	—
Prepaid pension costs	(33,158)	(123,487)
Deferred gain on bank-owned life insurance policies	(330,124)	(330,124)

Total gross deferred tax liabilities	(4,227,914)	(1,395,988)

Net deferred tax assets	$8,664,767	$9,364,748

The state tax credit carryforward consists of neighborhood assistance tax credits and state historic rehabilitation tax credits. These credits expire in fiscal years ending September 30, 2013 through September 30, 2018. The federal tax credit carryforward consists of low income housing credits which will expire in fiscal year ending September 30, 2029.

The capital loss carryforwards expire in the fiscal years ending September 30, 2013 through September 30, 2015.

As of September 30, 2010, the Company has established a valuation allowance in order to reduce the net deferred tax assets to the amount that the Company believes it is more likely than not to realize in the future. The valuation allowance represents deferred tax assets established for unrealized capital losses and realized capital loss carryforwards that the Company may not realize due to the requirement that capital losses may only be offset against capital gains. The valuation allowance increased by $1.0 million from September 30, 2009 to September 30, 2010.

The Company believes that a valuation allowance with respect to the realization of the remainder of the gross deferred tax assets is not necessary. Based on the Company’s historical taxable income, future expectations of taxable income and its character, and the reversal of gross deferred tax liabilities, management believes it is more likely than not that the Company will realize the remainder of the gross deferred tax assets existing at September 30, 2010. However, there can be no assurance that the Company will generate taxable income in any future period or that the reversal of temporary differences attributable to gross deferred tax liabilities will occur during the future tax periods as currently expected.

Under the Internal Revenue Code of 1986, the Company was allowed, in 1996 and prior year, a special bad debt deduction for additions to its tax bad debt reserve established for the purpose of absorbing losses. The allowable deduction as a percent of income subject to tax before such deduction was 8%. However for the fiscal year ended September 30, 1996, the Company’s deduction under the percentage of income method for federal income tax purposes was zero due to the magnitude of the Company’s retained earnings. As a result of the Small Business Job Protection Act of 1996, which became law in August 1996, the percentage of taxable income method is not available after fiscal year 1996; instead, bad debts after fiscal year 1996 are deductible based upon the ratio of actual loans charged off to loans outstanding, subject to a base year amount determined at September 30, 1988.

Retained earnings at September 30, 2010 and 2009 include approximately $13.0 million for which no provision for federal income tax has been made. These amounts represent pre-October 1, 1988 allocations of earnings to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income, which will be subject to the then current corporate income tax rate. As of September 30, 2010, the Company does not expect that this portion of retained earnings will be used in a manner that will create any additional income tax liability.

Effective October 1, 2009, the Company adopted the accounting and disclosure requirements for uncertainty in tax positions as defined by FASB ASC Topic 740 (previously FIN 48) of the Codification. The Company has analyzed filing positions in all the federal and state jurisdictions where it is required to file income tax returns. The only period subject to examination for federal tax returns is 2009, and the only periods subject to examination for state tax returns are 2007 through 2009. The Company believes its income tax filing positions will be sustained on audit and does not anticipate any adjustments that will result in a material change to the Company’s financial positions. Therefore, no reserves for uncertain tax positions, nor interest and penalties have been recorded in these financial statements. In addition, there was no cumulative effect adjustment related to the adoption.

Note 12. Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possible discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Bank is required to notify the OTS before paying dividends to the Parent.

The regulations require that savings institutions meet three capital requirements: a core capital requirement, a tangible capital requirement, and a risk-based capital requirement. The core capital regulations require a savings institution to maintain core capital of not less than 4% of adjusted total assets. The tangible capital regulations require savings institutions to maintain tangible capital of not less than 1.5% of adjusted total assets. The risk-based capital regulations require savings institutions to maintain capital of not less than 8% of risk-weighted assets.

At September 30, 2010, the Bank had regulatory capital in excess of that required under each requirement and was classified as a “well capitalized” institution as determined by the OTS. The following table reflects the level of required capital and actual capital of the Bank at September 30, 2010 and 2009 (dollars in thousands):

	Actual		Amount required to be “adequately capitalized”		Amount required to be “well capitalized”
	Amount	Percentage	Amount	Percentage	Amount	Percentage
As of September 30, 2010
Tier 1 capital	$103,183	10.90%	$37,877	4.00%	$47,616	5.00%
(to adjusted tangible assets)
Tier 1 risk-based capital	103,183	14.12	29,234	4.00	43,850	6.00
(to risk weighted assets)
Tangible capital	103,183	10.90	14,204	1.50	14,204	1.50
(to adjusted tangible assets)
Risk-based capital	112,341	15.37	58,467	8.00	73,084	10.00
(to risk weighted assets)
As of September 30, 2009
Tier 1 capital	$90,774	9.30%	$39,022	4.00%	$48,777	5.00%
(to adjusted tangible assets)
Tier 1 risk-based capital	90,774	10.90	33,316	4.00	49,975	6.00
(to risk weighted assets)
Tangible capital	90,774	9.30	14,633	1.50	14,633	1.50
(to adjusted tangible assets)
Risk-based capital	98,289	11.80	66,633	8.00	83,291	10.00
(to risk weighted assets)

There were no dividends declared by the Bank to the Parent in 2010 or 2009. The Parent contributed $7.0 million in capital to the Bank in 2010. No contributions were made by the Parent to the Bank in 2009.

The following is a reconciliation of the Bank’s GAAP capital to regulatory capital at September 30, 2010 and 2009 (dollars in thousands):

	September 30, 2010
	Tier 1 capital	Tier 1 risk- based capital	Tangible capital	Risk-based capital
GAAP capital	$107,305	$107,305	$107,305	$107,305
Accumulated losses (gains) on certain available-for-sale securities	(4,745)	(4,745)	(4,745)	(4,745)
Disallowed deferred tax assets	(659)	(659)	(659)	(659)
Pension plan	1,282	1,282	1,282	1,282
General allowance for loan losses	—	—	—	9,158

Regulatory capital – computed	$103,183	$103,183	$103,183	$112,341

	September 30, 2009
	Tier 1 capital	Tier 1 risk- based capital	Tangible capital	Risk-based capital
GAAP capital	$94,558	$94,558	$94,558	$94,558
Accumulated losses (gains) on certain available-for-sale securities	(904)	(904)	(904)	(904)
Disallowed deferred tax assets	(4,257)	(4,257)	(4,257)	(4,257)
Pension plan	1,377	1,377	1,377	1,377
General allowance for loan losses	—	—	—	7,515

Regulatory capital – computed	$90,774	$90,774	$90,774	$98,289

Note 13. Employee Benefit Plans

On April 17, 2001, February 21, 2006, February 19, 2008 and September 16, 2009, the board of directors of the Bank approved, respectively, the 2001 Deferred Compensation Plan for Directors and Senior Officers of Franklin Federal Savings Bank, the 2006 Deferred Compensation Plan for Directors and Senior Officers of Franklin Federal Savings Bank, the 2008 Deferred Compensation Plan for Directors and Senior Officers of Franklin Federal Savings Bank and the 2009 Deferred Compensation Plan for Directors and Senior Officers of Franklin Federal Savings Bank (the Deferred Compensation Plans), which became effective on April 1, 2001, October 1, 2005, October 1, 2007 and October 1, 2009, respectively. The Deferred Compensation Plans provide an unfunded deferred compensation arrangement that is modeled after the compensation incentives for directors and senior officers of converted publicly traded stock thrift corporations regulated by the Office of Thrift Supervision. Each participant’s account was credited with an initial earned award that increases or decreases annually based on the financial performance of the Bank. The awards vest over four and one-half to five years and become 100% vested immediately upon a participant’s death, disability, or retirement at normal retirement age or the occurrence of specified corporate events. Accrued benefits under the Deferred Compensation Plans were $2.2 million and $1.6 million at September 30, 2010 and 2009, respectively, and are included in accrued expenses and other liabilities in the accompanying consolidated statements of financial condition. Deferred compensation expense (benefit) was $573,000 for 2010, $(483,000) for 2009, and $1.5 million for 2008 and is included in personnel expense in the accompanying consolidated statements of earnings.

The Bank has a noncontributory defined benefit pension plan (the Pension Plan) for substantially all of the Bank’s employees. Retirement benefits under this plan are generally based on the employee’s years of service and compensation during the five years of highest compensation in the ten years immediately preceding retirement.

The Pension Plan assets are held in a trust fund by the plan trustee. The trust agreement under which assets of the Pension Plan are held is a part of the Virginia Bankers Association Master Defined Benefit Pension Plan (the Plan). The Plan’s administrative trustee is appointed by the board of directors of the Virginia Bankers Association Benefits Corporation. At September 30, 2010, Reliance Trust Company was investment manager for the Plan. Contributions are made to the Pension Plan, at management’s discretion, subject to meeting minimum funding requirements, up to the maximum amount allowed under the Employee Retirement Income Security Act of 1974 (ERISA), based upon the actuarially determined amount necessary for meeting plan obligations. Contributions are intended to provide not only for benefits attributed to service to date, but also for benefits expected to be earned by employees in the future.

The Company uses a September 30 measurement date for the Pension Plan.

Obligations and Funded Status

The following table summarizes the projected benefit obligation, fair value of plan assets, and funded status as of September 30, 2010 and 2009:

	2010	2009
Change in benefit obligation:
Projected benefit obligation at beginning of year	$11,795,047	$10,408,770
Service cost	509,056	429,732
Interest cost	633,313	660,427
Actuarial loss (gain)	263,793	802,545
Benefits paid	(576,244)	(506,427)

Projected benefit obligation at end of year	$12,624,965	$11,795,047

	2010	2009
Change in plan assets:
Fair value of plan assets at beginning of year	$12,120,014	$9,796,248
Actual return on plan assets	1,168,453	830,193
Employer contributions	—	2,000,000
Benefits paid	(576,244)	(506,427)

Fair value of plan assets at end of year	$12,712,223	$12,120,014

Funded status	$87,258	$324,967

	2010	2009
Amounts recognized as prepaid expenses and other assets or (accrued expenses and other liabilities)	$87,258	$324,967

	2010	2009
Amounts recognized in accumulated other comprehensive income, net of income taxes
Net loss	$2,067,223	$2,220,616
Deferred income taxes	(785,545)	(843,834)

Total recognized in accumulated other comprehensive income	$1,281,678	$1,376,782

The plan has accumulated benefit obligations of $10.6 million and $9.6 million as of September 30, 2010 and 2009, respectively.

Components of Net Periodic Benefit Cost

Components of net periodic benefit cost for the years ended September 30, 2010, 2009, and 2008 are as follows:

	2010	2009	2008
Service cost	$509,056	$429,732	$464,237
Interest cost	633,313	660,427	640,010
Expected return on plan assets	(828,853)	(667,831)	(863,633)
Recognized net actuarial loss	77,586	45,545	—

Net periodic benefit cost	$391,102	$467,873	$240,614

The net periodic benefit cost is included in personnel expense in the consolidated statements of earnings.

The Company expects to recognize $65,000 related to net actuarial loss as a component of net periodic benefit cost during the fiscal year ending September 30, 2011.

Assumptions

Weighted average assumptions used to determine the benefit obligation as of September 30, 2010 and 2009 are as follows:

	2010	2009
Discount rate	5.25%	5.50%
Rate of compensation increase	4.00	4.00

Weighted average assumptions used to determine the net periodic benefit cost for the years ended September 30, 2010, 2009, and 2008 are as follows:

	2010	2009	2008
Discount rate	5.50%	6.50%	6.25%
Expected return on plan assets	7.00	7.00	7.00
Rate of compensation increase	4.00	4.00	5.00

Plan assets, which consist primarily of investments in fixed income and equity mutual funds, are valued using current market quotations. The projected benefit obligation and the net periodic benefit cost are calculated by an independent actuary using assumptions provided by the Company. Assumptions used to determine the benefit obligation include the discount rate and the rate of compensation increase. The Company uses a discount rate that is based on the yield of a composite corporate bond index that includes “AA” rated bonds.

The rate of compensation increase is based on historical experience and management’s expectation of future compensation.

The expected rate of return on plan assets is estimated by management based on the composition of plan assets and anticipated rates of return for current market conditions and future expectations. The Company selects the expected long-term rate of return on assets in consultation with its investment advisors and actuary. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed, especially with respect to real rates of return, net of inflation, for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience, which may not continue over the measurement period. Higher significance is placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further, solely for this purpose, the plan is assumed to continue in force and not terminate during the period in which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses, both investment and non-investment, typically paid from plan assets, to the extent such expenses are not explicitly estimated within periodic cost.

Plan Assets

The fair values of the Company’s pension plan assets at September 30, 2010, by asset category, are as follows:

	Total	Quoted Market Prices (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset category:
Mutual funds – fixed income	$2,655,775	2,655,775	—	—
Mutual funds – equity
Large cap equity funds	4,184,350	4,184,350	—	—
Mid-cap equity funds	1,674,660	1,674,660	—	—
Small-cap equity funds	637,749	637,749	—	—
International equity funds	2,161,598	2,161,598	—	—
Diversified equity funds	1,295,389	1,295,389	—	—
Cash and cash equivalents	102,702	102,702	—	—

Total	$12,712,223	12,712,223	—	—

Fixed income mutual funds include investments in mutual funds focused on fixed income securities with both short-term and long-term investments. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the funds. Equity mutual funds include investments in mutual funds focused on equity securities with a diversified portfolio and include investments in large-cap and small-cap funds, growth funds, international-focused funds, and value funds. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the funds. Cash and cash equivalents includes cash and short-term cash equivalent funds. The funds are valued at cost, which approximates fair value.

The Pension Plan’s weighted average asset allocations by asset category at September 30, 2010 and 2009 are as follows:

	2010	2009
Asset category:
Mutual funds – fixed income	21%	21%
Mutual funds – equity	78	77
Cash and cash equivalents	1	2

Total	100%	100%

The trust fund is diversified with a targeted asset allocation of 25% fixed income and 75% equities. The investment manager selects investment fund managers with demonstrated experience and expertise and funds with demonstrated historical performance for the implementation of the Pension Plan’s investment strategy. The investment manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the administrative trustee to administer the investments of the trust within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs, and other administrative costs chargeable to the trust.

Contributions for Fiscal Year 2011

Contributions may be made to the Plan, at management’s discretion subject to meeting minimum funding requirements, up to the maximum tax-deductible amount allowable for the Plan. The Company is not required to make a mandatory contribution; however, it is discussing with its actuary the advisability of making a discretionary contribution of up to $2.4 million during 2011 prior to filing its 2010 income tax returns.

Estimated Future Benefit Payments

The following schedule summarizes benefit payments, which reflect expected future service, as appropriate, that are expected to be paid at September 30, 2010:

Year ending September 30,
2011	$600,672
2012	675,643
2013	672,049
2014	696,840
2015	757,707
2016 through 2020	4,306,337

401(k) Defined Contribution Plan

The Bank has a 401(k) defined contribution plan, which covers substantially all of the employees of the Bank. Employees may contribute up to the statutory limit into the plan. The Bank matches 25% of the first 6% of the employee’s contribution. The plan also allows for a discretionary contribution to be made by the Bank. Employer matching contributions included in expense were $48,000 and $53,000 in 2010 and 2009, respectively.

Note 14. Lease Commitments

The Company leases certain real property under long-term operating lease agreements. The following schedule summarizes future minimum lease payments under these operating leases at September 30, 2010:

Year ending September 30,
2011	$117,985
2012	111,582
2013	99,061
2014	38,458
Thereafter	—

$367,086

Rental expense under operating leases was $126,000, $120,000, and $117,000 in 2010, 2009, and 2008, respectively. It is expected that in the normal course of business, most leases that expire will be renewed.

Note 15. Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet its investment and funding needs and the financing needs of its customers. These financial instruments include commitments to extend credit, commitments to sell loans, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized or disclosed in the consolidated financial statements. The contractual or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit and collateral policies in making commitments to extend credit and standby letters of credit as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since some commitments may expire without being funded, the commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The total amount of loan commitments was $130.8 million and $163.0 million at September 30, 2010 and 2009, respectively.

Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk and recourse provisions involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company has recorded a liability for the estimated fair value of these letters of credit in the amount of $9,000 and $2,000 at September 30, 2010 and 2009, respectively, which is included in accrued expenses and other liabilities. The amount of standby letters of credit was $1.1 million and $1.4 million at September 30, 2010 and 2009, respectively. The Company believes it is reasonably possible that it will have to perform on four standby letters of credit totaling $698,000 due to the default of one borrower. The letters of credit are related to a residential development in the Richmond MSA. However, the Company expects that any amounts funded on these letters of credit will add to the value of the related projects and will ultimately be recovered from sale of the development. The Company believes that the likelihood of having to perform on additional standby letters of credit is remote based on the financial condition of the guarantors and the Company’s historical experience.

At September 30, 2010, the Company had rate lock commitments to originate mortgage loans amounting to $5.5 million and mortgage loans held for sale of $2.8 million compared to $1.9 million and $140,000 at September 30, 2009, respectively. At September 30, 2010, the Company had corresponding commitments outstanding of $8.3 million to sell loans on a best-efforts basis compared to $2.0 million at September 30, 2009. These commitments to sell loans are designed to eliminate the Company’s exposure to fluctuations in interest rates in connection with rate lock commitments and loans held for sale.

Note 16. Commitments And Contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or results of operation.

Note 17. Fair Value Measurements

The fair value of a financial instrument is the current amount that would be exchanged between willing parties in an orderly market, other than in a forced liquidation. Fair value is best determined based on quoted market prices. In cases where quoted market prices are not available or quoted prices are reflective of a disorderly market, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments. The Codification (Section 825-10-50) excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Under current fair value guidance, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls in a lower level in the hierarchy. These levels are:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•

Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

•

Level 3: Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value. The determination of where an asset or liability falls in the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter and, based on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects changes in classifications between levels will be rare.

Securities available for sale: Securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using a combination of methods, including model pricing based on spreads obtained from new market issues of similar securities, dealer quotes, and trade prices. Level 1 securities include common equity securities traded on nationally recognized securities exchanges. Level 2 securities include mortgage-backed securities and collateralized mortgage obligations issued by government sponsored entities, municipal bonds, and corporate debt securities.

Securities held to maturity: Securities held-to-maturity are recorded at fair value on a non-recurring basis. A held-to-maturity security’s amortized cost is adjusted only in the event that a decline in fair value is deemed to be other-than-temporary as discussed in Note 1. At September 30, 2010, certain held-to-maturity securities were deemed to be other-than-temporarily impaired. These securities are classified as Level 3 securities and were written down to fair value at the balance sheet date determined by discounting estimated future cash flows. Management believes that classification and valuation of these securities, consisting of private-label asset-backed securities, as Level 3 assets was necessary as the market for such securities severely contracted beginning in 2008 and became and remained inactive throughout fiscal 2009 and 2010. While the market for highly-rated private-label securities with low delinquency levels and high subordination saw significant price improvement in the second half of fiscal 2010, the market for securities similar to those recognized as other-than-temporarily impaired, which had low ratings, high delinquency levels, and low subordination levels, remained inactive. As a result, management does not believe that quoted prices on similar assets were representative of fair value as there were few transactions, and transactions were often executed at distressed prices. Management estimates and discounts future cash flows based on a combination of observable and unobservable inputs, including a security’s subordination percentage, projected delinquency rates, and estimated loss severity given default. These estimates are discounted using observable current market rates for securities with similar credit quality.

Derivative instruments: The Company’s portfolio of derivative instruments consists of call options to purchase or sell common stock of publicly traded companies. These instruments are valued on a recurring basis using quoted market prices at each date that financial statements are prepared. The instruments trade on various nationally recognized options exchanges, and as a result are classified as Level 1 assets.

Loans held for sale: The fair value of loans held for sale is determined using quoted secondary-market prices. If the fair value of a loan is below its carrying value, a lower-of-cost-or-market adjustment is made to reduce the basis of the loan. If fair value exceeds carrying value, no adjustment is made. As such, the Company classifies loans held for sale as Level 2 assets and makes fair value adjustments on a nonrecurring basis.

Impaired loans: The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and, if necessary, a specific allowance for loan losses is established. Loans for which it is probable that payment of principal and interest will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management writes the loan down to net realizable value, which is equal to fair value less estimated costs to sell, if the loan balance exceeds net realizable value. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, or discounted cash flows. Those impaired loans not requiring a specific allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. For loans deemed to be “collateral dependent,” fair value is estimated using the appraised value of the related collateral. At the time the loan is identified as impaired, the Company determines if an updated appraisal is needed and orders an appraisal if necessary. Subsequent to the initial measurement of impairment, management considers the need to order updated appraisals each quarter if changes in market conditions lead management to believe that the value of the collateral may have changed materially. At September 30, 2010, of the $22.7 million of loans classified as impaired, $18.8 million were considered collateral dependent and evaluated using the fair value of collateral method and $3.9 million were evaluated using discounted estimated cash flows. Impaired loans where a specific allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or an appraised value less than one year old estimated utilizing information gathered from an active market, the Company classifies the impaired loan as a Level 2 asset. When an appraised value is not available, is greater than one year old, or if management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company classifies the impaired loan as a Level 3 asset. Additionally, if the fair value of an impaired loan is determined using an appraisal less than one year old that utilizes information gathered from an inactive market or contains material adjustments based upon unobservable market data, the Company classifies the impaired loan as a Level 3 asset. Impaired loans evaluated using discounted estimated cash flows are classified as Level 3 assets.

Real estate owned: Real estate owned (“REO”) is adjusted to net realizable value, which is equal to fair value less costs to sell, upon foreclosure. Subsequently, REO is adjusted on a non-recurring basis to the lower of carrying value or net realizable value. Fair value is based upon independent market prices, appraised values of the collateral, or management’s estimation of the value of the REO. When the fair value of REO is based on an observable market price or an appraised value less than one year old estimated utilizing information gathered from an active market, the Company classifies the REO as a Level 2 asset. When an appraised value is not available, is greater than one year old, or if management determines the fair value of the REO is further impaired below the appraised value and there is no observable market price, the Company classifies the REO as a Level 3 asset. Additionally, if the fair value of the REO is determined using an appraisal less than one year old that utilizes information gathered from an inactive market or contains material adjustments based upon unobservable market data, the Company classifies the REO as a Level 3 asset.

Assets and liabilities measured at fair value on a recurring basis as of September 30, 2010 are summarized below:

	Total	Level 1	Level 2	Level 3
Securities available for sale	$276,643,114	22,812,604	253,830,510	—

Total assets at fair value	$276,643,114	22,812,604	253,830,510	—

The Company may be required, from time to time, to measure certain assets at fair value on a non-recurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis as of September 30, 2010 are included in the table below:

	Total	Level 1	Level 2	Level 3
Securities held to maturity	$1,325,293	—	—	1,325,293
Impaired loans	9,949,960	—	1,871,112	8,078,848
Real estate owned	8,908,629	—	—	8,908,629

Total assets at fair value	$20,183,882	—	1,871,112	18,312,770

The following methods and assumptions were used to estimate fair value of other classes of financial instruments:

Cash and cash equivalents: The carrying amount is a reasonable estimate of fair value.

Interest-bearing deposits in banks: The carrying amount is a reasonable estimate of fair value.

Loans held for investment: The fair value of loans held for investment is determined by discounting the future cash flows using the rates currently offered for loans of similar remaining maturities. Estimates of future cash flows are based upon current account balances, contractual maturities, prepayment assumptions, and repricing schedules.

Federal Home Loan Bank of Atlanta stock: The carrying amount is a reasonable estimate of fair value.

Accrued interest receivable: The carrying amount is a reasonable estimate of fair value.

Savings deposits: The carrying values of passbook savings, money market savings, and money market checking accounts are reasonable estimates of fair value. The fair value of fixed-maturity certificates of deposit is determined by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

FHLB borrowings: The fair values of FHLB borrowings are determined by discounting the future cash flows using rates currently offered for borrowings with similar terms.

Accrued interest payable: The carrying amount is a reasonable estimate of fair value.

Advance payments by borrowers for property taxes and insurance: The carrying amount is a reasonable estimate of fair value.

Commitments to extend credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The majority of the Company’s commitments to extend credit carry current interest rates if converted to loans.

Standby letters of credit: The fair value of standby letters of credit is based on fees the Company would have to pay to have another entity assume its obligation under the outstanding arrangement.

The estimated fair values of the Company’s financial instruments at September 30, 2010 and 2009 are as follows:

	2010		2009
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$97,908,685	$97,908,685	$62,783,032	$62,783,032
Interest-bearing deposits in banks	—	—	5,325,634	5,325,634
Securities available for sale	276,643,114	276,643,114	315,835,039	315,835,039
Securities held to maturity	35,518,217	33,496,502	48,632,832	50,956,790
Loans, net	477,035,400	478,892,351	507,011,963	508,184,296
Loans held for sale	2,781,362	2,781,362	140,000	140,000
FHLB stock	12,542,100	12,542,100	13,510,000	13,510,000
Accrued interest receivable	4,721,578	4,721,578	5,104,532	5,104,532
Financial liabilities:
Deposits	647,126,792	636,612,293	647,362,367	633,081,553
FHLB borrowings	190,000,000	221,775,600	230,000,000	246,424,300
Accrued interest payable	925,549	925,549	1,127,352	1,127,352
Advance payments by borrowers for taxes and insurance	2,339,524	2,339,524	2,524,074	2,524,074
Off-balance-sheet financial instruments:
Commitments to extend credit	130,814,770	—	164,871,537	—
Standby letters of credit	1,062,650	8,624	1,363,185	2,391

Note 18. Parent Company Only Financial Statements

Franklin Financial Corporation MHC and subsidiaries

(Parent Company Only)

Statements of Financial Condition

September 30, 2010 and 2009

	2010	2009
Assets
Cash and cash equivalents:
Interest-bearing deposits in other banks	$38,503	$412,075
Money market investments	224,563	98,217

Total cash and cash equivalents	263,066	510,292

Securities available for sale	22,812,604	30,307,611
Investment in the Bank	107,304,636	94,558,413
Cash surrender value of bank-owned life insurance	5,305,558	6,979,777
Deferred income taxes	—	3,210
Income taxes currently receivable	239,073	549,320
Prepaid expenses and other assets	864,566	332,205

Total assets	$136,789,503	$133,240,828

Liabilities:
Short-term borrowings from the Bank	$10,000,000	$9,000,000
Deferred income taxes	5,721	—
Accrued expenses and other liabilities	14,448	602,923

Total liabilities	10,020,169	9,602,923

Net worth:
Retained earnings	124,338,879	125,420,292
Accumulated other comprehensive income	2,430,455	(1,782,387)

Total net worth	126,769,334	123,637,905

Total liabilities and net worth	$136,789,503	$133,240,828

Franklin Financial Corporation MHC and subsidiaries

(Parent Company Only)

Statements of Earnings

Years Ended September 30, 2010, 2009 and 2008

	2010	2009	2008
Interest and dividend income:
Interest on deposits in other banks	$2,033	$16,039	$33,585
Interest on money market investments	157	4,337	159,726
Interest and dividends on securities	322,270	880,836	6,571,120

Total interest and dividend income	324,460	901,212	6,764,431

Interest expense:
Interest on short-term borrowings	210,139	170,395	184,260

Total interest expense	210,139	170,395	184,260

Net interest income	114,321	730,817	6,580,171

Noninterest income (expense):
Gains (losses) on sales of securities, net	728,579	838,622	(5,412,508)
Net impairment reflected in earnings	(3,778,015)	(10,695,138)	(7,970,999)
Net increase (decrease) in value of call options on equity securities	48,744	(49,505)	2,238,478
Increase in cash surrender value of bank-owned life insurance	258,981	342,485	346,951
Other operating income	3,817	14,387	8,280

Total noninterest income (expense)	(2,737,894)	(9,549,149)	(10,789,798)

Net credit and noninterest income (expense)	(2,623,573)	(8,818,332)	(4,209,627)

Other noninterest expenses:
Other operating expenses	498,055	256,846	614,552

Total other noninterest expenses	498,055	256,846	614,552

Loss before equity in undistributed earnings or loss of the Bank and provision for income taxes	(3,121,628)	(9,075,178)	(4,824,179)
Equity in undistributed earnings (loss) of the Bank	1,810,072	1,347,589	(17,195,375)

Loss before provision for income taxes	(1,311,556)	(7,727,589)	(22,019,554)
Federal and state income tax benefit	(230,143)	(412,266)	(284,365)

Net loss	$(1,081,413)	$(7,315,323)	$(21,735,189)

Franklin Financial Corporation MHC and subsidiaries

(Parent Company Only)

Statements of Cash Flows

Years ended September 30, 2010, 2009 and 2008

	2010	2009	2008
Cash Flows From Operating Activities
Net loss	$(1,081,413)	$(7,315,323)	$(21,735,189)
Adjustments to reconcile net loss to net cash and cash equivalents provided by operating activities:
(Gain) loss on sales of securities available for sale, net	(728,579)	(838,622)	5,412,508
Net (increase) decrease in value of call options on equity securities	(48,744)	49,505	(2,238,478)
Impairment charge on securities	3,778,015	10,695,138	7,970,999
Equity in undistributed (income) loss of the Bank	(1,810,072)	(1,347,589)	17,195,375
Deferred income taxes	8,931	137,054	(256,600)
Changes in assets and liabilities:
Cash surrender value of bank-owned life insurance	(258,981)	(342,485)	(346,951)
Income taxes currently receivable	310,247	(328,985)	(249,670)
Prepaid expenses and other assets	(541,812)	(65,202)	(915,511)
Accrued expenses and other liabilities	(588,475)	163,478	(873,054)

Net cash and cash equivalents (used) provided by operating activities	(960,883)	806,969	3,963,429

Cash Flows From Investing Activities
Proceeds from sales of securities available for sale	11,413,323	15,751,051	36,999,685
Purchases of securities available for sale	(6,691,060)	(29,732,482)	(42,480,465)
Proceeds from sale of call options on equity securities	58,194	—	4,396,697
Purchases of call options on equity securities	—	—	(1,555,115)
Capital contribution to the Bank	(5,066,800)	—	(8,000,000)

Net cash and cash equivalents used by investing activities	(286,343)	(13,981,431)	(10,639,198)

Cash Flows From Financing Activities
Net borrowings on loan from the Bank	1,000,000	9,000,000	—

Net cash and cash equivalents provided by financing activities	1,000,000	9,000,000	—

Net decrease in cash and cash equivalents	(247,226)	(4,174,462)	(6,675,769)
Cash and cash equivalents at beginning of year	510,292	4,684,754	11,360,523

Cash and cash equivalents at end of year	$263,066	$510,292	$4,684,754

Note 19. Stock Conversion

On October 26, 2010, the Board of Directors of the Company unanimously adopted an Amended and Restated Plan of Conversion (an amendment to the Plan of Conversion adopted on September 16, 2008) pursuant to which the Company will convert to stock form and reorganize into a stock holding company structure by forming a new stock corporation to be named Franklin Financial Corporation that will own 100% of the common stock of the Bank. The Amended and Restated Plan of Conversion is subject to approval by: (1) the Office of Thrift Supervision of the Department of the Treasury and (2) at least a majority of the votes eligible to be cast by members of the Company. Shares of Franklin Financial Corporation’s common stock will be offered for sale to eligible members of the Company in a subscription offering. Shares of Franklin Financial Corporation may also be offered for sale in a community offering and, possibly, a syndicated community offering. Franklin Financial Corporation intends to contribute a number of shares equal to 3.0% of the common stock issued in the offering and cash equivalent to 1.0% of the value of the common stock issued to The Franklin Federal Foundation, a charitable organization established by the Bank.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion does not take place, all costs incurred will be charged to operations. At September 30, 2010 and 2009, conversion costs in the amount of $227,000 and $226,000, respectively, were incurred and deferred and included in prepaid expenses and other assets, respectively.

Note 20. Subsequent Events

There are two types of subsequent events as defined by U.S. generally accepted accounting principles. The first are recognized subsequent events, which include events or transactions that provide additional evidence about conditions that existed as of the balance sheet date, including the estimates inherent in the process of preparing financial statements. The second are unrecognized subsequent events, which include events or transactions that provide evidence about conditions that did not exist as of the balance sheet date but arose after that date. The Company is required to disclose material subsequent events that arise after the balance sheet date and before the financial statements are available to be issued to prevent the financial statements from being misleading.

At the time the consolidated financial statements were available to be issued on December 6, 2010, there were no material recognized or unrecognized subsequent events.

You should rely only on the information contained in this prospectus. Neither Franklin Financial Corporation nor Franklin Federal has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

[LOGO]

(Proposed Holding Company for Franklin Federal Savings Bank)

12,075,000 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

Prospectus

SANDLER O’NEILL + PARTNERS, L.P.

                    , 2011

Until [DATE 1], all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth our anticipated expenses of the offering:

SEC filing fee (1)	$10,198
OTS filing fee	12,000
FINRA filing fee (1)	14,803
NASDAQ stock market listing fee	125,000
EDGAR, printing, postage and mailing	235,000
Legal fees and expenses	800,000
Accounting fees and expenses	125,000
Appraiser’s fees and expenses	82,500
Marketing agent expenses (2)	—
Business plan fees and expenses	45,000
Transfer agent and registrar fees and expenses	20,000
Certificate printing	7,500
Miscellaneous	2,999

TOTAL	$1,480,000

(1)	Based on the registration of $143.0 million of common stock.
(2)	Sandler O’Neill + Partners, L.P. will receive a fee of 0.75% of the aggregate dollar amount of the common stock sold in the subscription and community offerings to persons other than the employee stock ownership plan and directors, officers and employees of Franklin Federal Savings Bank or their immediate families and shares issued to the charitable foundation. If there is a syndicated community offering, the total fees paid to Sandler O’Neill + Partners, L.P. and other FINRA member firms in the syndicated community offering will not exceed 5.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

Item 14.	Indemnification of Directors and Officers.

Articles IX and X of the Articles of Incorporation of Franklin Financial Corporation provide as follows:

ARTICLE IX

Limitation of Officers’ and Directors’ Liability

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages in any proceeding brought by or in the right of the Corporation or brought by or on behalf of stockholders of the Corporation, except to the extent otherwise required by Virginia law. If Virginia law is amended or enacted after the date of filing of these Articles to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Virginia law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

Indemnification

The Corporation shall indemnify to the full extent permitted under the laws of the Commonwealth of Virginia any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator, intestate, personal representative of spouse is or was a director or officer of the Corporation, is or was a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of a Subsidiary of the Corporation, or serves or served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this Article X shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above. In addition, the rights provided to any person by this Article X shall survive the termination of such person as any such director, officer, trustee, member, stockholder, partner, incorporator or liquidator and, insofar as such person served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. No amendment of this Article X shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

Notwithstanding anything contained in this Article X, except for proceedings to enforce rights provided in this Article X, the Corporation shall not be obligated under this Article X to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the board of directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the board.

For purposes of this Article X, the term “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which the Corporation owns, directly or indirectly, a majority of the economic or voting ownership interest; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; the term “officer,” when used with respect to the Corporation, shall refer to any officer elected or appointed pursuant to the Corporation’s Bylaws, when used with respect to a Subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the bylaws of such Subsidiary or other enterprise or chosen in such manner as is prescribed by the bylaws of such Subsidiary or other enterprise or determined by the board of directors of such Subsidiary or other enterprise, and when used with respect to a Subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term “officer” shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; service “at the request of the Corporation” shall include service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

To the extent authorized from time to time by the board of directors, the Corporation may provide to (i) any one or more employees and other agents of the Corporation, (ii) any one or more officers, employees and other agents of any Subsidiary and (iii) any one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in this Article X on directors and officers of the Corporation or any Subsidiary or other enterprise. Any such rights shall have the same force and effect as they would have if they were conferred in this Article X.

Nothing in this Article X shall limit the power of the Corporation or the board of directors to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys’ fees, to directors, officers, employees, agents and other persons otherwise than pursuant to this Article X.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits filed as a part of this Registration Statement are as follows:

(a) List of Exhibits

Exhibit	Description	Location

1.1	Engagement Letter by and between Franklin Financial Corporation MHC, Franklin Federal Savings Bank and Sandler O’Neill + Partners, L.P., as marketing agent and records agent	Filed herewith

1.2	Draft Agency Agreement	To be filed by amendment

2.0	Amended and Restated Plan of Conversion and Reorganization, as amended*	Filed herewith

3.1	Articles of Incorporation of Franklin Financial Corporation	Filed herewith

3.2	Bylaws of Franklin Financial Corporation	Filed herewith

4.0	Specimen Common Stock Certificate of Franklin Financial Corporation	Filed herewith

5.0	Form of Opinion of Kilpatrick Stockton LLP re: Legality	Filed herewith

8.1	Form of Opinion of Kilpatrick Stockton LLP re: Federal Tax Matters	Filed herewith

8.2	Form of Opinion of RSM McGladrey, Inc. re: State Tax Matters	To be filed by amendment

Exhibit	Description	Location

10.1	Form of Franklin Federal Savings Bank Employee Stock Ownership Plan and Trust Agreement	Filed herewith

10.2	Form of Employee Stock Ownership Plan Loan Agreement, Pledge Agreement and Promissory Note	Filed herewith

10.3	+Form of Employment Agreement between Franklin Federal Corporation and each of Richard T. Wheeler, Jr., Donald F. Marker, Steven R. Lohr and Barry R. Shenton	Filed herewith

10.4	+ Form of Franklin Financial Corporation Stock-Based Deferral Plan	Filed herewith

10.5	+Amended and Restated Franklin Federal Savings Bank 2001 Deferred Compensation Plan for Directors and Senior Officers	Filed herewith

10.6	+Amended and Restated Franklin Federal Savings Bank 2006 Deferred Compensation Plan for Directors and Senior Officers	Filed herewith

10.7	+Franklin Federal Savings Bank 2008 Deferred Compensation Plan for Directors and Senior Officers	Filed herewith

10.8	+Franklin Federal Savings Bank 2009 Deferred Compensation Plan for Directors and Senior Officers	Filed herewith

10.9	+Supplemental Retirement Plan Agreement between Franklin Federal Savings Bank and Richard T. Wheeler, Jr.	Filed herewith

10.10	+Form of Employment Agreement between Franklin Federal Savings Bank and each of Richard T. Wheeler, Jr., Donald F. Marker, Steven R. Lohr and Barry R. Shenton	Filed herewith

23.1	Consent of Kilpatrick Stockton LLP	Contained in Exhibits 5.0 and 8.1

23.2	Consent of RSM McGladrey, Inc.	Filed herewith

23.3	Consent of RP Financial, LC.	Filed herewith

24.0	Powers of Attorney	Included on signature page

99.1	Appraisal Report of RP Financial, LC.	Filed herewith

99.2	Draft of Marketing Materials	To be filed by amendment

99.3	Draft of Subscription Order Form and Instructions	To be filed by amendment

99.4	Form of The Franklin Federal Foundation Gift Instrument	Filed herewith

+	Management contract or compensation plan or arrangement.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

*	The registrant has omitted schedules and similar attachments to the subject exhibit pursuant to Item 601(6)(2) of Regulation S-K. The registrant will furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, Commonwealth of Virginia on December 10, 2010.

Franklin Financial Corporation

By:	/S/ RICHARD T. WHEELER, JR.
Richard T. Wheeler, Jr.
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Franklin Financial Corporation (the “Company”) hereby severally constitute and appoint Richard T. Wheeler, Jr. and Donald F. Marker with full power of substitution, our true and lawful attorney-in-fact and agent, to do any and all things in our names in the capacities indicated below which said Richard T. Wheeler, Jr. and Donald F. Marker may deem necessary or advisable to enable Franklin Financial Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1of Franklin Financial Corporation, including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Richard T. Wheeler, Jr. and Donald F. Marker shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ RICHARD T. WHEELER, JR.	Chairman, President and	December 10, 2010
Richard T. Wheeler, Jr.	Chief Executive Officer
(principal executive officer)

/S/ DONALD F. MARKER	Treasurer and Corporate Secretary	December 10, 2010
Donald F. Marker	(principal financial and accounting officer)

/S/ HUGH T. HARRISON II	Director	December 10, 2010
Hugh T. Harrison II

/S/ L. GERALD ROACH	Director	December 10, 2010
L. Gerald Roach

/S/ ELIZABETH W. ROBERTSON	Director	December 10, 2010
Elizabeth W. Robertson

/S/ GEORGE L. SCOTT	Director	December 10, 2010
George L. Scott

/S/ RICHARD W. WILTSHIRE, JR.	Director	December 10, 2010
Richard W. Wiltshire, Jr.

/S/ PERCY WOOTTON	Director	December 10, 2010
Percy Wootton